U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (Amendment No. 2)

                               SEQUIAM CORPORATION
                               -------------------
             (Exact name of registrant as specified in its charter)

California                                73723                  33-0875030
----------                                                       ----------
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
of incorporation or             Classification Code Number)  Identification No.)
organization)

300 Sunport Lane, Orlando, Florida                                   32809
----------------------------------                                   -----
(Address of registrant's principal executive offices)             (Zip Code)

                                  407-541-0773
                                  ------------
              (Registrant's Telephone Number, Including Area Code)

                Nicholas H. VandenBrekel, Chief Executive Officer
                               Sequiam Corporation
                                300 Sunport Lane
                             Orlando, Florida 32809
                             Telephone 407-541-0773
                             Facsimile 407-240-1431

                                    Copy to:
                              Raymond A. Lee, Esq.
                                LEE & GODDARD LLP
                       18500 Von Karman Avenue, Suite 400
                            Irvine, California 92612
                            Telephone (949) 253-0500
                            Facsimile (949) 253-0505
                  --------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
[ ]_________

=======================  =================  -==================  ===================  ===================
Title of each class of   Amount to be        Proposed maximum      Proposed maximum       Amount of
  securities to be       registered(1)      offering price per    aggregate offering   Registration Fee
    registered                                    share(2)              price(3)
----------------------  -----------------  --------------------  --------------------  ------------------
Common Stock, $.001
par value                       6,600,000  $               0.56  $          3,696,000  $          299.01
=======================  =================  -==================  ===================  ===================


(1)  Includes  all  the  shares  of  our common stock that we estimate are issuable upon conversion of a
$300,000  convertible  debenture  and  the exercise of a related warrant by the selling security holder.
The  number of shares of common stock registered hereunder represents a good faith estimate by us of the number  of  shares  of  common  stock issuable upon conversion of the debenture and upon exercise of the
warrant.   See  the  section  below  entitled  "Selling  Security Holder" on page 14 for a more detailed description  of  how we arrived at our estimate.  6,600,000 shares of common stock is the maximum number of  shares  that the selling security holder may sell pursuant to this prospectus.  The selling security holder  may  not  rely  upon  Rule  416  to sell more than 6,600,000 shares pursuant to this prospectus.

(2)  Estimating  solely  for purposes of calculating the registration fee in accordance with Rule 457(c)
under  the  Securities  Act  of  1933,  using  the  average of the high and low price as reported on the
Over-the-Counter  Bulletin  Board  on  April  21,  2003.

(3)  Estimating  solely  for purposes of calculating the registration fee in accordance with Rule 457(c)
under  the  Securities  Act  of  1933,  using  the  average of the high and low price as reported on the
Over-the-Counter  Bulletin  Board  on  April  21,  2003.


The offering price of $0.56 per share for the selling security holder was estimated for the sole purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE
                                ----------------

We hereby amend our registration statement, filed with the Securities and Exchange Commission on April 25, 2003, as amended by our amended registration statement on Form SB-2/A, filed with the Securities and Exchange Commission on May 7, 2003, in response to comments from the Securities and Exchange Commission dated May 23, 2003. We are including in this amendment a complete copy of our prospectus and registration statement, as amended.

                             Preliminary Prospectus
                              Sequiam Corporation,
                            a California corporation

                        6,600,000 Shares of Common Stock

This prospectus relates to the sale of a maximum of 6,600,000 shares of common stock of Sequiam Corporation by La Jolla Cove Investors, Inc. The shares of common stock to be sold by the selling security holder shall be issued and outstanding shares of our common stock, acquired by the selling security holder in an unregistered offer and sale of securities.

Our stock is currently listed on the Over-the-Counter Bulletin Board ("OTC Bulletin Board") maintained by the National Association of Securities Dealers under the symbol "SQUM." The selling security holder may from time to time sell the shares on the OTC Bulletin Board, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares may be sold directly or through brokers or dealers.

See "Risk Factors" on Pages 2 through 7 for factors to be considered before investing in the shares of our common stock.

The shares have not been registered for sale by the selling security holder under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

We will receive no part of the proceeds of the sale of any of the common stock by the selling security holder. All expenses of registration incurred in connection with this offering will be paid by us, but all selling and other expenses incurred by the selling security holder will be paid by the selling security holder.

The selling security holder and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "1933 ACT"), and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

The date of this prospectus is June 18, 2003, subject to completion.

                                   TABLE OF CONTENTS


Prospectus Summary                                                                      2
Risk Factors                                                                            6
Use Of Proceeds                                                                        14
Determination Of Offering Price                                                        14
Selling Security Holder                                                                14
Plan Of Distribution                                                                   19
Legal Proceedings                                                                      20
Directors, Executive Officers, Promoters And Control Persons                           21
Security Ownership Of Certain Beneficial Owners And Management                         26
Description Of Securities                                                              28
Experts                                                                                29
Counsel                                                                                29
Interest Of Named Experts And Counsel                                                  29
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities    29
Organization Within Last Five Years                                                    30
Description Of Business                                                                30
Management's Discussion And Analysis Of Financial Condition And Results Of Operations  40
Description Of Property                                                                47
Certain Relationships And Related Transactions                                         47
Market For Common Equity And Related Stockholder Matters                               48
Executive Compensation                                                                 50
Financial Statements                                                                   52
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure   78
Additional Information                                                                 78
Indemnification Of Directors And Officers                                              80
Other Expenses Of Issuance And Distribution                                            80
Recent Sales Of Unregistered Securities                                                80
Exhibits                                                                               86
Undertakings                                                                           89
Signatures                                                                             89

                               PROSPECTUS SUMMARY
                               ------------------

The following summary highlights material information contained in this prospectus.

Financial  Information.
-----------------------

We only recently began to receive revenue from operations, and therefore, our historical financial performance may not be indicative of our future performance. We have experienced operating losses and net losses since our inception, and our recent revenue from operations has been negligible.

We currently have 27 employees (24 full-time and 3 part-time) and need approximately $120,000 per month to continue existing operations and research and development. We have gross revenue of approximately $70,000 per month from existing business. We estimate that we will need an additional $600,000 of capital to continue operations over the next twelve months. If we do not obtain at least $600,000 of additional capital in the next twelve months, then we will need to curtail operations and reduce expenses accordingly. We would likely do this by selling our Internet hosting and web site development business currently operated by Sequiam Communications, Inc. and dissolving Sequiam Education, Inc., currently developing our new Extended Classroom software product (each of which is discussed in more detail below). This would reduce our payroll by eliminating 3 part-time employees and 5-6 full-time employees. We believe our remaining operating revenue would sustain the remaining employees and operations.

Our  Business
-------------

Our principal business address is 300 Sunport Lane, Orlando, Florida 32809. Our telephone number is 407-541-0773.

Prior to our acquisition of Sequiam, Inc., a California corporation, on April 1, 2002, we planned to develop and market computer and Internet consulting and technical assistance and support services and provide access to an international database of computer, software, Internet and related information via a web site on the Internet. We did not generate any revenue from this activity, and we abandoned these plans because we no longer believed we could be profitable in that business.

Since our acquisition of Sequiam, Inc. on April 1, 2002, we have had new management initially focused on building our software and publishing business. Through the first quarter of 2003, our business has been operated under two subsidiary companies owned by us: (1) Sequiam Software, Inc. (formerly known as Sequiam, Inc.), and (2) Sequiam Communications, Inc. (formerly known as Brekel Group, Inc.). Currently, our software business is operated by Sequiam Software, Inc. and is focused primarily upon our document management software known as "Sequiam" and our Internet Remote Print (IRP) software. Our web hosting and web development business is operated by Sequiam Communications, Inc., which we acquired in July 2002 and to date has not generated any revenues.

During the second quarter of 2003, we acquired the BioVault(TM) and related biometric technology from Smart Biometrics, Inc. in exchange for 1,500,000 shares of our common stock. The biometric technology uses an electronically read fingerprint as a key for a secure locking system. The BioVault is a secure safe that uses this technology and is intended for storing personal firearms. We have made the sale of BioVault(TM) and related technology a primary part of our business plan. We have a verbal agreement with the National Riffle Association (NRA) to sell the BioVault(TM) through the NRA's web site, and we expect to begin sales in July 2003. We expect the sale of the BioVault(TM) and related technology to comprise approximately 50% to 60% of our revenue over the next twelve months.

Beginning in the second quarter of 2003, we are dividing our business into the following two distinct operating segments: Information Management and Safety and Security. The Information Management segment is operated by Sequiam Software, Inc. and Sequiam Communications, Inc. and includes our custom software services, our suite of IRP software, our interactive web-based technologies, and our relationship with the Olympic movement and world sports communities. We are also developing the following two new software products to sell in our Information Management segment: Tourist Information Management System (TIMS) and the Extended Classroom, which are more fully described below. Our Safety and Security segment is operated by Sequiam Biometrics, Inc. and includes the BioVault(TM) and related technology.

Our  Products
-------------

     (a)  BioVault(TM)  and  Biotechnology

We have a patent pending for the BioVault(TM), a secure safe we recently acquired from Smart Biometrics, Inc. The safe uses an electronically read fingerprint as a key. The technology is intended to provide a more secure locking device with faster entry than existing fingerprint-recognition technology.

We have reached an oral agreement with the National Rifle Association (NRA) to enter into a distributor agreement for our BioVault(TM) safes. The NRA will act only as a sales agent primarily through the Internet and will not purchase any of our products directly. Our production of the BioVault(TM) is scheduled to begin in July 2003 with small volumes that we expect will steadily increase through the third and fourth quarter. The NRA estimates that we will be able to sell approximately 50,000 units over the next twelve months.

We are also working on a pilot project for the Pegasus project, a national crime database that is being produced for the National Sheriffs' Association (NSA). The intent of the Pegasus project is to provide a crime database that can be available through subscription to all sheriffs' departments in the United States, as an alternative to the FBI database currently used by most sheriff's departments. We were verbally notified of the acceptance of our proposal for the project, which will require us to provide biotechnology to access the system in four sheriff's departments chosen for the pilot project. We will be negotiating and entering into a written agreement with the NSA, which will provide the details about how we will provide our product to the pilot project and how much we can expect to earn from this contract.

     (b)  Document  Management  Software

Through Sequiam Software, Inc., we are focusing on developing, marketing, and supporting a portfolio of Internet and print enterprise-wide software products that enable users to acquire, manage, personalize, and present information. The Document management software (DMS) allows users to file, store, retrieve, print and share document files from remote locations using the Internet. DMS is currently being redesigned for integration with IRP and IRPlicator, discussed below. We also provide custom document management software services on an irregular basis under the Sequiam Software brand name.

     (c)  Internet  Remote  Print  (IRP)  Software

The Internet Remote Print (IRP) software enables users to print or copy documents from their computer or scanner to printers at remote sites using the Internet with a simple "point and click" procedure. IRP is Windows compatible and allows computer users to point and click to print a document to a printer at a remote location such as a corporate high-speed print facility, a commercial printer, at another office, a hotel, a convention center, or anywhere else with a printer. Large organizations can realize significant savings by using IRP to move print tasks away from high unit cost inkjet and LaserJet desktop printers to centralized high volume low cost print devices or even to commercial print shops.

Internet Remote Print Duplicator ("IRPlicator") is a software system used to scan documents from a variety of scanning devices and send the scanned documents to the IRP Document Manager. The IRPlicator software is also Windows compatible. The IRPlicator software takes information from a scanned document and converts it to postscript data that contains no formatting commands so that it may be sent to the output device independent of, and not in conflict with, the postscript data. There are currently 2 versions of the IRPlicator. IRPlicator Print Shop Version sends document data to the IRP Document Manager simultaneously while other documents are continuously being scanned. This high-volume approach is designed for the busy print shop. The IRP Remote Copy software is usually located at a remote location along with the remote scanning device(s). Documents scanned using this version of IRPlicator are sent immediately after scanning from the remote location to the IRP Document Manager.

     (d)  Other  Software

Sequiam Software recently finished development of Tourist Information Management System (TIMS), and we recently acquired software called Extended Classroom from
Telepartners,  Inc.   Both  programs  just  finished  the  development  stage.

Sequiam Software will sell and further develop TIMS. TIMS is comprised of two software programs. One program provides online hotel reservations and is sold ready to use or may be customized. It can be hosted on our server or on the customer's server. The other program is a tool accessed from our server over the Internet to create a web site to take hotel reservations over the Internet.

Extended Classroom is a database and software program. It currently includes a database of videotaped instruction on topics included in the standard curriculum for the State of Florida for the 4th, 5th and 6th grade levels. We intend to expand the database to other grade levels. The program allows access to the database over the Internet without the need for program downloads. Potential users include teachers, students and parents. We intend to market Extended Classroom to public school districts and private schools.

     (e)  Web  Hosting  and  Internet  Services.

In addition, we provide application service provider ("ASP") hosting of Internet-enabled solutions, Internet service provider ("ISP"), Internet access and hosting, consulting, application integration, and custom web development and software development services. We perform ASP and ISP hosting using our software and facilities to provide processing, print, mail, archival, and Internet delivery of documents for customers who outsource this activity.

     (f)  Web  Development

Through Sequiam Communications, Inc., we are focusing our efforts on printing and distributing the World Olympian Magazine with Pachyderm Press and developing and maintaining the web page for the World Olympian Association.

The World Olympians Association (WOA) is chartered by the International Olympic Committee and is made up of national Olympic associations like the United States Olympic Committee. We have an agreement to develop and manage the online resources for the WOA over the Internet, but to date, we have not generated any revenue from this agreement. We do not expect our existing agreement with the WOA to generate significant revenue, but we anticipate that our relationship with the WOA and the Olympic movement will provide a source of future business opportunities in web development, software sales and development and biometric technology.

The World Olympian Magazine is the official magazine of the WOA and is primarily for aspiring, current and former Olympic athletes and Olympic fans. We are printing and distributing this magazine as part of a joint venture with Pachyderm Press, Inc. headquartered in Birmingham, Alabama. More information about the magazine may be found at our web site: www.worldolympians.com. To date, we have not had any revenue from the magazine, and we do not anticipate generating significant revenue from the magazine. We do believe our efforts with the magazine strengthens our relationship with the WOA, which should provide future business opportunities, as discussed above.

Distribution  of  Our  Products  and  Services
----------------------------------------------

We plan to use Value Added Resellers (VARs) and traditional distributors to sell our software and biotechnology products. Danka Corporation was acting as a VAR under a verbal understanding with W.M.W Communications, Inc. (WMW), but had temporarily suspended offering our products, including those acquired from WMW until they had completed product testing. They successfully completed testing, and we are currently negotiating a written agreement with Danka to continue serving as a VAR. We are seeking other VARs for our software products.

We have one distributor working in India to sell our products in India and the Middle East pursuant to a verbal agreement, but there have been no sales to date. We earn no fees from this relationship until sales are made to final customers. As discussed above, we have a verbal understanding the National Riffle Association (NRA) to sell the BioVault(TM) through the NRA's website. We are negotiating the terms of a written agreement regarding this distribution. We have no other distribution agreements, but we intend to enter into distribution agreements whereby we grant a non-exclusive license to sell our products for a fee, and the distributor will sell sublicenses for a profit.

Shares  Being  Offered
----------------------

The shares of common stock being sold will be issued to the selling security holder upon conversion of the principal amount of an 8% Convertible Debenture in the principal amount of $300,000 (the "Debenture") and exercise of the related Warrant to Purchase Common Stock to purchase up to 2,000,000 shares of common stock at $1.50 per share (the "Warrant"). The conversion rate of the Debenture is determined based upon the market rate of our stock as reported on the OTCBB at the time the Debenture is converted. If the Market Rate is greater than $0.625, then the Debenture will be converted into less than 4,600,00, but equal to or greater than 200,000 shares of common stock. If the Market Rate is $0.625, then the Debenture will be converted into 600,000 shares of common stock. If the Market Rate is less than $0.625 but equal to or greater than $0.082, then the Debenture will be converted into more than 600,000 but less than 4,600,000 shares of common stock. If the Market Rate is less than $0.082, then the Debenture will be converted into more than 4,600,000 shares of common stock. In the event that the Debenture is converted at a time when the Market Rate is equal to or less than $0.625, then we have the option of repaying the Debenture in lieu of conversion at 150% of the amount being converted. We intend to prepay the Debenture when the Market Rate is at or below $.625 at any time we believe the total shares to be issued upon conversion of the Debenture will exceed 4,600,000 shares, or at any time when the Market Rate is at or below $0.625 if we believe conversion may have a negative impact on the value of our stock, assuming that we have the resources or available credit to make such repayment or refinance. The investor may convert a maximum of 10% of the principle into common stock during any month. Sale of stock issued upon conversion of interest payable on the Debenture, or as liquidated damages in the event of a default, is not included in this registration.

Because more shares will be issued to the selling security holder as the Market Rate declines, our company is subject to certain risks set forth in the section below entitled "The Selling Security Holder Has the Ability to Negatively Affect Our Stock Price and to Create a Greater Dilution of the Then-Existing Stockholders" on pages 5 through 6.

The shares of our common stock being offered by the selling security holder have not been registered for sale under the securities laws of any state as of the date of this prospectus.


                                  RISK FACTORS
                                  ------------

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves numerous risks. Before making an investment decision, you should carefully consider all the risks described in this Prospectus in addition to the other information contained in this Prospectus. Our business, operating results and financial condition all could be adversely affected by any of the following risks. The following factors are not to be considered a definitive list of all risks associated with an investment in our stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, operating results and financial condition.

We  Only  Recently  Began  to  Receive  Revenue
-----------------------------------------------

We only recently began to receive revenue from operations, and therefore, our historical financial performance may not be indicative of our future performance. We have experienced operating losses and net losses since our inception, and our recent revenue from operations has been negligible.

Our  Stock  Is  Traded  in  Low and Irregular Volumes Resulting In Unpredictable
--------------------------------------------------------------------------------
Prices
------

Our common stock is traded on the Over-The Counter Bulletin Board (OTCBB), and consequently, there is a very limited market for our stock, including the common stock being offered by the selling security holder. For example, our stock was traded on 24 days between May 1, 2003 and June 10, 2003. The range of daily volume was 1,700 to 200,000 shares. The range of closing prices was $0.50 to $1.16. As of June 10, 2003, only 17 brokers had posted offers for purchase and sale on the OTCBB, at volumes ranging from 500 shares to 5,000 shares. The low volume and volatile price may prevent an investor from selling his or her stock at the desired time, at the desired volume, and/ or at the price the investor needs to receive the return on his or her capital investment that the investor expects to receive based on current or future prices.

We  Expect  a  Dramatic  Increase  in  Our Stock Available for Sale on the OTCBB
--------------------------------------------------------------------------------
Beginning  in  July  2003
-------------------------

Less than half of our issued and outstanding common stock may currently be traded in reliance upon Rule 144 regarding unregistered sales of stock pursuant to Section 4(2) of the 1933 Act. The current supply of our stock on the OTCBB may have an impact on the current trading price. The common stock being offered by the selling security holder will, if sold into the marketplace, increase the number of shares of our common stock available for sale on the OTCBB by approximately 18%. We are unable to predict what impact this may have on the price of our stock, and there is no guaranty that the current market price will be able to withstand the increase in volume that may be created by the selling security holder. In addition, 12,183,261 shares of our common stock were issued to approximately 78 holders in a private placement upon acquisition of Sequiam Communications, Inc. in July 2002, and an additional 630,998 shares were issued to approximately 16 holders in December 2002. As a result of the restrictions imposed by Rule 144, none of these shares are currently being offered for sale on the OTCBB. We anticipate that up to 6,595,300 shares will begin to be traded in reliance upon Rule 144 beginning in July 2003. We believe up to an additional 630,998 shares will begin to be traded in reliance upon Rule 144 beginning in December 2003. Although the sale of any of the foregoing shares may be limited by the volume restrictions set forth in Rule 144(k), we do not believe any one stockholder currently holding these shares will be limited by the volume limitations of Rule 144(k). The expected increase in the number of shares available for sale on the OTCBB may have a negative impact upon the trading price. At current daily trading volumes ranging from 0 to 200,000, the risk of a negative impact on our stock price is great.

The Selling Security Holder Has the Ability to Negatively Affect Our Stock Price and to Create a Greater Dilution of the Then-Existing Stockholders.

As illustrated by the chart on page 17 of this prospectus, the closing price of our stock on the day the selling security holder elects to convert the Debenture will affect the number of shares issued to the selling security holder. As of June 10, 2003, the closing price of our stock was $0.95 per share. If the selling security holder had converted ten percent of the Debenture on June 10, 2003, the selling security holder would have received 234,111 shares of common stock, which the selling security holder could sell at high volumes (200,000 or more) to drive the closing trading price downward. As the closing trading price is driven downward, the selling security holder could convert portions of the Debenture at successively lower market rates, thereby causing a successively greater dilution of the then-existing stockholders, including the purchasers of stock from the selling security holder, and causing a downward spiraling affect on the price of our stock (a so-called "death spiral"). If the selling security holder converts the Debenture when the closing trading price is below its current price but above $0.625, then the selling security holder will cause a substantially higher dilution of the then-existing stockholders upon successive conversions of the Debenture, with the potential of causing a downward spiraling affect on our stock. For example, if the selling security holder were able to cause the Market Rate to decline by approximately 25% to $0.71 per share upon the sale of the 234,111 shares, then convert an additional ten percent of the Debenture, it would receive approximately 381,000 shares upon conversion of the second ten percent of the Debenture, an increase of approximately 63%.

If the selling security holder converts at a closing price between $0.18 and $0.625, then the selling security holder receive a smaller number of shares upon conversion of the Debenture than it would at Market Rates between $0.625 and $1.00, but the selling security holder will also not be required to make the additional investment in our company through exercise of the Warrant (see page 18 below for a detailed description of the requirements on the selling security holder to exercise the Warrant). For example, if instead of causing the Market Rate to fall by only 25%, the selling security holder were able to cause the Market Rate to decline by approximately 47% to $0.50 per share on the sale of the first 234,111 shares, then convert an additional ten percent of the Debenture, it would receive approximately 75,000 shares, which is approximately 80% less than the shares that would be issued at a Market Rate of $0.71 per
     ----------
share. However, if the selling security holder is able to cause the closing trading price to fall as much as 91% to below $0.082, then the selling security holder would receive a greater number of shares than at Market Rates above
$0.625, thereby causing a much greater downward spiral on our stock price (provided, however, at a market rate of $0.625 or less, we would have the option in lieu of conversion to repay the outstanding balance of the Debenture at 150%, assuming that we had the resources or available credit to make such repayment or refinance). For example, if the selling security holder were able to cause the Market Rate to decline by approximately 91% to $0.081, then convert an additional ten percent of the Debenture, it would receive approximately 463,000 shares upon conversion of the second ten percent of the Debenture, an increase of approximately 47% from the number of shares issued upon conversion of the first ten percent of the Debenture at a Market Rate of $0.95. The selling security holder may not convert more than ten percent ($30,000) of the Debenture each month, which reduces the risk of a drastic and sudden, downward spiral of our stock price as a result of sales made by the selling security holder.

We  Have  Recently  Issued  Warrants  That  May  Further  Dilute  Stockholders
------------------------------------------------------------------------------

We recently issued warrants to purchase up to an aggregate of 2,075,000 shares of common stock at an average price of approximately $0.85 per share (with a range of $0.01 to $1.50 per share). If exercised, this will cause significant dilution of the then-existing stockholders, even though it will generate up to $1,756,250 cash investment in our company. We believe the holder of one warrant for 625,000 shares will exercise within thirty days and may attempt to sell the underlying shares pursuant to Rule 144 as early as June 2004. We believe that the holder of two other warrants may attempt to sell 600,000 of the underlying shares pursuant to Rule 144 as early as January 2004 and another 500,000 underlying shares as early as April 2004. The holding period under Rule 144 will not begin to run on the remaining 350,000 shares until the warrant is exercised. Our stock prices could fall if these shares are sold in the marketplace, assuming our current volume levels are maintained, decreased or only slightly increased.

Factors  Beyond  Our  Control  May  Cause  the Price of Our Stock to Become More
--------------------------------------------------------------------------------
Volatile
--------

The market price of our common stock has been, and may continue to be, extremely volatile and may become more volatile as a result of factors beyond our control, including the following:
     - the dilution of our stock by the selling security holder converting the Debenture or exercising the Warrant.
     - the sale of large volumes of our stock by the selling security holder or others which may negatively impact the price of our stock.
     - our failure to meet our financial expectations such as an increase in our sale revenue each quarter and reaching profitability.
     - our ability to obtain a patent of our BioVault(TM) and related technology, currently the subject of a patent application.
     - political and cultural acceptance or opposition of the BioVault(TM) and related technology in the firearm market.
     - infringement of our proprietary rights in our Sequiam software products, including our copyrights to such software.
     - the introduction of new document management software and related products by industry leaders such as Xerox or mid-size companies such as Sales & Marketing Technologies and Xenedev Development Services, that compete with our core software products: Sequiam Document
          Management Software, Sequiam Internet Remote Price, and Internet Remote Print Duplicator, in our target markets: aerospace, banking, financial services, healthcare, hospitality, insurance, manufacturing, mining, education, the public sector, telecommunications, and transportation.
     - the acceptance of developing trends in office and home office settings, including the continuing increase in office employees using remote print applications and the increase in home-office employees more likely to use remote print applications

Securities class action lawsuits are often brought against companies after periods of volatility in the market price of their securities. Should any such lawsuits be filed, such matters could result in substantial costs and a diversion of resources and management's attention. At this time, we do not have the resources to defend a sustained class-action or other securities lawsuit, and therefore such claims, even if without merit, could cause our stock prices to fall dramatically and to ultimately cause our business to fail.

Our Limited Operating History Makes It Difficult To Predict Future Results
--------------------------------------------------------------------------

Our business has not had significant revenue since its inception. As a result, until our most recent annual report on Form 10-KSB for the period ending December 31, 2002, we were a development stage company. Our prospects must be considered in light of the risks, expenses, and difficulties encountered in establishing a relatively new business in a highly competitive industry characterized by rapid technological development. Our meaningful business history is limited to less than one fiscal year, and this is generally not considered sufficient to aid an investor in making predictions about our future economic performance. We can provide no assurance that our estimates regarding market size, potential market share, pricing of services, market acceptance, timing of marketing, or a variety of other factors will prove to be correct.

In addition, our business plan includes the sale of our newly-acquired biometric technology, including the sale of the BioVault(TM) to the firearms industry. We acquired the biometric technology and the BioVault(TM) from SMART Biometrics, which developed the technology and safe but had no operating history or revenue related to the technology or safe. As a result, there are no financial statements available with which to evaluate the historical performance of this technology or safe or to predict the revenue we may derive from this technology or device.

We believe our current stock price is heavily dependent upon investor confidence in our ability to successfully generate significant increases in revenues over the next year, operate profitably in a year, and ultimately make distributions to the holders of our securities, but we cannot provide any assurance that we will be able to do so.

Net  Losses  Expected  To  Continue
-----------------------------------

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future. Our success depends on increasing awareness of our software products and services, growing the number of software products we offer, and protecting our new biometric technology acquired from SMART Biometrics and successfully manufacturing and marketing the new related product, BioVault(TM), in the firearm industry. Document management software is a highly competitive industry, and there can be no assurance that we can increase our name recognition or increase the number of our useful software products with our existing resources.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a software business, specifically the risks inherent in young companies. To implement our business plan, we must increase our marketing initiatives, identify and enter into additional strategic relationships and incorporate modern technological advances in online resources and biometric technology. We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We cannot guaranty that we will be able to achieve profitable operations or, if profitability is achieved, that it will be maintained for any significant period, or at all.

We  Need  to  Raise  up  to  $5,000,000  of  Additional  Capital
----------------------------------------------------------------

To implement our business plan, we need to raise approximately $5,000,000 of additional capital over the next 12 months, with approximately $500,000 of that capital needed through the third quarter of 2003. To meet our existing operating expenses, we need to raise $600,000 over the next twelve months. If we do not raise at least $600,000, we will need to curtail operations. Through existing warrants (excluding those held by the selling security holder), we could potentially raise $850,000 if our stock price stays above $1.00 and an additional $900,000 if our stock price stays above $1.50. If our stock price stays above $0.625, then we should receive at least $150,000 per month from the selling security holder for 20 months, beginning 30 days following the effectiveness of this registration statement, upon exercise of the minimum amount of the Warrant each month. We cannot guaranty that we will have access to additional funds in the future, or that additional funds will be available on acceptable terms and conditions to satisfy our cash requirements to implement our business strategies. Our inability to obtain acceptable financing could have a material adverse effect on our results of operations and financial conditions. Our inability to obtain adequate working capital would limit our ability to achieve the level of corporate growth that we believe to be necessary to succeed in our business.

Our costs may be greater than we anticipated. We have used reasonable efforts to assess and predict costs and expenses. However, we cannot guaranty that implementing our business plan may not require more employees, capital, equipment, supplies or other expenditure items than management has predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than our estimates, which could result in sustained losses.

We currently have nominal assets, nominal revenues and limited internal sources of liquidity. We currently have no cash reserves. Our current monthly operating overhead is approximately $125,000. We believe the proceeds from the Debenture and related Warrant will provide us with sufficient working capital to support operations over the next twelve (12) months; however we may need to obtain additional working capital if our estimates prove inaccurate or unforeseen circumstances arise. Other than the Debenture and Warrant issued to the selling security holder, we have not established any source of financing or lines of credit with financial institutions or other unrelated parties, except a warrant to purchase 625,000 shares at $0.01 per share and 350,000 shares at $1.00 per share until May 12, 2008, which may or may not be exercised at the election of the holder, a warrant for 600,000 shares at $1.50 per share until February 6, 2007, which may or may not be exercised at the election of the holder, and a warrant for 500,000 shares at $1.00 per share until April 21, 2007, which may or may not be exercised at the election of the holder.

Our  Business  Plan  is  Dependent  Upon  Early  Stage  of Marketing and Product
--------------------------------------------------------------------------------
Development
-----------

Our success depends in large part upon our ability to identify and adequately penetrate the markets for our current and potential products and services. Some of our competitors have larger amounts of working capital available and have much larger budgets for marketing, advertising and promotion. We believe, without assurance, that it will be possible for us to attract such customers and produce the products necessary to compete in the marketplace; however, there is no assurance of success.

Risks  Associated  with  Technology  Company
--------------------------------------------

Our products are technology driven. If we do not adequately anticipate or respond to changes in technology, it could have a material adverse effect on our operating results and stock price.

Changes in technology can affect our business in at least two principal ways. First, we must anticipate and keep pace with the introduction of new hardware, software and networking technologies and develop courses that effectively train customers in the technologies which they will be using. Second, we must adapt to changes in the technologies by which we can deliver web development, hosting and document management solutions to our customers. As a result of technology developments, we may have to make substantial and unanticipated expenditures to develop or buy new software, or buy new equipment and develop new processes to deliver our services and software. Further, we may not adequately anticipate or respond successfully to technological changes for many reasons, including misjudging the impact of technological changes, as well as financial, technological or other constraints. If we do not adequately anticipate or respond to changes in computer platforms, customer preferences or software technology, it would likely have a material adverse impact on our operating results and stock price.

Business  Dependent  on  Our  Ability  to Obtain, Maintain and Protect Patent in
--------------------------------------------------------------------------------
Biometric  Technology, Copyrights for Software, Trademarks and Other Proprietary
--------------------------------------------------------------------------------
Rights
------

Our new business plan is dependent upon obtaining a patent for our new biometric technology related to our new product, BioVault(TM). Our application for a patent is currently pending with the U.S. Patent and Trademark Office and we have a provisional patent. We intend to begin distribution of the BioVault(TM) by the beginning of the third quarter of 2003. We expect our patent application to be approved sometime between June 2004 and June 2005.

Our business, including the sale of our biometric technology and our software technology, is highly dependent upon proprietary information, including information that may not be protected by copyright and patent laws. We must diligently protect our trade secrets and other confidential and proprietary information. Although we have confidentiality agreements and work product agreements with all of our key employees, we could suffer from a breach in those agreements, and a breach of those agreements could have a material, adverse affect on our business.

If substantial unauthorized use of our software products occurs or if we must defend against infringement claims, it could have a material adverse effect on our operating results and stock price. Our software products are proprietary, and we rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third party nondisclosure agreements and other methods to protect those proprietary rights. In addition, we operate in countries that do not provide protection of proprietary rights to the same extent as the United States. Finally, our intellectual property rights will not prevent competitors from independently developing similar software products or delivery methods. If substantial unauthorized use of our products were to occur, our business and results of operations could be materially adversely impacted because it would require the diversion of capital investments needed for operating expenses, and could prevent us from obtaining additional capital investment. We may also have to defend against claims that our current or future software products infringe on the proprietary rights of others. If such a claim succeeded, we might have to change or eliminate software products, and could be required to pay damages or royalties. In addition, litigation over intellectual property rights, whether brought by us or by someone else, could be time-consuming and expensive, even if we were ultimately to succeed. Accordingly, defending and prosecuting these claims could have a material adverse effect on our operating results and stock price. Although we are not currently aware of any such infringement or any potential claims against our company, a future threat of such infringement or lawsuit could prevent us from obtaining the capital investment we would need to successfully protect our rights or defend against such lawsuits. Until we begin to generate significantly higher revenue from sales, the negative impact of such infringement or lawsuits is greater, and we do not plan to have such revenues until at least the third quarter of 2003.

Consumers  may  not  find  a  need  for  a  biometrically  keyed  safe
----------------------------------------------------------------------

We have acquired the BioVault(TM), a secure safe that opens with the touch of a finger using a biometric fingerprint recognition technology, and we acquired the related technology. There is a risk that consumers may decide that safes with existing key or combination lock opening devices are adequate. As a result, the BioVault(TM) and the related technology may not sell in quantities sufficient to be profitable.

Our  safe  may  suffer  defects  which could affect the majority of our expected
--------------------------------------------------------------------------------
revenue
-------

If our the BioVault(TM) has defects that have yet to be discovered, we may be liable for warranty claims, refunds, product recalls or even consumer lawsuits. Such actions could reduce our profits on the products or create unsustainable losses for our Company. We are operating our biotechnology business in a separate subsidiary, Sequiam Biometrics, Inc., and any related product liability should not affect the operation of our other subsidiary corporations. However, we estimate that 50 to 70% of our revenue over the next twelve months will be derived from the sale of the BioVault(TM), and therefore any delay caused by product defects could affect up to 50 to 60% of our expected revenue. Any liability to third parties as a result of product defects could result in greater than expected net losses to Sequiam Biometrics, Inc.

We must rely on third party manufacturers, assemblers and distributors
----------------------------------------------------------------------

We do not manufacture or distribute the BioVault(TM) or any other goods. We rely on third parties to manufacturer components; do final assembly, distribution and fulfillment. As a result, we do not have full control over our product, and we may experience quality control problems, production delays or outages and unforeseen cost increases. Such actions could reduce our profits on the products or create unsustainable losses for our Company. To mitigate this risk, we use two different manufacturers for most of the major component parts. For example, with the BioVault(TM), we are using two different manufacturers for the outer box, circuit boards, spring and latching mechanisms and final assembly, but we are using only one company to manufacture the fingerprint reading device. We do not, however, have written contracts with any of our manufacturers.

We Have Strong Competition and Are At a High Risk of Increased Competition
--------------------------------------------------------------------------

We have competition, and it is expected to increase. Many of our competitors are established and have far greater financial resources, substantially greater experience and larger staffs. Additionally, these organizations have proven operating histories, which we lack. We expect to face strong competition from both such well-established companies and small independent companies like our self. Additionally, we expect that there may be significant technological advances in the area of biometric technology and remote print technology, and we may not have adequate creative management and resources to enable us to take advantage of such advances. The effects of any such technological advances on our business, therefore, cannot be presently predicted.

Our Two Principal Officers and Stockholders Control 51% of Our Stock
--------------------------------------------------------------------

Our President and Chief Executive Officer, Mr. Nicholas VandenBrekel, and our Senior Vice President and Chief Financial Officer, Mr. Mark Mroczkowski, currently own approximately 60% of the issued and outstanding shares of our common stock. Assuming the sale of the 6,600,000 shares offered herein, Mr. VandenBrekel and Mr. Mroczkowski will own approximately 51% of our issued and outstanding common stock. Therefore, Mr. VandenBrekel and Mr. Mroczkowski will have the voting power to elect all of the members of the board of directors and control substantially all corporate actions and decisions for an indefinite period of time. Such concentration of ownership might discourage a potential acquirer from making an offer to buy our company, which, in turn, could adversely affect the market price of our common stock. Accordingly, no person should invest in our stock unless he or she is willing to entrust all aspects of control to our current management and to rely upon their abilities.

At this time, we do not have any independent directors serving on our board of directors. We are currently seeking a qualified, independent director to serve as our fourth director, but until a qualified person accepts such appointment, all of our directors will be officers and stockholders.

Our  Officers  and  Directors  Have  Limited  Liability  and  We Are Required to
--------------------------------------------------------------------------------
Indemnify  Them
---------------

Our Articles of Incorporation and Bylaws limit the liabilities of our directors and officers and require us to indemnify our directors and officers to the full extent permitted by California law. In addition, we are required by our current employment agreements to indemnify our senior management, including Nicholas VandenBrekel, Mark Mroczkowski and Alan McGinn.

Insofar as indemnification for liabilities resulting from violations of the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We currently do not have insurance to cover our indemnification responsibility. If we are required to indemnify a director, officer or member of our senior management, we will likely not have the resources to meet our obligation. We are seeking director's and officer's insurance to pay for some or all of our indemnification costs we may incur. We expect the premium for such insurance to be in the range of $100,000 to $125,000 per year, which must be paid in advance and will negatively affect our working capital for the second or third quarter of 2003, depending upon when we secure such insurance.

Dependence  Upon  Nicholas  VandenBrekel,  Mark  Mroczkowski  and  Alan  McGinn
-------------------------------------------------------------------------------

Our success is substantially dependent on the continued service and performance of our Chief Executive Officer, Nicholas VandenBrekel, our Chief Financial Officer, Mark Mroczkowski, our Chief Technology Officer, Alan McGinn and the President for Sequiam Biometrics, Inc., James Stanley. The loss of their services would have a material, adverse effect on our business. If we lose the services of any of the foregoing, we will be required to hire new executive officers, which is time consuming and may not be possible due to the shortage of qualified personnel in our industry. Our future success also depends on our ability to attract, hire, and retain other highly skilled personnel. Competition for personnel in our industry is intense, and we may not be able to successfully attract, assimilate, or retain qualified personnel.

The Company has not obtained "key man" life insurance on the lives of any of the officers or directors of the Company. The death or unavailability of one or all of the officers or directors of the Company could have a material adverse impact on the operation of the Company.

Lack  of  Dividends
-------------------

We have never paid any dividends on our equity securities. For the foreseeable future, we anticipate that earnings, if any, will be used to finance our growth and that cash dividends will not be paid to holders of common stock.

Our  Employment  Agreements  with  Our  Officers  Deter  a  Change  in  Control
-------------------------------------------------------------------------------

Each of our employment agreements with Nicholas VandenBrekel and Mark Mroczkowski contains provisions for severance payments in the event a change of control occurs without the prior approval of the then existing Board of Directors, whether by proxy contest, or as the result of a tender offer made without the approval of the then existing Board of Directors, or by any other means, In the event of such a change in control, each officer would receive a lump sum payment of $5,000,000, plus $1,000,000 each year thereafter for five years, for a total of $10,000,000 per person. This has the effect of deterring any potential acquisition or change in control of our company without the prior consent of our Board of Directors. In addition, we are currently negotiating similar provisions for Mr. James Stanley, the President of Sequiam Biometrics, Inc., who was also appointed to our Board of Directors. The exact payments to be made to Mr. Stanley have not yet been determined, but will not be in excess of the amounts to be paid to Messrs. VandenBrekel and Mroczkowski.

Our  Stock  Is  Subject  to  Penny  Stock  Regulation
-----------------------------------------------------

Our Stock is a "penny stock" as defined by the Securities and Exchange Commission. As a result, broker-dealers engaged in the sale of our stock must evaluate the financial suitability of each purchaser of our stock and must comply with disclosure requirements established by the Securities and Exchange Commission. This may have the effect of reducing the number of willing and capable purchasers of our stock and may limit the number of brokers that are willing to sell an investor's stock on the OTCBB.

                                CAUTIONARY NOTICE
                      REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and its exhibits contain certain forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of various risks and uncertainties, including certain factors set forth under the section titled "Risk Factors" and elsewhere in this prospectus. When used in this document, the registration statement of which this prospectus forms a part, and the documents incorporated therein by reference, the words "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are intended to identify, in certain circumstances, forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed in forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure that such plans, intentions or expectations will be achieved. Actual results may differ materially from the forward-looking statements made in this document. We do not intend to update any forward-looking statements, and we hereby disclaim any obligation to update such forward-looking statements.

                                 USE OF PROCEEDS
                                 ---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holder.

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------

The offering price of the shares will be determined by the selling security holder at the time of sale based upon market prices then prevailing or at negotiated prices.

The offering price of the shares being offered by the selling security holder has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have generated only minimal revenues to date, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

                             SELLING SECURITY HOLDER
                             -----------------------

The following table sets forth the number of shares that may be offered for sale from time to time by the selling security holder. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holder. As of June 10, 2003, 39,800,747 shares of our common stock were issued and outstanding. Upon issuing to the selling security holder all of the shares that may be sold pursuant to this prospectus, we will have 46,400,747 shares of our common stock issued and outstanding.

The selling security holder has not held any position or office with us. The selling security holder has not and does not have any material relationship with us other than holding the convertible debenture and related warrant described in the following section.

--------------------------------------------------------------------------------
Name of Selling   Amount of Shares                               Amount of Shares of
security holder   of Common Stock       Amount of Shares of      Common Stock to be
                  Owned by Selling      Common Stock to be       Held by the Selling
                  Security Holder       Offered by the Selling   Security Holder After
                  Before the Offering2  Security Holder3         the Offering3
----------------  --------------------  -----------------------  ---------------------
La Jolla Cove
Investors, Inc.,            6,600,000               6,600,000                    -0-
a California
corporation1


                                       14

The  number and  percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the  Securities  Exchange Act of 1934,  and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule,  beneficial ownership includes any shares as to which the selling  stockholder has sole or shared voting power or investment power and also any shares,  which the selling  stockholder has the right to acquire within 60 days.  The  actual  number of  shares  of  common  stock  issuable to the selling security holder upon the conversion of the convertible  debenture and related warrant is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

Footnotes to Table
------------------
(1) In accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, Norman Lizt may be deemed a control person of the shares owned by such entities.

(2)  6,600,000 shares of common stock is the maximum number of shares that the selling security holder may sell pursuant to this prospectus.  This number is based upon a good-faith estimate of the maximum number of shares that will be issued to the selling security holder upon conversion of the 8% Convertible Debenture (the
"Debenture") and exercise of the related Warrant to Purchase Common Stock (the
"Warrant").  Our estimate is based upon the terms of the Debenture and Warrant more fully described in this section.

(3)  Assumes that all securities registered will be sold.  The selling security holder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the  number of shares of common  stock  held by it and its affiliates after such  conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.  However, the selling security holder intends to convert the Debenture and exercise the
Warrant, then resell its shares in a continuous manner to permit the ultimate conversion of the entire amount of the Debenture and exercise of the Warrant without ever owning more than 4.99% of our company at any one time.

Terms  of  Debenture  and  Warrant
----------------------------------

     (a)  Purpose

The purposes of the Debenture and Warrant are as follows: (1) to provide us with immediate capital in the form of a $300,000 loan that can be converted to equity, and (2) to compensate the investor with potential equity participation in our company at a fixed rate of $1.50 per share, while at the same time providing us additional capital for such investment. As a condition to receiving the loan, we agreed to register the resale of the stock to be issued to the investor.

As amended, the Debenture and Warrant provide for a potential $3,300,000 investment in our company by the selling security holder, with unlimited and exponentially greater equity benefit to the selling security holder as the price of our stock increases. The Debenture and Warrant also work together to provide certain protections against a death spiral in the event our stock prices fall. These protections include (1) a fixed number of shares to be issued upon exercise of the Warrant, at a fixed price of $1.50 per share, (2) a built in conversion formula in the Debenture that at a Market Rate of $0.082 or higher, limits the number of shares to be issued upon conversion of the Debenture to a maximum of 4,600,000, (3) our right to prepay the Debenture in the event the selling security holder attempts to convert the Debenture at a Market Rate at or below $0.625, well above the $0.082 breaking point, and (4) a limit on the amount of the Debenture that may be converted each month, equal to 10% of the total principal amount of the Debenture. At the same time, the conversion formula of the Debenture, together with the fixed exercise price of the Warrant, provides an economic incentive for the selling security holder to avoid causing the Market Rate to fall at or below $0.625 and to exercise the Warrant and sell the underlying common stock when the Market Rate is well above $1.50. This is further highlighted by the general effect of the conversion formula in the Debenture and the terms of the Debenture and Warrant, as amended by the 04-16-03 Letter Agreement, described below.

     (b)  General  Effect  of  Debenture  and  Warrant

The general effect of the Warrant and the Debenture conversion formula set forth in paragraph 1 of the 04-16-03 Letter Agreement is to issue up to 6,600,000 shares of common stock to the selling security holder for an equity investment in our company equal to 80% of Market Value, provided the Market Value is between $0.626 and $1.88. At a Market Rate below $0.625, the equity investment in our company remains at 80% of Market Value, but it is very unlikely the Warrant will be exercised. At Market Rates above $1.88, the equity investment declines as the selling security holder may enjoy a greater profit at higher Market Rates from the sale of shares issued upon exercise of the Warrant at a fixed price of $1.50. This is the result of a combination of the conversion formula in the Debenture, and the requirements set forth in paragraph 7 of the 04-16-03 Letter Agreement, more fully described below.

     (c)  How  the  Warrant  and the Debenture Conversion Formula Work Together.

Market  Rate  between $0.626 and $1.88.If the Debenture is converted at a Market
---------------------------------------
Rate between $0.626 and $1.88, then as the Debenture is converted, a commensurate amount of the Warrant must be exercised pursuant to paragraph 7 of the 04-16-03 Letter Agreement, resulting in an overall equity investment equal to 80% of the then Market Rate.

Market  Rate between $0.082 and $0.625.If the Debenture is converted at a Market
---------------------------------------
Rate that is equal to or less than $0.625 but equal to or greater than $0.082, then (a) we will receive an equity investment from the Debenture equal to 80% of Market Value, (b) less than 4,600,000 shares would be issued upon conversion of the Debenture, and (c) the Warrant would not be required to be exercised at that time (but we would have the option of prepaying the Debenture at 150% to avoid conversion).

Market  Rate  less  than $0.082.  If the Debenture is converted at a Market Rate
-------------------------------
that is less than $0.082, then we will receive an equity investment that is less than 80% of Market Value and issue more than 4,600,000 shares of common stock upon conversion of the Debenture (but we will have the option of prepaying the Debenture at 150% to avoid conversion).

Market  Rate greater than $1.88.  If the Debenture is converted at a Market Rate
-------------------------------
that is greater than $1.88, then we will receive an equity investment that is less than 80% of Market Value, but we will issue less than 6,600,000 shares of common stock as a result of the Debenture and Warrant (but pursuant to the 04-16-03 Letter Agreement, we have agreed to issue additional shares at $1.50 per share up to a total of 6,600,000 shares). The selling security holder will experience greater returns on its equity investment as the Market Rate of our common stock increases above $1.88 per share.

     (d)  Death  Spiral  Protection.
          -------------------------

If the Market Rate is at or below $0.625 at the time the selling security holder elects to convert the Debenture, then we have the right to prepay the Debenture at 150% of the principal amount owed at that time. As illustrated in the chart below, we will issue more than 4,600,000 shares to the selling security holder upon conversion of the debenture only if the Market Rate falls below $0.082. We intend to exercise our right to prepay the Debenture if the selling security holder attempts to convert the Debenture at a Market Rate of less than $0.082, assuming that we had the resources or available credit to make such repayment or refinance. To prevent our repurchase, the selling security holder may withdrawal its notice of conversion, thereby reserving its right to convert at a later time.

In addition, the selling security holder may not convert more than $30,000 of the Debenture in any one month. This reduces the chance that the selling security holder will convert the Debenture into large amount of our stock and sell then high volumes of our stock in a manner to adversely affect the Market Rate. For example, on June 10, 2003, the closing trading price of our common stock as reported by the OTCBB was $0.95 per share. If the selling security holder had elected to convert $30,000 of the Debenture on June 10, 2003, we would have issued 234,211 shares to the selling security holder, and the selling security holder would be required to exercise a portion of the Warrant to purchase 200,000 shares at $1.50 per share for a total of $300,000 payable to our company. The selling security holder would not be permitted to convert the Debenture again until July 10, 2003.

As illustrated below, the number of shares issued to the selling security holder upon conversion of the Debenture at a Market Rate between $0.625 and $0.18 is less than that issued between $0.625 to $1.00. As a result, it would not be an advantage to the selling security holder to cause the price of stock to fall from its current price of about $1.00 per share to at or below $0.625. This effect of the conversion formula, the 10% cap on the amount of conversion each month, and our right to prepay the Debenture reduces the chances of a death spiral.

     (e)  Number  of  Shares  to  be  Issued

The number of shares to be issued to the selling security holder upon conversion of the Debenture depends upon the trading price of our common stock. The effect of the Market Rate on the number of shares to be issued upon conversion of the Debenture is illustrated by the following chart:

                                [GRAPHIC OMITTED]

As shown above, (1) if the Market Rate is greater than $0.625, then the Debenture will be converted into less than 4,600,000, but equal to or greater than 200,000 shares of common stock, using the formula in paragraph 1 of the 4-16-03 Letter Agreement; (2) if the Market Rate is $0.625, then the Debenture will be converted into 600,000 shares of common stock using the formula in paragraph 4 of the 4-16-03 Letter Agreement; (3) if the Market Rate is less than $0.625 but equal to or greater than $0.082, then the Debenture will be converted into more than 600,000 shares of common stock but less than 4,600,000, using the formula in paragraph 4 of the 4-16-03 Letter Agreement; and (4) if the Market Rate is less than $0.082, then the Debenture will be converted into more than 4,600,000 shares of common stock, using the formula in paragraph 4 of the 4-16-03 Letter Agreement.

Pursuant to paragraph 4 of the 4-16-03 Letter Agreement, if the Market Rate is $0.625 or less, then we have the right to prepay the Debenture to avoid conversion. As a result, the number of shares to be issued upon conversion of the Debenture cannot exceed 4,600,000 shares of common stock without first giving us the opportunity to prepay the balance of the Debenture, as described below. In addition, the selling security holder has a right to purchase
2,000,000 shares of common stock at a purchase price of $1.50 per share, pursuant to the Warrant. As described above, we intend to prepay the Debenture in the event that the selling security holder attempts to convert the Debenture into more than 4,600,000 shares, and therefore we have registered the resale of a maximum of 6,600,000 shares of common stock by the selling security holder, to be sold pursuant to this prospectus. Any additional shares of common stock issued upon conversion of the Debenture may only be resold pursuant to a new registration statement or an available exemption from such registration. In such event, we will be required to register the resale of those additional shares by filing a new registration statement, pursuant to the Registration Rights Agreement with the selling security holder.

If the selling security holder receives less than 6,600,000 shares of common stock after conversion of the entire amount of the Debenture and exercise of the entire amount of the Warrant, then we have agreed, pursuant to the 4-16-03 Letter Agreement, to issue to the selling security holder the difference between 6,600,000 shares and the number of shares received upon conversion of the debenture and exercise of the warrant, at a purchase price of $1.50 per share (regardless of market rate), but these additional shares may not be resold pursuant to this prospectus. This right will expire three years after the conversion of the Debenture.

In some circumstances, we may repay some or all the Debenture, in which event less than 6,600,000 shares will be issued to the selling security holder. If the Market Rate is equal to or below $0.625 on the day La Jolla Cove Investors, Inc. elects to convert a portion of the Debenture, then we have the right to prepay that portion of the Debenture in which La Jolla Cove Investors had elected to convert, at a rate of 150% of such amount, provided La Jolla Cove Investors, Inc. may, in lieu of accepting such prepayment, elect to withdraw its notice of conversion. If we permit the conversion at a Market Rate that is equal to or less than $0.625 by electing not to prepay, the conversion formula applied is set forth in paragraph 4 of the 4-16-03 Letter Agreement (which formula results in an equal or fewer number of shares being issued at a Market Rate of $0.082 or higher, and a greater number of shares at a Market Rate of less than $0.082). Assuming a Market Rate of $0.626, we will issue a total of 4,589,457 shares upon conversion of the entire principal balance of the 8% Convertible Debenture, plus 2,000,000 shares upon exercise of the Warrant to Purchase Common Stock.

     (f)  Minimum  Conversion  of  Debenture  and  Exercise  of  Warrant

Beginning the first full month after this prospectus is declared effective by the Securities and Exchange Commission, the selling security holder has agreed to convert at least 5% but no more than 10% of the 8% Convertible Debenture and provided that the market price of our Common Stock is above $.625, to exercise a portion of the Warrant to Purchase Common Stock equal to the product of the dollar amount of the Debenture being converted multiplied by ten, divided by 1.5

(which will result in the exercise of at least 5% of the related Warrant to Purchase Common Stock, per month). However, the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. This would not prevent the selling security holder from acquiring 4.99% of our common stock upon conversion of a portion of the debenture, immediately selling these shares into the market, then acquiring another 4.99% upon conversion of an additional portion of the Debenture.

The conversion price of the 8% Convertible Debenture and the exercise price of the Warrant to Purchase Common Stock may be adjusted in certain circumstances, such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling security holder's position prior to conversion.

     (g)  Current  Status  of  the  Debenture  and  the  Warrant

Upon closing on March 7, 2003, we received $150,000 of the total $300,000 principal amount of the Debenture. We are obligated to repay, and the selling security holder may only convert, that portion of principal amount of the Debenture that has actually been funded. When this prospectus is declared effective by the Securities and Exchange Commission, we will receive the balance of $150,000.

As of the date of filing this report, the selling security holder had not converted any portion of the Debenture or exercised any portion of the Warrant, and no shares of our common stock have been issued to the selling security holder.

                              PLAN OF DISTRIBUTION
                              --------------------

We have filed a registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holder. There can be no assurance that the selling security holder will sell any or all of the shares registered herein.

The selling security holder may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holder may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o     privately  negotiated  transactions.

The shares of common stock being offered by the selling security holder have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration or qualification. The following states have adopted an exemption from state registration for any isolated non-issuer transaction, whether or not effected through a broker-dealer: Alabama, Alaska, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Missouri, Montana,

Nebraska, California, New Jersey, New Mexico, North Carolina, Oklahoma, Oregon, Rhode Island, South Carolina, Utah, Vermont, Washington, West Virginia, Wisconsin, and Wyoming. Therefore, the selling security holder may offer its shares of common stock promptly in those states in reliance upon a state law exemption from state registration or qualification. The State of California provides an exemption from non-issuer transaction qualification requirements for any offer or sale of a security by the owner for his or her account if the sale is not accompanied by the publication of any advertisement and is not effected by or through a broker-dealer in a public offering.

Brokers and dealers engaged by the selling security holder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holder, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions. In the event that a broker-dealer is added as a formal participant to the marketing effort of the selling security holder, we will file a post-effective amendment to disclose such event.

The selling security holder and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holder and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holder is subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holder.

We have informed the selling security holder that, during such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, it is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

.. Selling security holder and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS
                                -----------------

We are involved in various claims and legal actions incidental to the normal conduct of our business. On or about October 3, 2002, General Electric Capital

Corporation ("GE") filed a lawsuit against Sequiam Communications, Inc. (formerly, Brekel Group, Inc.), in the Circuit Court of the 9th Judicial Circuit in and for Orange County, located in Orlando, Florida. GE claims that we owe a deficiency balance in the amount of $93,833 for three digital copiers rented under a lease agreement. We have asserted defenses to GE's claims and dispute the amount claimed as damages. We returned possession of the copiers to GE, and GE has sold them. GE claims to have received approximately $14,400 on the sale of the digital copiers, which amount should offset any liability we owe. We dispute the reasonableness of the sale of the copiers by GE because we believe they were worth at least $32,600. At this stage of the litigation, we believe the parties will proceed to trial, but we have not ruled out a settlement. The parties are currently conducting discovery. No trial date has been set, and no hearings are currently scheduled. No dispositive motions have been filed or determined by the Court. We believe based upon a reasonable assessment of the case that our potential liability is about $45,000 or less, based upon the aggregate purchase price of the copiers of $77,700, and the estimated range of value of the copiers when returned at $32,600 to $46,600. We do not believe that the ultimate resolution of these actions will have a material adverse effect on our company.

Sequiam Communications, Inc. (formally known as Brekel Group, Inc.) entered into a note payable with Xerox Corporation in November 2000 to finance equipment. Sequiam Communications, Inc. also entered into a Document Services Agreement (the "Xerox Agreement") with Xerox Corporation on November 1, 1999, commencing April 1, 2000. During the 63-month term of the Xerox Agreement ending June 30, 2005, Xerox agreed to provide equipment and services in accordance with specified performance standards. Those standards include, among other things, a performance satisfaction guaranty by Xerox. Under the terms of that guaranty, we may terminate the Xerox Agreement without incurring any early termination charges. We did on April 1, 2002, give proper notice of such termination. On September 3, 2002, Xerox did, contrary to the contract, assert its claim for early termination charges and for monthly minimum service charges on billings made after the termination date, totaling $1,836,069.25. We dispute these claims and believe them to be without merit. No lawsuits have been filed regarding these claims.

A competing web-development company has posted an alternative web site for the World Olympian Association (WOA), claiming such right was granted to it by the WOA. We are seeking to resolve this conflict with the WOA without resort to litigation. This dispute will not affect our publication of the print magazine "World Olympian," but it has the potential to result in the loss of revenue from the WOA web site. We do not believe the loss of such revenue will have a material, adverse effect on our overall business.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
          ------------------------------------------------------------

The following table sets forth the name, age and position of each person who currently serves as a director and/or officer of our Company as of the date of this prospectus. Our directors serve for an indefinite term that expires at the next regular annual meeting of our shareholders, and until such directors' successors are elected and qualified.

Name                         Age Position
----                         --- --------
Nicholas H. VandenBrekel(1)  38  Chairman, President and CEO; Director
Mark L. Mroczkowski(2)       49  Senior Vice President, Secretary and CFO; Director
James Christopher Stanley    60  Director, President of Sequiam Biometrics, Inc.
L. Alan McGinn               42  Vice President and CTO of Sequiam Software, Inc.
James w. Rooney              60  President of Sequiam Software, Inc.
                                 Vice President of Sales and Marketing for Sequiam
Charles D. Vollmer           56  Corporation
James D. Ring                45  Chief Executive Officer of Sequiam Education, Inc.
                                 Vice President of Marketing and Planning of
Charles W. Dunn              56  Sequiam Education, Inc.


                                       21

Footnotes:
---------

(1) Nicholas H. VandenBrekel also serves as a Director and Chairman of the Board of each of the following subsidiaries: Sequiam Software, Inc.; Sequiam Biometrics, Inc.; Sequiam Communications, Inc.; and Sequiam Education, Inc.
(2) Mark Mroczkowski also serves as a Director, Chief Financial Officer & Secretary of each of the following subsidiaries: Sequiam Software, Inc.; Sequiam Biometrics, Inc.; Sequiam Communications, Inc.; and Sequiam Education, Inc.

Nicholas VandenBrekel is the founder of Sequiam Corporation and serves as its President, CEO and Chairman. Mr. VandenBrekel has an extensive background in both military service as well as entrepreneurial venues. He is a native of the Netherlands and a citizen of the United States. During the last five years, Mr. VandenBrekel has been the President and CEO of Sequiam Software, Inc. (formerly known as Sequiam, Inc.) and the President and CEO of Sequiam Communications, Inc. (formerly known as Brekel Group, Inc.). In the course of his assignments, he has been responsible for all aspects of business development, teaching and operations, including strategic planning, product and service development, marketing, and sales and staff development. He speaks several languages and has been a public speaker for many years. Mr. VandenBrekel has a degree in communications from the OPS Academy Royal Netherlands Navy and is a licensed Helicopter Aviator. He also holds degrees and diplomas in electronics and the martial arts. Nick received the 2001 businessman of the year award from the National Republican Congressional Committee's Business Advisory Council.

Mark Mroczkowski has served as Senior Vice President and CFO for Sequiam Corporation and Sequiam Software, Inc. since their inception and as CFO for Brekel Group, Inc. since June 2000. He brings to the company an extensive background as CFO and senior manager of other organizations. Prior to Sequiam and Brekel, Mr. Mroczkowski was the Chief Financial Officer of GeoStar
Corporation from 1994 until 2000. From 1975 until 1994, Mr. Mroczkowski practiced public accounting with several large accounting firms and ultimately formed his own successful firm. During those years he also founded or co-founded and managed several other profitable ventures both domestically and internationally. Mr. Mroczkowski holds a B.S. degree in Accounting from Florida State University, he is a Certified Public Accountant licensed in Florida and a licensed commercial pilot. He has managed private placements, debt financing and IPO preparations for a number of firms. He has also managed audit, tax and consulting engagements for a variety of organizations.

Mr. James C. Stanley has held many important management positions as well as owned and operated his own businesses. Among his accomplishments is the formation of an investment advisory firm that was sold to Bache & Company. He also owned an advertising agency in New York, whose clients included Citicorp, Penske Racing, Hilton International, Holland American Lines and Banco Popular. Mr. Stanley built, owned and operated Hilton Ski Resort in Breckenridge, Colorado. Currently, Mr. Stanley is the founder of Concord Communications, Inc. that is a joint venture with AT & T. Mr. Stanley serves on numerous not for profit boards, including Vice Chairman of the International Center for Religion and Diplomacy, Washington, DC. Mr. Stanley is a well-versed and sought after consultant on business development, mergers and acquisitions. Since 1996, Mr. Stanley has served as a Director and a principal in the Quasar Group, Inc., and concurrently since 2000 he has served as Chairman if Smart Biometrics, Inc., prior to its acquisition by Sequiam. Both Quasar Group, Inc. and Smart Biometrics are private companies. Mr. Stanley has a BA and an MBA from the University of Virginia.

L. Alan McGinn accepted the offices of Vice President and Chief Technology Officer for Sequiam Software, Inc. as of March 1, 2003, although his employment agreement with us provided an effective date of December 1, 2002. He had been President of W.M.W. Communications, Inc., d/b/a Access Orlando since 1995. During that time, he also served as a consultant to SMART Biometrics. From 1984 to 1995, Mr. McGinn was a Senior Design Engineer at Lockheed Martin. While he was at Lockheed Martin, Mr. McGinn designed the night vision system for the Apache Helicopter. His other significant designs included: Microcontroller based servo control system; Laser tracker controller with a 1553 bus interface; Microcontroller based control panel for helicopter navigation; CCD camera with real time image processing; and Fiber Optic communications link and tracker interface. Mr. McGinn has a B.S. Degree in Electrical Engineering from the University of Tennessee and an M.S. Degree in Electrical Engineering from the University of Central Florida.

Mr. James Rooney, in addition to his role as President of Sequiam Software Inc., will lead the development of federal systems business for Sequiam Corporation. Since 1985, he has been the President of Intercon Corporation, a governmental contracting specialist. He had been a Naval Aviator and government systems specialist for twenty years prior. Mr. Rooney holds a Bachelor's Degree from the University of Denver, a Masters Degree in Operations Research and a Masters Degree in Systems Acquisition Management from the Naval Post Graduate School. He is also a graduate of the Navy Test Pilot School. He will introduce Sequiam products into the Department of Defense and other government agencies and contractors. Jim has been a principal consultant to major aerospace companies pursuing weapon systems contracts. In that capacity, he developed position papers to support congressional funding, prepared presentations for industry executives and managed programs. He has an intimate understanding of how programs are built, funded and awarded. Mr. Rooney will leverage that experience on behalf of Sequiam Corporation.

Mr. Charles D. Vollmer has been the President of VII Inc. since 1996, a company that specializes in strategic planning and business development in response to emerging government and business initiatives. VII's clients include major government agencies and corporations. From 1991 to 1996, Mr. Vollmer was a Partner at Booz-Allen & Hamilton, Inc. From 1995, Mr. Vollmer led all corporate activities for the U.S. Air Force and was involved in development of the USAF's Global Engagement Vision. From 1992 through 1995, he organized and managed one of the four largest U.S. consortiums involved with industry privatization in the former Soviet Union. From 1985 to 1991, Mr. Vollmer founded and was the VP/General Manager for General Dynamics Corporation's new business and high-technology organization, called the Defense Initiatives Organization. In this capacity, he founded a dozen new organizations ranging from a Nuclear Biological Chemical Reconnaissance System that was used extensively in Operation Desert Storm, to a Strategic Defense Division, to a Diamond Film Development Company involved in growing synthetic diamond substrate material for electronic systems. From 1979 to 1985, McDonnell Douglas Corporation employed Mr. Vollmer as senior engineer who was part of the initial design teams of F-15E Strike Eagle and Stealth fighter aircraft. Later, as a marketing director, he was largely responsible for the $30 billion sale of the F-15E to the USAF. Mr. Vollmer served 10 years with the United States Air Force and 13 years with the Air National Guard. He accumulated over 3,000 hours in various fighter aircraft, flew 175 combat missions in Southeast Asia, and received six Distinguished Flying Crosses and eleven Air Medals.

Mr. James D. Ring has been involved with private and public financing for more than nineteen years, working with over forty private companies and public entities, ranging from venture capital to equity & fixed income capital markets. Mr. Ring began his career in financing in 1984 with Merrill Lynch prior to joining Smith Barney. In 1992, he joined Kidder Peabody to manage and develop their new offices in Palm Beach County and South Florida. In 1998, he became Senior Vice-President and Branch Manager of Morgan Keegan & Company to open and manage their Palm Beach branch, charged with building and developing this new market. Over the years, Mr. Ring has managed over $260 million of clients' assets. In 2000, he founded Telepartners, Inc. and Synergy Broadcasting serving as their President and CEO until June 2003 when we acquired the assets of Telepartners, Inc. He is the creator of the Extended Classroom educational program. Mr. Ring is a graduate of the State of New York Maritime College at Ft. Schuyler.

Mr. Charles W. Dunn (Charlie) has over thirty years of successful experience in national and international marketing, research, event development, public relations, advertising and management. A native of Virginia, he received his formal education at Virginia Commonwealth University majoring in Advertising and Marketing. During his career, he has worked for several "Fortune 500" companies involved in real estate, consumer and industrial products, and an advertising agency specializing in industrial, financial and real estate accounts. He has managed and directed a major Florida not-for-profit trade association, serving as Executive Vice President for eight years. In 1997 he became COO and Vice President of Marketing of the South Florida Fair. Joining Telepartners and Synergy Broadcasting in early 2003, Charlie was charged with developing and implementing marketing strategies for the companies Intellectual Properties and the organization and operations of the company's not-for-profit entity The Extended Classroom. In June 2003, the companies were acquired by asset purchase by the Sequiam Corporation where he became Vice President of Marketing of their Educational Division.

We have employment agreements with Nicholas H. VandenBrekel, our Chief Executive Officer, and Mark L. Mroczkowski, our Chief Financial Officer, for terms ending September 30, 2004 (with automatic, successive, one-year renewal periods), but each such agreement may be terminated without cause by the executive upon 30-days advance written notice.

We have an employment agreement with L. Alan McGinn, the Chief technology Officer of Sequiam Software, Inc., for a term ending November 30, 2004 (with automatic, successive, one-year renewal periods).

We have an employment agreement with Charles D. Vollmer, effective as of April 28, 2003, to serve as the Vice President of Sales and Marketing for Sequiam Corporation, for a term ending May 31, 2005 (with automatic, successive, one-year renewal periods).

We have an employment agreement with James D. Ring, effective as of June 1, 2003, to serve as the Chief Executive Officer of Sequiam Education, Inc., for a term ending May 31, 2005 (with automatic, successive, one-year renewal periods).

We have an employment agreement with Charles W. Dunn, effective as of June 1, 2003, to serve as the Vice President of Marketing and Planning of Sequiam Education, Inc., for a term ending May 31, 2005 (with automatic, successive, one-year renewal periods).

We are currently negotiating the terms of a written employment agreement with James Stanley to serve as the President of Sequiam Biometrics, Inc. for a two year term.

All of the foregoing employment agreements may be terminated without cause by the employee upon 30-days advance written notice. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement.

There are no agreements or understandings for our officers or directors to resign at the request of another person, and our officers and directors are not acting on behalf of or at the discretion of any other person. There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

We currently have no independent directors because all directors beneficially own stock in our company. As a result, our board of directors is unable to rely upon an independent director to resolve any conflicts of interests between the interest a director may have personally as a stockholder and the fiduciary obligations the director may have to our company. For example, when taking actions that may directly affect our stockholders, such as decisions to make distributions, to approve mergers or to approve other reorganizations, our directors will not have the benefit of input form an independent director. Furthermore, to justify the validity of any such action taken by our directors, our company must rely upon Section 310(a)(1) or Section 310(a)(3), and not
Section 310(a)(2) of the California Corporation Code, which provides as follows:

          a) No contract or other transaction between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest, is either void or voidable because such director or directors or such other corporation, firm or association are parties or because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if (1) The material facts as to the transaction and as to such director's interest are fully disclosed or known to the shareholders and such contract or transaction is approved by the shareholders (Section 153) in good faith, with the shares owned by the interested director or directors not being entitled to vote thereon, or (2) The material facts as to the transaction and as to such director's interest are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified, or (3) As to contracts or transactions not approved as provided in paragraph (1) or (2) of this subdivision, the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified. A mere common directorship does not constitute a material financial interest within the meaning of this subdivision. A director is not interested within the meaning of this subdivision in a resolution fixing the compensation of another director as a director, officer or employee of the corporation, notwithstanding the fact that the first director is also receiving compensation from the corporation.

We are currently seeking to elect or appoint an independent director, but we cannot guaranty that we will be able to do so. We believe it is unlikely we will find a willing person to serve as an independent director until we obtain liability insurance for our officers and directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

The table below sets forth, as of June 10, 2003, certain information with respect to the beneficial ownership of the common stock of our Company by each person who we know to be beneficial owner of more than 5% of any class or series of our capital stock, each of the directors and executive officers individually, and all directors and executive officers as a group.

                                                           Percentage of
                                   Shares Beneficially         Shares
Name                                      Owned          Beneficially Owed
---------------------------------  --------------------  ------------------
Nicholas VandenBrekel                     19,496,053(1)              47.58%
Mark Mroczkowski                             128,053(2)              14.96%
James W. Rooney                                526,666                1.32%
L. Alan McGinn                               318,471(3)               0.80%
James Christopher Stanley                  1,750,000(4)               4.40%
Charles D. Vollmer                             250,000                0.63%
James D. Ring                                208,500(5)               0.53%
Charles W. Dunn                              175,000(6)               0.44%
Officers and Directors as a group           27,516,690               67.16%
Optimix Technology Fund, N.V.                2,666,666                6.52%


Footnotes to Table:
------------------
(1) Nicholas VandenBrekel has the right to purchase on or before January 5, 2004, jointly with Mark Mroczkowski, the 8% Convertible Debenture in the principal amount of $300,000, held by the selling security holder (the "Debenture"). The terms of the Debenture are summarized above on page 8 under "Selling Security Holder" in the subsection entitled "Term of Convertible Debenture and Warrant." The amount of stock shown in this table for Nicholas VandenBrekel includes 1,171,053 shares of common stock that Nicholas VandenBrekel could obtain on June 10, 2003, through the purchase and conversion of the Debenture into common stock. As of June 10, 2003, only $150,000 of the principal amount of the Debenture had been funded, and therefore the maximum amount of the Debenture that may be converted into common stock is $150,000. On June 10, 2003, the Market Rate was $0.95, and therefore $150,000 of the debenture would be converted into 1,171,053 shares of common stock. If Nicholas VandenBrekel does not exercise such right, he will continue to hold only 18,325,000 shares of common stock, which represents 46.04% of the class, not including the 6,600,000 shares of common stock that may be issued to the selling security holder.

(2) Mark Mroczkowski has the right to purchase on or before January 5, 2004, jointly with Nicholas VandenBrekel, the 8% Convertible Debenture in the principal amount of $300,000, held by the selling security holder (the "Debenture. The terms of the Debenture are summarized above on page 8 under "Selling Security Holder" in the subsection entitled "Term of Convertible Debenture and Warrant." The amount of stock shown in this table for Mark Mroczkowski includes 1,171,053 shares of common stock that Mark Mroczkowski could obtain on June 10, 3003, through the purchase and conversion of the Debenture into common stock. As of June 10, 2003, only $150,000 of the principal amount of the Debenture had been funded, and therefore the maximum amount of the Debenture that may be converted into common stock is $150,000. On June 10, 2003, the Market Rate was $0.95, and therefore $150,000 of the debenture would be converted into 1,171,053 shares of common stock. If Mark Mroczkowski does not exercise such right, he will continue to hold only 4,957,000 shares of common stock, which represents 12.45% of the class, not including the 6,600,000 shares of common stock that may be issued to the selling security holder.

(3) L. Alan McGinn controls the voting and disposition of the shares of our common stock held by W.M.W. Communications, Inc., and therefore, this chart shows his beneficial interest in the 318,421 shares of common stock issued to W.M.W. Communications, Inc.

(4) James Christopher Stanley controls the voting and disposition of the shares of our common stock held by Smart Biometrics, Inc., and therefore, this chart shows his beneficial interest in the 1,500,000 shares of common stock issued to Smart Biometrics, Inc.


                                       26

(5) James Ring controls the voting and disposition of the shares of our common stock held by Telepartners, Inc., and therefore, this chart shows his beneficial interest in the 165,000 shares of common stock issued to Telepartners, Inc.
(6)Charles W. Dunn controls the voting and disposition of the shares of our common stock held by Telepartners, Inc., and therefore, this chart shows his beneficial interest in the 165,000 shares of common stock issued to Telepartners, Inc.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them, unless otherwise noted.

Our directors, officers and principals, greater than 5% stockholders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 70% our outstanding shares of common stock. Certain principal stockholders are our directors or executive officers. Such concentrated control of the company may adversely affect the price of our common stock. These stockholders may also be able to exert significant influence, or even control, over matters requiring approval by our stockholders, including the election of directors. In addition, certain provisions of California law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

                            DESCRIPTION OF SECURITIES
                            -------------------------

We are authorized to issue 100,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of June 10, 2003, there were 39,800,747 shares of our common stock issued and outstanding, and no shares of our preferred stock. Upon issuing to the selling security holder all of the shares that may be sold pursuant to this prospectus, we will have 46,400,747 shares of our common stock issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

                                     EXPERTS
                                     -------

The consolidated financial statements of Sequiam Corporation (and its subsidiaries), included in this prospectus have been audited by Gallogly, Fernandez & Riley, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                     COUNSEL
                                     -------

The law firm of Lee & Goddard LLP has acted as our counsel by providing an opinion on the validity of the securities being registered and by giving counsel upon other legal matters concerning the registration of the securities.

                      INTEREST OF NAMED EXPERTS AND COUNSEL
                      -------------------------------------

No "expert" or our "counsel" was hired on a contingent basis, or will receive a direct or indirect interest in us that is required to be disclosed, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
      -----------------------------------------------------------------------
                                   LIABILITIES
                                   -----------

Our Bylaws provide, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for the following:

o    any  breach  of  such director's duty of loyalty to us or our stockholders;
o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
o unlawful payments of dividends or unlawful stock purchase or redemption by us; or
o any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

We have indemnification agreements with each of our executive officers. We have agreed to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS
                       -----------------------------------

Certain Relationships and Related Transactions.

Please  see  the  section  below  entitled  "Certain  Relationships  and Related
Transactions"  which  is  hereby  incorporated  into  this section by reference.

Please also see our description of employment agreements with our executive officers in the section below entitled "Executive Compensation" which is hereby incorporated into this section by reference.

                             DESCRIPTION OF BUSINESS
                             -----------------------

Our  Background.  We  were  incorporated  in California on September 21, 1999 as
---------------
Wedge Net Experts, Inc. On or about May 1, 2002, we changed our name to Sequiam Corporation. We also changed our symbol from "WNXP" to "SQUM".

Our  Business.
-------------

     (a)  General

From inception of our business through the date we acquired Smart Biometrics, Inc., our management was focused on developing a portfolio of Internet and print enterprise-wide software products. In addition, we developed custom software, databases and websites for businesses. We operated as an Internet service provider ("ISP") and provided Internet access and web site hosting for our customers who require those services. The business was operated under one operating segment through our subsidiaries: Sequiam Software, Inc. and Sequiam Communications, Inc. Sequiam Software tools consist primarily of document management and Internet Remote Print software, more fully described below. These tools allow users to manipulate proof, manage, organize and publish and print digital content, or scan non-digital content from remote locations as well as provide secure private storage. Sequiam Communications (formerly known as Brekel Group, Inc.) operated a digital publishing business which was ceased prior to our acquisition. However, we acquired Brekel Group for (a) its expertise in digital on-demand publishing and printing, (b) the innovations that it brings to our document management, Internet Remote Print and print on-demand software applications, and (c) its contract and relationship with the World Olympian Association to exclusively develop, create, host, and maintain their official Internet site and manage a database for all Olympic athletes.

Beginning in the second quarter of 2003, we are dividing our business into two distinct operating segments; Information Management and Safety and Security. The Information Management segment is built on our custom software skills, our contacts with the world sports communities and interactive web-based technologies obtained by the acquisition of WMW Communications and more recently, Telepartners, Inc. Our Safety and Security segment was formed upon our acquisition of the assets of a leading biometrics corporation, Smart Biometrics, Inc. We acquired from Smart Biometrics fingerprint biometric access control systems that will be a key feature in our future product offerings.

The Information Management segment consist of our IRP suite of software products that includes IRP, DMS and IRPlicator, more fully described below. We are also developing the following two new software products to sell in our Information Management segment: Tourist Information Management System (TIMS) and the Extended Classroom, which are more fully described below.

In the Safety and Security segment we are focused primarily on selling the BioVault(TM), a secure safe intended for personal firearms that uses fingerprint recognition technology to open instead of a traditional key. The BioVault(TM) and related technology is more fully described below. We expect our sales of BioVault(TM) to represent the remaining 50% to 60% of our sales during the next twelve months. We have reached an oral agreement with the National Rifle Association (NRA) to enter into a distributor agreement for the BioVault(TM). The NRA will act only as a sales agent and will not purchase any of our products directly. The NRA will offer our BioVault(TM) in its online store and catalog. Our mass production of BioVault(TM) is scheduled to begin in July 2003 with small volumes that we expect will steadily increase through the third and fourth quarter. The NRA estimates that we will be able to sell approximately 50,000 units over the next twelve months. In addition, we are actively seeking other marketing partners for the BioVault(TM).

We were also verbally notified on June 16, 2003, that we have been selected as the biometric access provider for the pilot of the Pegasus project, a national crime database that is being produced for the National Sheriffs' Association. The intent of the Pegasus project is to provide a crime database that can be available through subscription to all sheriffs' departments in the United States, as an alternative to the FBI database currently used by most sheriff's departments. After responding to a request for proposal from the National Sheriffs' Association, we were selected to provide our biometric technology to the pilot project to serve four sheriff's departments in different states. We will be negotiating and entering into a written agreement with the NSA, which will provide the details about how we will provide our product to the pilot project and how much we can expect to earn from this contract. If the pilot project is successful, it will be implemented nationwide, and if our technology is successfully used in the pilot project, we expect to be awarded a contract to supply our technology to the nationwide project.

The information management segment is comprised of Sequiam Software, Inc., Sequiam Education, Inc., and Sequiam Communications, Inc. Sequiam Software produces and sells the IRP product, the TIMS product and custom software and web development services. Sequiam Education, Inc. is the producer of the Extended Classroom online product. Sequiam Communications, Inc. manages the WOA website and database projects.

     (b)  Development  of  the  Business

Three principal shareholders, Nicholas VandenBrekel, Mark Mroczkowski and James Rooney, formed Sequiam Software, Inc. (formerly Sequiam, Inc.) on January 23, 2001, to research, develop, produce and market a document management software product. From its inception until April 1, 2002, Sequiam, Inc.'s sole business activity was the development of its software product, Sequiam DMS.

     (c)  Acquisition  of  Brekel  Group,  Inc.

From July 19, 2002 through December 16, 2002, we acquired 99.38% the issued and outstanding common stock of Brekel Group, Inc. ("Brekel"). Sequiam Software, Inc and Brekel were entities under common control.

We acquired Brekel for its expertise in digital on-demand publishing and printing and the innovations that it brings to our document management, Internet remote print and print on-demand software applications. We also acquired Brekel for its contract with the World Olympians Association ("WOA") and its Internet and ExtraNet expertise and product development gained from that project (see below). On November 14, 2002, we changed Brekel's name to Sequiam
Communications,  Inc.  to  better  represent  its  role  within  our  company.

     (d)  Acquisition  of  the  Assets  of  W.M.W.  Communications,  Inc.

Effective November 1, 2002, we acquired the business of all of the assets of W.M.W. Communication, Inc. ("WMW"), doing business as Access Orlando. We have accounted for this as an acquisition of the business of WMW. The major assets of WMW were the software products Internet Remote Print (IRP) and Internet Remote Print Duplicator ("IRPlicator"). IRP is a software product that allows computer users to print remotely to any printer via the Internet. IRP is highly complementary to DMS, and we are in the process of integrating the two products. Like Sequiam, WMW was engaged in software development, website development, Internet hosting and collocation services, and is also an Internet service provider (ISP). Through our new Internet hosting and collocation services, we host third-party web content on either our server located at our office, or on the third party's server which is located at our office.

     (e)  Products

     Sequiam  Software,  Inc.
     ------------------------

Sequiam Software, Inc. ("Software") is focused on the following products:

     Sequiam  DMS

The Document management software (DMS) allows users to file, store, retrieve, print and share document files from remote locations using the Internet. Tools within Sequiam DMS allow users to manipulate, proof, manage, organize and publish digital content whether it's a work in process or a finished project. In addition, Sequiam DMS provides multiple methods of access to secure private storage that is accessible from the public. The Sequiam server can be implemented as either a customer-deployed and managed system or as a system that's completely managed by Sequiam. DMS is currently being redesigned for integration with IRP and IRPlicator. We have no client installations of this product outside of our own.

     Sequiam  IRP

The Internet Remote Print (IRP) software enables users to print or copy documents from their computer or scanner to printers at remote sites using the Internet with a simple "point and click" procedure. The software is highly complex in its construction but very simple to use. Computer users are currently able to point and click to print this document to their desktop or network printer. IRP allows computer users to point and click to print this document to a printer at a remote location such as a corporate high-speed print facility, a commercial printer, at another office, a hotel, a convention center, or anywhere else with a printer. Large organizations can realize significant savings by using IRP to move print tasks away from high unit cost inkjet and LaserJet desktop printers to centralized high volume low cost print devices or even to commercial print shops.

IRP allows the user to manage incoming print jobs and provides for easy account reporting. Since the IRP driver is Windows compatible, it works with any MS
Office or other Windows program just like any other printer on a Windows 95/98/NT/2000/XP computer.

IRP's documents use standard PostScript. This enables any document submitted to the server to be sent to any compatible print or output device. Documents may be sorted and grouped by features in the Java based Print Manager to allow maximum efficiency when printing. Raw print data may be extracted from a printed document for import into existing applications.

Sequiam  IRPlicator

Internet Remote Print Duplicator ("IRPlicator") is a software system used to scan documents from a variety of scanning devices and send the scanned documents to the IRP Document Manager. The IRPlicator software runs on any Windows 95, 98, NT, 2000 or XP based PC computer. The IRPlicator software interfaces to the scanning device through the commonly used Twain or ISIS software interface. The IRPlicator software may use the scanning device's User Interface (UI) or in most cases will allow operation of the scanning device without the use of the UI. The IRPlicator software's output is the scanned image data in compatible Level 2 Postscript. The data is a black and white or gray scale image compressed and encoded into the postscript data. The output postscript contains no other formatting commands other than the data itself to allow for commands to be sent to the output device independent of, and not in conflict with, the postscript data.

There are currently 2 versions of the IRPlicator. IRPlicator Print Shop Version uses a custom print spooler to send document data to the IRP Document Manager simultaneously while other documents are continuously being scanned. This high-volume approach is designed for the busy print shop. The IRP Remote Copy software is usually located at a remote location along with the remote scanning device(s). Documents scanned using this version of IRPlicator are sent immediately after scanning from the remote location to the IRP Document Manager.

There are presently four users of the IRP and IRPlicator software products, and they include two large state universities in Florida and Louisiana, and two large school districts in Florida. We have recognized no revenues from those sales, as they were all made prior to our acquisition of the software. In each of these cases, the software was deployed together with a dedicated server and backup systems for the installation. Since acquisition, we have focused on making improvements to the product and creating another version of the software that is deployed entirely through the Internet. It is designed for smaller users who do not have sufficient volume to require on site servers.

To date, users of the system have realized dramatic print cost savings. In the example of the school districts, print volumes of as much as 10,000,000 images per month in over 100 schools and administrative offices have been redirected from desktop printers to the District's central print facility at an average savings of $0.045 per image or $450,000 per month. In one such school district, demand exceeded the print facility's capacity such that they were again required to use the IRP software to outsource the overflow to a commercial print company.

Each of the four installations was sold at an average price of $40,000 per system with annual support provided at $5,000 per year. We expect to begin receiving annual support revenue from these prior installations in the first quarter of 2003. Pricing for the Internet product will be based upon usage charges as yet undetermined. Targeted customers are large organizations with in-house print facilities and commercial digital printers who wish to use the technology to drive more customer business to their facility.

Since the acquisition of WMW Communications, we have focused on refining the IRP and IRPlicator software products including the development of an Internet only enabled version that does not require an on-site server installation. We have also focused on integrating Sequiam DMS into the IRP products by incorporating both software programs into one product working together. This is being done by integrating the documents management aspects of Sequiam DMS into the unique print capabilities of our IRP products. Additionally, we have allowed Danka Corporation to extensively test the product and we have expended additional effort to incorporate certain changes suggested by them. We are now actively marketing the product to potential value added resellers using our existing resources. We will expand our sales and marketing efforts using the proceeds from the sale of securities to La Jolla Cove Investors, Inc. and if possible, other sources of equity capital we are currently seeking.

     Access  Orlando

We provide Internet access and web hosting services to more than 700 customers in the Central Florida area using the Access Orlando trade name.

     Sequiam  Software

We also provide high-end web development and custom software and database development to medium sized businesses, local governments and non-profit organizations under the Sequiam Software brand name. Currently, our custom software is focused on information management.

     Tourist  Information  Management  System

Tourist Information Management System (TIMS) is comprised of two separate software programs. One program is designed to accept reservations over the Internet, and we will offer the program to be hosted and run on our server, or to be installed on the customer's server. In addition, the program includes an Integrated Voice Response System and an email system for marketing and reservation confirmations. The program may, but is not required to be, customized to the needs of a particular hotel. We will customize the software upon request.

The second software program is used to create a web site to take reservations over the Internet. It uses our point and click "web wizard" program to walk an owner with no computer experience through the process of creating a personalized web site over the Internet. The program is hosted on our server and accessible through the Internet. We will also provide hosting services for the web site on our server for those who develop a website using the wizard or otherwise contract with us to build a custom web site.

TIMS is designed for the small business owner looking for an inexpensive way to modernize their reservation system. We plan to sell TIMS through Sequiam Software, Inc. beginning in the late second or early third quarter of 2003.

     Extended  Classroom

Extended Classroom is a software program and database developed by Telepartners, Inc. We acquired Extended Classroom from Telepartners on June 1, 2003, through our wholly-owned subsidiary, Sequiam Education, Inc. Extended Classroom contains a database of videotaped instruction of topics covered by the standard curriculum adopted by the State of Florida. Our program allows users to access this database over the Internet, without the need for special program downloads. Potential users include teachers, students and parents.

We currently have a complete database for the 4th, 5th and 6th grade levels. We plan to continue developing our database for other grade level. We are marketing Extended Classroom to public school systems, who will purchase access to the system, stored on our server, for use by teachers, students and parents. We are also marketing Extended Classroom to private schools, who would either purchase access directly or provide information about Extended Classroom to parents who could purchase access individually.

Sequiam  Communications,  Inc.
------------------------------

Through Sequiam Communications, Inc. ("Communications"), formerly Brekel Group, Inc., we focus on the following web development products and services:

One service we provide is the development of the Internet site and Extranet for the World Olympian Association (WOA) under its Sequiam Sports brand name in connection with a contract entered into on December 5, 2001. IOC President, Juan Antonio Samaranch, created the World Olympians Association following the Centennial Olympic Congress, Congress of Unity, held in Paris in 1994. It is an independent, global organization representing all Olympians. The WOA was founded to involve the nearly 100,000 Olympians around the world in the activities of the Olympic Movement. The WOA is the Fourth Pillar of the Olympic Community and is supported by the IOC Athletes' Advisory Commission. A copy of our agreement with the WOA is included as an exhibit to this report.

The scope of Extranet is intended to encompass the full digital media program of the WOA, including the delivery of editorial content, on-line membership services, support of WOA sponsor/partner programs and electronic commerce. In connection with that contract, Sequiam Sports is currently implementing the worldwide database for the Official Website of the Community of Olympic Athletes. Under the terms of Communication's contract with the WOA, Sequiam Sports is developing the Extranet at its own cost and expense, and will receive 35% of all sponsorship revenues in addition to 35% of any merchandizing sales prices less fixed costs. The WOA, in turn, has committed to provide support in integrating Sequiam Sports' relationship within the Olympic family, including the International Olympic Committee (IOC), various national Olympic committees
(NOCs), official sponsors of the Olympic Games, the IOC and the NOCs, and the WOA membership. As those relationships develop, we expect to invest more resources into the development of Internet solutions for these entities. We expect to earn a 35% share of the merchandising and sponsorship income derived from the website. The responsibility for revenue generation is with the WOA because they must provide the products to be sold on the website and to follow-up on sponsorship opportunities. The WOA has not been effective at revenue generation and to date, we have not generated any revenue. Regardless, we continue to provide website development and hosting services to the WOA because we believe that our association with the Olympics will be beneficial to future business and because we believe in the Olympic ideals. In addition, Internet services to publishers and printers is an integral part of our information management business, and we believe our relationship with the WOA will generate new business for us. We expect to continue to incur expenses related to the development and ongoing maintenance of Extranet through the duration of the contract.

As an extension of the WOA Extranet project, we formed a limited liability company with Pachyderm Press ("Pachyderm"), the Publisher of the "World Olympian" magazine in January 2003. The name of the company is Olympian
Publications, LLC. Beginning in February 2003, Olympian Publications, LLC started publishing the magazine. Pachyderm will provide all editorial content, and we will contribute all sales, marketing and administrative services to the joint venture. Each member owns 50% and profits are split evenly. We expect to eventually generate revenue by receiving 50% of the net earnings from the magazine subscriptions and advertising revenue. All magazine content is shared with the WOA website. Like our website services for the WOA, Pachyderm Press has the responsibility for generating revenue for the joint venture because it is in charge of generating and maintaining subscription and advertising contracts. To date, Pachyderm Press has not been effective at generating revenue, and to date we have not received any revenue. Regardless, we continue to assist Pachyderm Press with content and other business services for the same reasons we continue to provide services to the WOA.

Brekel's FirstPublish brand represented a niche in short-run publications. It offered professional and aspiring authors of books and screenplays a web-based, cost-effective alternative to traditional "vanity press." FirstPublish provided several turnkey publishing services in an affordable package of bundled services that enable authors to produce a finished book. Prior to our acquisition of

Brekel, Brekel had ceased actively marketing this product in order to devote its efforts and resources more fully to its opportunities with the WOA. We are in discussions with another publisher who is interested in acquiring this product and the trademark from us.

Brekel ceased its print on-demand manufacturing operation that it had conducted under the trade name QuestPrint prior to our acquisition of Brekel.


Sequiam  Biometrics,  Inc.
--------------------------

The BioVault(TM), is a secure safe that utilizes patent pending technology and protocols to recognize a person's fingerprint to unlock. This technology is more fully described in the part (j) "Intellectual Property" below.

Since the acquisition of Smart biometrics, we have focused on refining the prototype BioVault into a final model that is now ready for mass production and sale. We will begin presales for a 1,000-unit production schedule in July and expand production from that based upon sales demand. We currently have a verbal understanding with the National Riffle Association (NRA) to sell the BioVault(TM) through the NRA's website, as more fully described in part (g) "Distribution of Our Products and Services" below. We are also currently seeking a product endorsement from Joe Gibbs Racing, establishing a distributor and dealer network and establishing procedures for direct sales.

More information about our products and services, as well as copies of our reports and registration statements recently filed with the Securities and Exchange Commission, may be obtained from our web site located at www.sequiam.com.

     (f)  Market  for  our  Products  and  Services

We have had no sales from our primary products, and we have no contracts for such sales in the future. Sales to date have been from secondary services such as our Internet Service Provider, web development and custom software development. We have sold one-time web development services to eight different customers during 2003, at an average sales price of $20,000. Historically, WMW operated without written contracts, but we will use written contracts in the future for the sale and installation of our IRP products. We have one custom software development contract worth $26,000, but we do not deem this to be material because it is non-recurring and is less than 10% of our expected annual revenue for 2003.

We have no historical financial or market information regarding potential sales for the assets acquired from Sequiam Biometrics, Inc. and Telepartners, Inc. because both companies were development stage companies and neither company had any operating revenue. Furthermore, we only recently began to receive operating revenue from most of our software products. Our estimate of the market for our products and services is based primarily upon market research done by us, market estimates of the software product given to us by Danka Corporation, and market estimates for the sale of the BioVault(TM) given to us by the National Rifle Association.

Our management believes that the market for our software products and services includes small, medium and large corporations across all industry segments, non-profit and governmental entities. Regardless of size, all organizations are concerned with improving performance in the management of their documents.

We are targeting our software sales primarily to leading suppliers in aerospace, banking, financial services, healthcare, hospitality, insurance, manufacturing, mining, education, the public sector, telecommunications, and transportation.

     (g)  Distribution  of  our  Products  and  Services

Our software products and services are just now coming to market after a lengthy development period and, to date, have been sold direct from us and, prior to its acquisition, WMW. We intend to sell our software products through "Value Added Resellers," distributors and marketing alliances. We intend to sell the BioVault(TM) through distributors.

Value  Added  Resellers (VARs) - Our VARs are and will be software companies and
------------------------------
print equipment manufacturers and distributors with industry applications that sell our software products in conjunction with their own products. Some VARs will private-label our products. Danka Corporation, our one current VAR, was offering Sequiam products to a variety of industries, including manufacturing, distribution, warehouse logistics, healthcare, insurance, mining, power/utilities, and human resources. They have temporarily ceased offering the products until they have completed product testing, as more fully discussed below. Under the typical agreement between a VAR and Sequiam, we expect to grant to the VAR a non-exclusive license to sell the software products specified in the agreement, and the VAR will grant sublicenses for the use of such software to users of the VAR's applications. The license fees a VAR pays to us are discounted from the license fee charged by the VAR for the use of our software.

We have no written agreements with any VAR to date. Danka Corporation has performed as a VAR in the first four installations of the IRP products. Danka has conducted extensive testing of the IRP products to qualify them for inclusion in its catalog and as a requisite for entering into a VAR agreement. They completed testing satisfactorily, and we are now in the process of creating a VAR agreement with them. Danka was recently awarded a contract with the State of Florida for an equipment and software package that included the IRP system. We will require a VAR agreement with Danka before we deliver under that contract.

Through the fiscal year 2002, all revenues received by WMW Communications through Danka as a VAR were prior to our acquisition of the assets from WMW Communications.

Distributors  -  Our distributors are and will be companies that sell technology
------------
into  geographic regions where we have no physical presence or to a market where
we  have  no  name  recognition.   We  intend  to  grant  to  distributors  the
non-exclusive license to sell the software products specified in the distributor agreement, and the distributor will grant a sublicense for the use of such software. The fees a distributor will pay will be discounted from our standard license fee for the use of our software. Currently, we have one distributor in India selling our software products in India and the Middle East. We earn no fees from this relationship until sales are made to final customers.

We have also reached a verbal understanding with the National Riffle Association
(NRA) to distribute the BioVault(TM) through the NRA's website, and we are negotiating the terms of a written agreement with the NRA. The NRA will act only as a sales agent and does not intend to purchase any of our products directly. The NRA estimates that we will be able to sell 50,000 units of our existing product through its web site. We also intend to develop other products using the BioVault(TM) locking device and related technology to sell through the NRA website. To date no revenues have been received from the distributor in India or from the relationship with the NRA.

Alliance Partners - Sequiam's "Alliance Partners" will be companies that provide
-----------------
both technology and management consulting and implementation services, but typically will not actually sell software or other products. Alliance Partners who recommend our products as a service to their clients, should often provide great influence on sales. Alliance Partners will not maintain a financial relationship with Sequiam because they will not receive fees in exchange for their recommendations. The Partners will benefit from such recommendations because Sequiam will, if the occasion arises, refer management consulting services to them. We have no alliance partners at this time.

Sequiam Associate Partners - We will contract with individuals and organizations
--------------------------
that act as independent contractors working in a self-determined territory on a commission-only basis. Targeted candidates will bring with them a strong background in our key markets. Based on their background, these candidates can leverage prior market experience and business relationships, which should allow them to identify, qualify and penetrate key accounts for the sale of our solutions. We have no associate partners at this time.

We launched our web site (www.sequiam.com) in 2001 to provide customer leads and to promote our products and services over the Internet. Our web site is also used to provide current customers with information on new products and services, product training dates and company-sponsored seminars. Historically, approximately 100% of our annual revenues have been received through direct sales efforts. We plan to expand those efforts through other distribution channels in 2003. We currently provide our annual report and our periodic SEC filings on our web site.

     (h)  Competition

We are unaware of competitors whose software products perform all of the functions performed by our products. We compete in the market for integrated document management and Internet remote print software with other software companies whose products are used to image, print and manage documents. Our management believes that our products are competitive due to features such as ease of deployment, low overhead and administration, ease of use, integrated application suite, and appeal to broad user requirements.

Our competition with web site development, web site hosting and document management business focus, is from a variety of small to medium-sized industry "specialists" and "generalists." The aerospace, entertainment and imaging industries have created a number of specialized development and application management companies that focus on "niche" markets.

Our sales and marketing plan is to grow more as a "generalist" provider, crossing-over a variety of markets while providing customized solutions for front & back-end development and managed hosting services. Our front-end services involve developing and maintaining content view by the public on the Internet. Our back-end services involve developing and maintaining data and software that supports the "front-end" information viewed by the public. Our managed hosting services involve hosting website either on our server or on a customer's server stored at our office. Competitors in this "space" are largely small to mid-sized (6 to 20 staff) companies including; Sales & Marketing Technologies, Xenedev Development Services, Web-Solvers, Digital Planet, Bridgemore Technologies and Atlantic.net. Additionally, dozens of cottage-industry development companies consume a small amount of the market's development and hosting demand.

None of our software competitors are pervasive within the marketplace. In fact, former and larger competitors such as Hydrogen Media, In-Hanse, MPI.net and Datapex have undergone varying levels of downsizing if not bankruptcy within the last two years. The demise of these outfits can be largely attributed to customer service, sales deployment and profitability issues. Our growth plan and business operations are different from these former large competitors and current smaller ones because we are committed and dedicated to the central Florida market.

We are aware of one competitor of the BioVault(TM), called Biometrics Direct. They sell a safe intended for personal firearms using fingerprint recognition technology. The product sold by Biometrics Direct is smaller, uses smart card technology and is a less secure safe because it uses weaker materials, has a manual override system and uses a digital photograph. The BioVault(TM) does not use smart card technology, does not have a manual override system and does not use digital photography. We do not have any information on the number of sales or revenue generated by Biometrics Direct.

     (i)  Our  Customers

The following four institutional customers have licensed our Sequiam Software products: Louisiana State University, Florida State University, Volusia County Schools and Seminole County Schools. Our custom software clients are National In-Store and IBM (in association with KnowledgeMax). Our custom web development customers are the World Olympian Association and the Daytona Beach Convention and Visitors Bureau. We provide Internet access and hosting services for over 700 customers. In the past, several of our customers have ordered additional software and services, occurring within a non-predictable time frame, that is, from a few months of the original order up to a year or more after that order. The additional orders typically have been either custom programming projects or the purchase of new products as these become available. No customer accounted for more than 10% of our revenues during 2002.

We intend to develop a customer base for our biometric technology through our relationship with the NRA and the National Sheriffs' Association.

     (j)  Intellectual  Property

We acquired a patent application from Smart Biometrics, Inc. for the BioVault(TM), a high-security storage unit and locking device using digital fingerprint-recognition technology. The technology uses an electronically read fingerprint as a key for a secure locking system. The technology is different from currently existing patented fingerprint-recognition technology because it uses an electronically read fingerprint entry system with no mechanical over-ride and no digital photographs that are more susceptible to tampering. The technology is intended to provide a more secure locking device with faster entry. We expect the application process to take another 18 months. In the meantime, we have been issued a provisional patent that will cause the date of the issuance of the patent to relate back to the initial filing date of the application in March 2003.

We have not sought patent protection for any of our other products due to the length of the patent application procedure and the necessity to continually develop and improve our software products.

We registered "Sequiam" (as trademark) and "FirstPublish" (as trademark) with the U.S. Patent and Trademark Office, but those registrations were subsequently abandoned. We are not aware of any subsequent registration of those marks by other companies. We are considering reviving those applications. We also acquired the trademark and trade name "BioVault" and the trade name "Smart Biometrics." The application for registration of the trademark "BioVault" with the U.S. Patent and Trademark Office was filed on March 27, 2003, but it has not yet been granted. We are waiting on our application to be assigned to an examining attorney. Once granted, a trademark registration in the U.S. has a duration of ten years, with the possibility of renewals for like terms.

Contracts under which we license the use and/or sale of our products include confidentiality clauses to protect as trade secrets our products and any information in connection with them.

Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our products or to obtain and use information that we regard as proprietary. There can be no assurance that our efforts will provide meaningful protection for our proprietary technology against others who independently develop or otherwise acquire substantially equivalent techniques or gain access to, misappropriate, or disclose our proprietary technology.

     (k)  Software  Development  Activities

In 2001, we incurred a total amount of $80,234 on software development activities, and in 2002, a total of $339,705. None of these costs were borne directly by any customer. We expect to continue to maintain our current level of investment in developmental activities consistent with the fiscal year 2002 expense.

     (l)  Our  Employees

As of June 18, 2003, we employed 27 people. Five of these employees worked in sales and marketing; twelve provided professional services such as training and general product assistance; three worked in product development; and seven provided general administrative services. Twenty-four employees are working full-time, and three are part-time employees providing technical support and help lines. No employees are represented by a labor union, and we consider our relations with employees to be good.

     (m)  Dependence  on  Key  Management  Personnel

We believe that our continued success depends to a significant extent upon the efforts and abilities of its senior management. In particular, the loss of Nicholas VandenBrekel, our President and Chief Executive Officer, Mark Mroczkowski, our Senior Vice President and Chief Financial Officer, or Alan
McGinn, the Chief Technology Officer of Sequiam Software, Inc., could have a material adverse effect on our business.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           -----------------------------------------------------------
                            AND RESULTS OF OPERATIONS
                            -------------------------

Recent  Developments
--------------------

On May 9, 2003, we acquired substantially all of the assets of Smart Biometrics, Inc., a Florida corporation, in exchange for 1,500,000 shares of our common stock. Smart Biometrics, Inc. developed biometric technology and a product called "BioVault." The technology uses an electronically read fingerprint as a key for a secure locking system and is more fully-described in part (j) "Intellectual Property" of our Description of the Business above. We acquired the patent application for the BioVault(TM). We expect the application process to take another 18 months. In the meantime, we have been issued a provisional patent that will cause the date of the issuance of the patent to relate back to the initial filing date of the application in March 2003.

Smart Biometrics, Inc.'s activities were limited to research and development and a patent application. We acquired the technology, the BioVault(TM) and the patent application. Smart Biometrics, Inc. had no operating history, and therefore, there is no historical financial information regarding our newly-acquired assets. Accordingly, the acquisition was accounted for as a purchase of the assets.

Beginning in the second quarter of 2003, we are our dividing our business into the following two distinct operating segments: Information Management and Safety and Security. Our Safety and Security segment was formed upon our acquisition of the BioVault(TM) and related technology from Smart Biometrics, Inc.

We have reached an oral agreement with the National Rifle Association (NRA) to enter into a distributor agreement with the NRA. The NRA will act only as a sales agent and will not purchase any of our products directly. The NRA will offer the BioVault(TM) in its online store and catalog. Our production of the BioVault(TM) is scheduled to begin in July 2003 with small volumes that we expect will steadily increase through the third and fourth quarter. The NRA estimates that we will be able to sell approximately 50,000 units of our existing product over the next twelve months. We also intend to develop other products using the BioVault(TM) locking device and related technology to sell through the NRA website. In addition, we are actively seeking other marketing partners for the BioVault(TM). We expect to generate 50-60% of our revenue from the BioVault(TM) over the next twelve months.

We were also verbally notified on June 16, 2003, that we have been selected as the biometric access provider for the pilot of the Pegasus project, a national crime database that is being produced for the National Sheriffs' Association. The intent of the Pegasus project is to provide a crime database that can be available through subscription to all sheriffs' departments in the United States, as an alternative to the FBI database currently used by most sheriff's departments. After responding to a request for proposal from the National Sheriffs' Association, we were selected to provide our biometric technology to the pilot project to serve four sheriff's departments in different states. We expect to enter into a written contract detailing the services we will be required to provide and the fees we will earn. If the pilot project is successful, it will be implemented nationwide, and if our technology is successfully used in the pilot project, we expect to be awarded a contract to supply our technology to the nationwide project.

The Information Management segment consists of our remaining products and services, including our suite of IRP software products, our custom software services, our contacts with the world sports communities and interactive web-based technologies obtained by the acquisition of WMW Communications and more recently, Telepartners, Inc. In the Information Management segment, we will focus the next twelve months on the marketing of the IRP suite of software products that include IRP, DMS and IRPlicator. We believe that this product line will generate approximately 40% of our revenues over the next twelve months. We have deployed the software in one Kinko's store in a successful trial. As a result of that success, we expect sales to accelerate in the third and forth quarter.

We have also completed development of the following two new software products to sell in our Information Management segment: Tourist Information Management System (TIMS) and the Extended Classroom. A more detailed description of these new products is included in our part (e) "Products" of our Description of the Business above. We expect our newest products, TIMS and the Extended Classroom, will generate less than 10% of our revenues during the next twelve months because of the time necessary to effectively market these new offerings.

We  had applied for our common stock to be traded on the American Stock Exchange
(Amex). Amex has requested additional information regarding our plan of action to bring our company into compliance with the Amex standards for listing. We were not able to provide this information within 30 days of the request, and therefore Amex considers our application abandoned. We plan to revive our application in the near future by providing the requested information about our plan for compliance.

Year  Ended  December  31,  2002,  compared to Year Ended December 31, 2001, and
--------------------------------------------------------------------------------
Quarter Ended March 31, 2002, compared to Quarter Ended March 31, 2003.
-----------------------------------------------------------------------

Our financial statements include revenue from Sequiam, Inc. during 2001 (prior to our acquisition of Sequiam, Inc.) because for accounting purposes, our acquisition of Sequiam, Inc. was treated as a recapitalization of Sequiam Corporation. Our financial statements do not include revenue from Brekel Group, Inc., prior to our acquisition of Brekel Group, Inc. on July 19, 2002, because we acquired the assets and no the business of Brekel. We determined that we acquired the assets and not the business because all of Brekel's operations were ceased prior to acquisition.

REVENUES

We derive or plan to derive our revenues from five sources: (i) the sale and licensing of our software products; (ii) consulting, custom software services and web development services; (iii) maintenance agreements in connection with the sale and licensing of software products; (iv) Internet access and web hosting services; and (v) the sale of the BioVault(TM) and related technology. We are focused primarily on selling IRP suite of software products which we expect to generate 40% of our sales during the next twelve months and on selling the BioVault(TM), which we expect to generate 50% to 60% of our sales during the next twelve months. We plan to receive revenue from these sales by the third quarter of 2003.

We have not yet generated revenue from the sale and licensing of our software products or from the sale of the BioVault(TM) or related technology. Sales of our BioVault(TM) will be recognized when the product is shipped. Software license revenue will be recognized when all of the following criteria have been met: (a) there is an executed license agreement, and software has been delivered to the customer, (b) the license fee is fixed and payable within twelve months,
(c) collection is deemed probable, and (d) product returns are deemed reasonably estimable. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 to 36 months. Custom software services are long-term in nature, and revenues are recognized based the percentage of completion method with progress to completion measured upon labor hours incurred. Web development services are typically performed over a period ranging from a few days to a few weeks and revenue is recognized upon completion of the project. Consulting service revenues are recognized when services are performed. Internet access and web-hosting services are recognized over the period the services are provided, typically month-to-month. Total revenue increased to $358,470 for the year ended December 31, 2002 from $-0- for the year ended December 31, 2001. Total revenue increased to $123,194 for the quarter ended March 31, 2003 from $-0- for the quarter ended March 31, 2002.

Other sales for 2002 included consulting, custom software services and web development services totaling $205,000; maintenance agreements in connection with the sale and licensing of software products, sold by WMW prior to our acquisition on November 1, 2002, of $5,200; and Internet access and web-hosting services totaling $148,270. All of the foregoing were 100% increases over 2001 revenues of $-0-, and most of the revenue was earned in the second and fourth quarters as a result of our business and product development efforts expended in the prior quarters. Other sales for the first quarter of 2003 included consulting, custom software services and web development services totaling $71,158; and Internet access and web-hosting services totaling $52,036. All of the foregoing were 100% increases over 2002 first quarter revenues of $-0-.

Software and license fee revenues were unchanged at $-0- for both 2001 and 2002. During fiscal year 2001 and 2002, and the first quarter of 2003, Sequiam DMS was still under development, and we did not acquire Access Orlando and its IRP and IRPlicator software products until November 2002.

We observe that large organizations are becoming more interested in warehousing documents for ease of access by its many users. As such, we believe that our DMS product is viable. However we have also observed a number of competing products by companies with greater resources than ours. Our competitors typically add the document management feature into a complimentary suite of software products. As a result, we do not see great market for our Sequiam DMS as a stand alone product, and in response, we are integrating it into our IRP product line. This is being done by incorporating the document management functions of DMS product into the remote print software for the IRP line, and we hope to sell the integrated software as a complete package beginning in the third quarter of 2003.

We also observe that many large organizations are beginning to analyze the cost of their own printing equipment. The $0.05 to $0.08 cost per page of their own equipment can be far in excess of the $0.01 to $0.02 achievable on high volume digital machines either owned in-house or outsourced. Our IRP software allows users to print directly to remote printers thereby solving the connectivity problem and allowing large organizations to realize savings that run into many thousands of dollars per month. We think that trend will continue, and as a result, more competitors will enter the market. We presently have no direct competition for this product.

To date, users of our IRP system sold prior to our acquisition of WMW Communications have realized dramatic print cost savings. In the example of the two school district clients, print volumes of as much as 10,000,000 images per month in over 100 schools and administrative offices have been redirected from desktop printers to the District's central print facility at an average savings of $0.045 per image or $450,000 per month. In one such school district demand exceeded the print facility's capacity such that they were again required to use the IRP software to outsource the overflow to a commercial print company.

Each of the four installations was sold prior to our acquisition of WMW Communications at an average price of $40,000 per system with annual support provided at $5,000 per year. Pricing for the IRP suite of software products will be based upon usage charges as yet undetermined. Targeted customers are large organizations with in-house print facilities and commercial digital printers who wish to use the technology to drive more customer business to their facility.

The trend in Internet access is towards broadband access. Dial up service will eventually become obsolete. As a result, we have seen the revenues from our Access Orlando brand steadily decline. We plan to sell that business to any one of several large Internet access providers. We acquired that business from WMW Communications, but we do not consider it to be a part of our long term business plan. We expect to concentrate on software, database and web development products within our information management segment.

We have an agreement with Pachyderm Press, the publisher of the World Olympian Magazine, to share revenues and expenses of publication and to share with them content from our website production. Pachyderm has an agreement with the WOA to Publish the magazine, and we have an agreement to publish and host their website. We expect to earn a 35% share of the merchandising and sponsorship income derived from the website and 50% of the net earnings from the magazine subscriptions and advertising revenue. In the case of the website, the responsibility for revenue generation is with the WOA and in the case of the magazine, the responsibility for revenue generation is with Pachyderm Press. Neither the WOA or Pachyderm Press has been effective at revenue generation and to date, we have not received any revenues from these agreements. Regardless, we continue to provide website development and hosting services to the WOA, and we continue to assist Pachyderm Press with content and other business services. We continue to perform our duties because we believe that our association with the Olympics will be beneficial to future business and because we believe in the Olympic ideals. Publishing is not a part of our overall business plan, but Internet services to publishers and printers is an integral part of our information management business.

OPERATING  EXPENSES

Operating expenses increased by $754,988 (103%), from $729,496 for the year ended December 31, 2001 to $1,484,484 for the year ended December 31, 2002. Operating expenses increased by $628,668, from $85,777 for the quarter ended March 31, 2002 to $714,445 for the quarter ended March 31, 2003. These increases are explained below.

Selling, general and administrative expenses increased by $554,974 (106%) from $511,969 in 2001 to $1,056,943 in 2002. Selling, general and administrative expenses increased $408,816 from $80,926 in first quarter 2002 to $489,742 in first quarter 2003. We increased our selling and overhead expenditures such as salaries, wages and benefits for administrative and marketing personnel, office rent in 2002 (but reduced in July 2002), computer maintenance and supplies, professional services such as legal and accounting fees, and corporate travel expenses as a result of expanding our operations, our merger with Sequiam Corporation and our acquisition of Brekel Group and WMW Communications. We also increased expenditures for marketing including advertising, production of marketing materials, and participation in trade show activities as we continued the development of our software products and introduced web development, web hosting and Internet access services.

Software and web development costs increased by $88,992 (43%) from $205,831 in 2001 to $294,823 in 2002, and from $-0- in first quarter 2002 to $141,863 in first quarter 2003. The increase from 2001 to 2002 is the result of the expansion of the development staff from three in 2001 to twelve in 2002. This expansion of staff was needed to expand our products and services and to keep pace with new industry developments and the continued need to improve features and functionality of the Sequiam software products. The increase from the first quarter of 2002 to the first quarter of 2003 is the result of an increase in our development staff beginning in the second quarter of 2002, from 2 in the first quarter of 2002, to 24 at the end of the first quarter of 2003.

We have grown from 2 employees at December 31, 2001 to 24 at March 31, 2003, largely as a result of the acquisition of Brekel Group, Inc. and WMW Communications. The addition of the employees has negatively impacted liquidity and cash flow for the year ended December 31 2002 and the quarter ended March 31, 2003. We can further expect that payroll will be a burden through much of 2003 as we attempt to raise the additional capital necessary to get our products to market. The payroll burden will diminish dramatically after we establish a regular sales cycle of the software products because our ongoing support costs will be minimal compared to our development costs. We expect to distribute our products through VAR's and other resellers. As a result, we do not expect to increase personnel and related expenses as we go to market with our software.

DEPRECIATION  EXPENSE

Depreciation expense increased by $121,022, from $11,696 in 2001 to $132,718 in 2002, and increased by $77,989, from $4,851 in first quarter 2002 to $82,840 in first quarter 2003 as a result of depreciation on assets acquired from Brekel in July 2002. We see no upward trend in this cost as we have the infrastructure needed to carry on our business.

INTEREST  EXPENSE

Interest expense increased by $20,549, from $1,192 in 2001 to $21,741 in 2002, and increased by $17,148, from $837 in first quarter 2002 to $17,986 in first quarter 2003, as a result of an increase in loans from shareholders and a note payable related to leasehold improvements acquired from Brekel Group in July 2002. We see only a slight upward trend in our interest expense as a result of the debenture issued to La Jolla Cove Investors, Inc. and the $400,000 loan we received from Lee Corbin on May 13, 2003. We expect to raise additional equity capital through the sale of common stock as opposed to convertible debt securities or traditional loans. However, the debenture issued to La Jolla Cove Investors, Inc., may not be converted to equity until we have accrued significant interest expense. We intend to pay the interest expense as opposed to converting the interest accrued to equity. As a result, we may experience an additional increase in our interest expenses during the remainder of 2003 and into 2004.

NET  LOSSES

Sequiam Corporation incurred net losses of $1,158,732 and $730,688 for the years ended December 31, 2002 and 2001, respectively, and net losses of $728,107 and $86,614 for the quarters ended March 31, 2003 and 2002, respectively. We expect to incur additional net losses throughout 2003 as we introduce our products to the marketplace.

LIQUIDITY  AND  CAPITAL  RESOURCES

Current liabilities of $2,515,454 as of March 31, 2003 exceeded current assets of $182,774 by $2,332,680. Of that amount, $1,740,242 or 69.18% is owed to shareholders as loans and accrued but unpaid salaries under employment agreements. Messrs. VandenBrekel and Mroczkowski are dedicated to its business plan and have been deferring salaries pending receipt of operating revenue or capital investment sufficient to cover their salaries consistent with the business plan. They expect payment from future cash flows, equity capital infusions or possible equity capital conversions. Also included in current liabilities, is $92,686 due to WMW Communications for its acquisition. WMW has indicated its willingness to wait for payment until cash flow allows, but we have not reached any formal agreement to defer payment. Also included in current liabilities is $659,576 of accounts payable and accrued expense, most of which accrue to Brekel Group, Inc. and are the subject of continued workout arrangements. Approximately $200,000 of accounts payable are active current liabilities that are provided for with over $300,000 in current assets which yields an average of approximately $100,000 in positive working capital.

Cash and cash equivalents increased to $85,922 as of December 31, 2002 from $-0-as of December 31, 2001. Net cash used in operating activities was $278,211 for the year ended December 31, 2002, as a result of the net loss during the period of $1,158,732 and decreases in accrued expenses of $189,768, which was partially offset by increases in accounts payable and accrued shareholder salaries totaling $702,782 and non-cash expenses and losses totaling $297,484. Net cash provided by investing activities was $29,098 for the year ended December 31, 2002, primarily due to proceeds from the sale of equipment of $103,351 offset by software development costs of $51,705 for the Sequiam DMS product.

Cash and cash equivalents decreased to $-0- as of March 31, 2003 from $85,922 as of March 31, 2002. Net cash used in operating activities was $388,840 for the quarter ended March 31, 2003, as a result of the net loss during the period of $728,107 and decreases in accounts payable and accrued expenses totaling $141,538, which was partially offset by increases in accrued shareholder salaries of $90,000 and non-cash expenses and losses totaling $468,961.

Net cash used for investing activities was $32,797 for the quarter ended March 31, 2003, primarily due to proceeds from the sale of equipment of $17,000 offset by cash paid for the acquisition of Access Orlando of $45,591 and software development costs of $4,206 for the Sequiam DMS product.

Net cash provided by financing activities was $335,035 for the year ended December 31, 2002. Proceeds from shareholder loans accounted for $669,500 and were offset by repayments of shareholder loans of $321,000. Sequiam Software, Inc. also collected a stock subscription receivable in the amount of $2,000. During the year ended December 31, 2002, we repaid $14,465 of an existing note payable. Additionally, we repurchased one million shares of its common stock for $1,000 under the terms of the Brekel acquisition agreement.

Net cash provided by financing activities was $335,715 for the quarter ended March 31, 2003. Proceeds from the La Jolla Cove Debenture accounted for $150,000 and sales of common stock accounted for $210,002 and was offset by commissions of $20,000. During the quarter ended March 31, 2003, we repaid $4,287 of an existing note payable for tenant improvements described below.

Effective July 1, 2001, the Brekel Group, Inc., prior to its acquisition by Sequiam, entered into a lease agreement to rent approximately 60,000 square feet of combined office and manufacturing space through June 30, 2011. As a result of the determination of cease Brekel's print and publishing operations prior to our acquisitions of Brekel, effective July 1, 2002, we entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease. Pursuant to the lease agreement, we make monthly base rent payments including common area maintenance charges of $9,633, with annual increases of approximately 3% per year beginning in July 2004. As part of the lease forbearance agreement, we executed a note payable to the landlord to reimburse them for lost rents on the 50,000 square feet relinquished to them through June 30, 2004; less rents and principal payments received from us; less 75% of any rents received from replacement tenants; plus any leasing commissions or tenant build out costs required for replacement tenants. The note also includes amounts previously owed by Brekel to the landlord for tenant improvements. The outstanding balance on the note of $1,286,806, as of March 31, 2003 represents $393,694 of deferred rent and $397,980 of tenant improvements. Payments on the note commence July 1, 2004 through June 1, 2010 with interest at 6%. Variables that could impact the amount due under the note related to deferred rent include changes in estimated rents to be received from replacement tenants, estimated leasing commissions and estimated tenant build out costs required for replacement tenants.

Rental expense for the year ended December 31, 2002 was $93,558 and $27,069 for the period from inception through December 31, 2001. Rental expense for the quarter ended March 31, 2003 was $30,634 and $11,927 for the three months ended March 31, 2002. As of March 31, 2003, the minimum future rentals required under the lease and the maturities of the long-term note payable are as follows:


                                              Debt
                                           -----------
Year                             Rentals   Maturities
----                             --------  -----------

2003                             $ 86,700  $         0
2004                              117,334       96,159
2005                              120,854      188,341
2006                              124,480      199,957
2007                              128,214      212,384
Thereafter                        339,169      589,965
                                 --------  -----------
                                 $916,751  $ 1,286,806
                                 =====================

Since the end of our last fiscal year ending December 31, 2002, we sold securities in four separate private placements of debt and equity as more fully described in Part II, Item 2, below. As a result, we have received to date total net proceeds of $695,002. We received $190,002 (approximately one-third) of these proceeds during the quarter ending March 31, 2003, and most of this amount is reflected as additional paid-in capital in our financial statements for the period ending March 31, 2003.

We currently estimate that we will need an additional $600,000 of capital to continue operations during the next twelve months. This excludes projected sales of our BioVault(TM) products and presumes that officers will continue to defer salary. We currently use cash in operations of approximately $120,00 per month and have approximately $70,000 of gross revenue per month. Our management is undertaking several initiatives to address our liquidity, including the following: (1) continued efforts to increase our revenues from sale of our software licenses and the BioVault(TM); (2) remaining proceeds of $150,000 expected to be received from the convertible debenture upon effectiveness of this registration statement and approximately $150,000 per month for 20 months, beginning 30 days following the effectiveness of this registration statement, upon exercise of the minimum amount of the underlying warrant each month; (3) remaining proceeds of $50,000 expected to be received from the promissory note made payable to Lee Corbin, dated May 13, 2003; and (4) continued efforts to obtain additional debt and/or equity financing. Our management believes that these activities will generate sufficient cash flows to sustain our operations during the next twelve months. If we do not obtain at least $600,000 of additional capital in the next twelve months, then we will need to curtail operations and reduce expenses accordingly.

We would likely do this by selling our Internet hosting and web site development business and dissolving Sequiam Education, Inc. This would reduce our payroll by eliminating 3 part-time employees and 5-6 full-time employees and save approximately $250,000 per year. We believe our remaining operating revenue would sustain the remaining employees and operations except for officers.

APPLICATION  OF  CRITICAL  ACCOUNTING  POLICIES

We utilize certain accounting policies and procedures to manage changes that occur in our business environment that may affect accounting estimates made in preparation of our financial statements. These estimates relate primarily to our allowance for doubtful accounts receivable. Our strategy for managing doubtful accounts includes stringent, centralized credit policies and collection procedures for all customer accounts. We utilize a credit risk rating system in order to measure the quality of individual credit transactions. We strive to identify potential problem receivables early, take appropriate collection actions, and maintain adequate reserve levels. Management has determined that the allowance for doubtful accounts is adequate at December 31, 2002 and March 31, 2003.

                             DESCRIPTION OF PROPERTY
                             -----------------------

Our corporate headquarters are located at 300 Sunport Lane, Orlando, Florida 32809. On July 1, 2001, the Brekel Group, Inc., prior to its acquisition by Sequiam, entered into a lease agreement to rent approximately 60,000 square feet of combined office and manufacturing space through June 30, 2011. Effective July 1, 2002, Sequiam entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease. Pursuant to the lease agreement, we make monthly base rent payments including common area maintenance charges of $9,633, with annual increases of approximately 3% per year beginning in July 2004. As part of the lease forbearance agreement, we executed a note payable to the landlord to reimburse them for lost rents on the 50,000 square feet relinquished to them through June 30, 2004; less rents and principal payments received from us; less 75% of any rents received from replacement tenants; plus any leasing commissions or tenant build out costs required for replacement tenants. The note also includes amounts previously owed by Brekel to the landlord for tenant improvements. Payments on the note commence July 1, 2004 through June 1, 2010 with interest at 6%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

On February 1, 2002, we borrowed $50,000 from Mark Mroczkowski, our Chief Financial Officer and Director. Interest is payable at 6%. As of December 31, 2002, the balance due under this loan was $50,000 together with accrued interest of $2,750.

We borrowed money from Nicholas VandenBrekel, our President and Chief Executive Officer and one of our Directors, under a series of demand notes. As of December 31, 2002, we owed approximately $670,450 to Mr. VandenBrekel on these notes, including accrued interest of approximately $5,324. The term notes bear interest at 2% per annum and are due on demand.

On April 1, 2002, we acquired Sequiam Software, Inc. (formerly known as Sequiam, Inc.). This transaction was accounted for as a recapitalization of Sequiam
Corporation and the results of operations and cash flows presented in our financial statements prior to the acquisition are those of Sequiam, Inc. The following table shows the number of shares received by our directors and executive officers as a result of this transaction.

                           COMMON STOCK   PERCENT OF    COMMON STOCK   PERCENT OF
NAME                      BEFORE CLOSING     CLASS     AFTER CLOSING      CLASS
------------------------  --------------  -----------  --------------  -----------
Nicholas H. VandenBrekel               0           0%   15,000,000(1)       61.90%
------------------------  --------------  -----------  --------------  -----------
Mark Mroczkowski                       0           0%    5,500,000(2)       22.70%
------------------------  --------------  -----------  --------------  -----------
James Rooney                           0           0%        500,000         2.06%
------------------------  --------------  -----------  --------------  -----------
Brekel Group, Inc.                     0           0%      1,000,000         4.13%
------------------------  --------------  -----------  --------------  -----------

Footnotes:
---------

(1) At the time of the transaction, Nicholas H. VandenBrekel served as an officer and director of Brekel Group, Inc., and therefore 15,000,000 shares includes 1,000,000 shares issued to Brekel Group, Inc. The 1,000,000 shares held by Brekel Group, Inc. were returned to treasury and cancelled upon Sequiam Corporations acquisition of Brekel Group, Inc. in July 2002.
(2) At the time of the transaction, Mark Mroczkowski served as an officer and director of Brekel Group, Inc., and therefore 5,5000,000 shares includes 1,000,000 shares issued to Brekel Group, Inc. The 1,000,000 shares held by Brekel Group, Inc. were returned to treasury and cancelled upon Sequiam Corporations acquisition of Brekel Group, Inc. in July 2002.

In July 2002, we acquired Sequiam Communications, Inc. (formerly known as Brekel Group, Inc.) in a tax-free exchange of stock. The following table shows the number of shares received by our directors and executive officers as a result of this transaction.

        NAME               COMMON STOCK    PERCENT OF   COMMON STOCK   PERCENT OF
                          BEFORE CLOSING      CLASS     AFTER CLOSING     CLASS
------------------------  ---------------  -----------  -------------  -----------
Nicholas H. VandenBrekel    15,000,000(1)       61.90%     18,500,000       50.65%
------------------------  ---------------  -----------  -------------  -----------
Mark Mroczkowski             5,500,000(2)       22.70%      4,957,000       13.57%
------------------------  ---------------  -----------  -------------  -----------
James W. Rooney                  500,000         2.06%        526,666        1.44%
------------------------  ---------------  -----------  -------------  -----------
Brekel Group, inc.             1,000,000         4.13%              0           0%
------------------------  ---------------  -----------  -------------  -----------

Footnotes:
---------

(1) At the time of the transaction, Nicholas H. VandenBrekel served as an officer and director of Brekel Group, Inc., and therefore 15,000,000 shares includes 1,000,000 shares issued to Brekel Group, Inc. The 1,000,000 shares held by Brekel Group, Inc. were returned to treasury and cancelled upon Sequiam Corporations acquisition of Brekel Group, Inc. in July 2002.
(2) At the time of the transaction, Mark Mroczkowski served as an officer and director of Brekel Group, Inc., and therefore 5,5000,000 shares includes 1,000,000 shares issued to Brekel Group, Inc. The 1,000,000 shares held by Brekel Group, Inc. were returned to treasury and cancelled upon Sequiam Corporations acquisition of Brekel Group, Inc. in July 2002.

We have employment agreements with our executive officers, Mr. VandenBrekel, Mr. Mroczkowski, Mr. McGinn, Mr. Vollmer, Mr. Ring and Mr. Dunn, as described below on page 31, in the section entitled "Executive Compensation" which is hereby incorporated into this section by reference.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

(a) On September 11, 2001, our Form SB-2 became effective, and our stock has been quoted on the NASD OTC Bulletin Board since February 8, 2002, and is currently traded under the symbol SQUM. The table below sets forth the OTC market quotations, which reflect inter-dealer prices, retail mark-up, markdown or commission and may not necessarily represent actual transactions.

                                          Market   Prices
             2002                          High      Low
             --------------               -------  -------
             First quarter                $  3.70  $  2.00
             Second quarter                  3.25     0.66
             Third quarter                   2.01     0.85
             Fourth quarter                  1.87     0.90
             2003
             ------
             First quarter                   1.50     0.36
             -------------

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o a toll-free telephone number for inquiries on disciplinary actions; definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the  bid  and  offer  quotations  for  the  penny  stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

(b) There are approximately 130 holders of record of our common stock. That does not account for the number of beneficial holders whose stock is held in the name of broker-dealers or banks.

(c) We have not paid and, in the foreseeable future, we do not intend to pay any dividends. There are no restrictions that limit the ability to pay dividends on common equity and none that are likely to do so in the future.

(d) There are no securities authorized for issuance under equity compensation plans. We are committed to adopting a qualified employee stock option plan for our employees by June 30, 2003. We are obligated to issue stock options or to pay an equivalent cash bonus to Alan McGinn, our Chief Technology Officer, even if we do not adopt such a plan by June 30, 2003.

                             EXECUTIVE COMPENSATION
                             ----------------------

The following table sets forth all cash compensation paid or accrued by Sequiam, as well as certain other compensation, paid or accrued, during each of Sequiam's last two fiscal years to the Chief Executive Officer and to the other executive officers whose total annual salary and bonus paid or accrued exceeded $100,000. Directors who are also employees receive no compensation for serving on the Board of Directors.

                                 Annual   Annual   Long Term       All Other
Name and Position         Year   Salary   Bonus   Compensation  Compensation(1)
------------------------  ----  --------  ------  ------------  ----------------
Nicholas VandenBrekel,    2001  $137,500     -0-           -0-  $          8,400
President, CEO, Chairman  2002  $158,750     -0-           -0-  $         14,400
------------------------  ----  --------  ------  ------------  ----------------
Mark Mroczkowski, Senior  2001  $137,500     -0-           -0-  $          7,200
Vice President, CFO       2002  $156,250     -0-           -0-  $          8,000
------------------------  ----  --------  ------  ------------  ----------------

Footnote:

(1) Compensation shown in this column was earned by accruing the automobile allowances provided in the employment agreements.

None of the annual salary amounts shown above were paid in 2001 or 2002 and remain accrued at March 31, 2003.

On October 1, 2002, Mr. VandenBrekel and Mr. Mroczkowski entered into amended and restated employment agreements with Sequiam Corporation and its subsidiaries. The amended agreements replace separate agreements with Sequiam, Inc. and Brekel Group, Inc. The agreements have an initial term of two years with automatic one-year renewals. The agreements provide for compensation in the form of minimum annual salary of $185,000 and $175,000 respectively, and allow for bonuses in cash, stock or stock options and participation in our benefit plans. No bonuses have been paid and no criteria for determining bonuses has been established by our directors. We do not intend to pay bonuses for the calendar year 2003. Full time employment is a requirement of the contract. In the event that a change in control of any related company occurs without the prior approval of our then existing Board of Directors, then these contracts will be deemed terminated and we will owe termination compensation to each employee consisting of a $5 million lump sum cash payment plus five annual payments of $1 million, each. Each of Mr. VandenBrekel and Mr. Mroczkowski may terminate their respective employment agreement without cause upon 30-day advance written notice.

Mr. Alan McGinn was hired as the CTO of Sequiam Software, Inc., pursuant to an employment agreement dated as of December 1, 2002. Mr. McGinn did not begin to earn compensation until March 1, 2003. Pursuant to our agreement with Mr. McGinn, he will earn a base salary of $75,000, and we are obligated to adopt a qualified stock option plan for our senior executive officers that will include the following stock options to Mr. McGinn: 500,000 shares of our common stock, to be vested one-third (1/3) at the end of twelve (12) months, and one-third

(1/3) at the end of each subsequent twelve-month period. Each option will expire five (5) years after we adopt the plan. The option price per share will equal the average closing trading price per share for the ten (10) day trading period immediately preceding the granting of the options. If we do not adopt a qualified stock option plan by June 30, 2003, the employee may elect to participate in a plan adopted after June 30, 2003, or, receive a cash compensation payment intended to similarly compensate Mr. McGinn as if the stock option plan had been adopted. Mr. McGinn may terminate his employment agreement without cause upon 30-day advance written notice.

On April 28, 2003, we hired Charles D. Vollmer as our Chief Executive Officer of Sequiam Information Management Systems, Inc. and later amended that agreement to change his role from CEO of Sequiam Information Management Systems, Inc. to Vice President of Marketing and Sales of Sequiam Corporation. The change was made because we decided not to operate any business through Sequiam Information Management Systems, Inc. We issued 250,000 shares of our common stock to Mr. Vollmer as consideration for entering into the employment agreement. At this time, he is not entitled to any additional cash compensation or other salary. He is entitled to participate in our employee benefit programs such as heath insurance, retirement accounts, profits sharing, stock option plans and similar benefits. We will also provide him, at our cost, a life insurance policy in the amount of $1,000,000 for the benefit of a beneficiary designated by Mr. Vollmer.

On June 1, 2003, we hired James D. Ring as our Chief Executive Officer of Sequiam Education, Inc. We issued 43,500 shares of our common stock to Mr. Ring as consideration for entering into the employment agreement. Beginning September 1, 2003, we are required to pay Mr. Ring a salary of $108,000 per year for the remainder of his two (2) year term. He is entitled to participate in our employee benefit programs such as heath insurance, retirement accounts, profits sharing, stock option plans and similar benefits. We will also provide him, at our cost, a life insurance policy in the amount of $1,000,000 for the benefit of a beneficiary designated by Mr. Ring.

On June 1, 2003, we hired Charles W. Dunn as our Vice President of Marketing and Planning of Sequiam Education, Inc. We issued 10,000 shares of our common stock to Mr. Dunn as consideration for entering into the employment agreement. Beginning September 1, 2003, we are required to pay Mr. Ring a salary of $96,000 per year for the remainder of his two (2) year term. He is entitled to participate in our employee benefit programs such as heath insurance, retirement accounts, profits sharing, stock option plans and similar benefits. We will also provide him, at our cost, a life insurance policy in the amount of $1,000,000 for the benefit of a beneficiary designated by Mr. Dunn.

On June 1, 2003, we hired James Stanley as the President of Sequiam Biometrics, Inc. We have agreed to issue 250,000 shares of our common stock to Mr. Stanley as consideration for entering into the employment agreement. We are currently negotiating the terms of a written employment agreement with Mr. Stanley. At such time as the Board of Directors determines that there is sufficient cash flow to pay Mr. Stanley a salary, he will earn a salary of $150,000 per year. In addition, Mr. Stanley will receive a similar severance package as Messrs. VandenBrekel and Mroczkowski upon a change in control, but the exact amount of payment has not yet been determined. He will also receive the same benefit package as other executive employees and a car allowance of $550 per month.

Compensation  Committee

We currently do not have a compensation committee of the Board of Directors. Executive compensation is determined by the Board of Directors as a whole. Currently, we do not have any independent directors who can evaluate the reasonableness of executive compensation without regard to his or her own compensation paid by our company.

                              FINANCIAL STATEMENTS
                              --------------------

Our  financial  statements  are  included  below.

Effective July 19, 2002, we acquired Brekel Group, Inc. and included the audited financial statements of Brekel Group, Inc. and pro forma financial information on Form 8-K/A filed with the Securities and Exchange Commission on February 20, 2003. The separate financial statements of Brekel Group, Inc and pro forma financial information are not included in this Registration Statement since our consolidated balance sheet included below, is for a date subsequent to our acquisition of Brekel Group, Inc. and the operations of Brekel Group, Inc. were discontinued prior to our acquisition and, therefore, are not relevant to our ongoing business.

                      Sequiam Corporation and Subsidiaries



                                    CONTENTS
AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2002
AND THE PERIOD FROM INCEPTION (JANUARY 23, 2001) THROUGH DECEMBER 31, 2001
Report of Independent Certified Public Accountants . . . . . . . . . . . . . . . . . . . . . . .  F-2
Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3
Statements of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4
Statements of Shareholders' Deficit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5
Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7
Unaudited Consolidated Financial Statements for three-month period ended March 31, 2003 and 2002
Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-18
Statements of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-19
Statements of Shareholders' Deficit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-20
Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-21
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-22

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Sequiam  Corporation

We have audited the accompanying consolidated balance sheets of Sequiam Corporation (formerly known as Wedge Net Experts, Inc.) and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year ended December 31, 2002 and the period from January 23, 2001 (date of inception) through December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sequiam Corporation and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for the year ended December 31, 2002 and for the period from January 23, 2001 (date of inception) through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficit and has accumulated significant operating losses and produced minimal revenues since inception, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in
Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gallogly, Fernandez & Riley, LLP

Orlando,  Florida

February 21, 2003, except for Note 8 as to which the date is June 1, 2003

                            Sequiam Corporation and Subsidiaries

                                Consolidated Balance Sheets

                                                                          December 31,
                                                                          ------------
                                                                       2002         2001
                                                                   ------------  ----------
ASSETS:
Current assets
  Cash                                                             $    85,922   $       -
  Receivables, net of allowance for bad debts of $5,000 and $0          41,141           -
  Equipment held for sale                                              177,080           -
                                                                   ------------  ----------
Total current assets                                                   304,143           -
                                                                   ------------  ----------

Property and equipment, net                                          1,375,398      69,796
Software development costs                                             131,939      80,234
Acquired software                                                      288,000           -
Deposits and other assets                                                7,800           -
                                                                   ------------  ----------
Total assets                                                       $ 2,107,280   $ 150,030
                                                                   ============  ==========

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Amount due for acquisition                                       $   288,457   $       -
  Accounts payable                                                     646,331           -
  Accrued expenses                                                      64,783           -
  Loans from shareholders                                              795,450     627,718
  Accrued shareholders' salaries                                       854,792     253,000
                                                                   ------------  ----------
Total current liabilities                                            2,649,813     880,718
                                                                   ------------  ----------

Long-term debt                                                       1,291,092           -
                                                                   ------------  ----------
Total liabilities                                                    3,940,905     880,718
                                                                   ------------  ----------

Commitments and contingencies

Shareholders' deficit:
  Preferred shares, par value $.001;
    50,000,000 shares authorized; none issued                                -    --------
  Common shares, par value $.001;
    100,000,000 shares authorized; 35,462,609
    and 24,233,000 shares issued and outstanding                        35,463      24,233
  Additional paid-in capital                                            42,565           -
  Stock subscriptions receivable                                             -      (2,000)
  Accumulated deficit                                               (1,911,653)   (752,921)
                                                                   ------------  ----------
Total shareholders' deficit                                         (1,833,625)   (730,688)
                                                                   ------------  ----------
Total liabilities and shareholders' deficit                        $ 2,107,280   $ 150,030
                                                                   ============  ==========

See accompanying notes to consolidated financial statements

                           Sequiam Corporation and Subsidiaries

                           Consolidated Statements of Operations




                                                                             Period from
                                                                              inception
                                                                            (January 23,
                                                             Year ended     2001) through
                                                            December 31,    December 31,
                                                                2002            2001
                                                           --------------  ---------------
Net sales                                                  $     358,470   $            -

Costs and expenses:
   Selling, general and administrative                         1,056,943          511,969
   Software and web development costs                            294,823          205,831
   Depreciation                                                  132,718           11,696
                                                           --------------  ---------------
                                                               1,484,484          729,496
                                                           --------------  ---------------
Loss from operations                                          (1,126,014)        (729,496)

Loss on sale of equipment                                        (10,977)               -
Interest expense                                                 (21,741)          (1,192)
                                                           --------------  ---------------
Net loss                                                   $  (1,158,732)  $     (730,688)
                                                           ==============  ===============

Net loss per common share:
   Basic and diluted                                       $       (0.04)  $        (0.04)

Shares used in computation of net loss per common share -
   Basic and diluted                                          29,350,902       20,000,000


See accompanying notes to consolidated financial statements

                                               Sequiam Corporation and Subsidiaries

                                         Consolidated Statements of Shareholders' Deficit
                                               Year Ended December 31, 2002 and the
                                Period from inception (January 23, 2001) through December 31, 2001



                                            Common Shares                                  Stock
                                          -------------------             Additional     Subscript-
                                                                 Par        Paid-in         ion        Accumulated
                                          Shares Outstanding    Value       Capital      Receivable      Deficit         Total
                                          ----------------------------------------------------------------------------------------

Balance at December 31, 2001,
as previously reported                             4,733,000   $ 4,733   $    123,007   $         -   $   (127,740)  $          -
Recapitalization                                  19,500,000    19,500       (123,007)       (2,000)      (625,181)      (730,688)
                                          ----------------------------------------------------------------------------------------
Balance at December 31, 2001,
as restated                                       24,233,000    24,233              -        (2,000)      (752,921)      (730,688)
Correction of shares
for recapitalization                                  17,000        17            (17)            -              -              -

Payment of stock Subscription receivable                   -         -              -         2,000              -          2,000
Common stock issued for acquisition of
Brekel on July 19, 2002                           12,153,261    12,153     13,563,040             -              -     13,575,193
Constructive dividend to Brekel
shareholders                                               -         -    (13,579,747)            -              -    (13,579,747)
Repurchase and retirement of shares               (1,000,000)   (1,000)             -             -              -         (1,000)
Common stock issued for services                      59,348        60         59,289             -              -         59,349
Net loss                                                   -         -              -             -     (1,158,732)    (1,158,732)
                                          ----------------------------------------------------------------------------------------
Balance at December 31, 2002                      35,462,609   $35,463   $     42,565   $         -   $ (1,911,653)  $ (1,833,625)
                                          ========================================================================================


See accompanying notes to consolidated financial statements

                      Sequiam Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                     Period from
                                                                      inception
                                                                    (January 23,
                                                     Year ended     2001) through
                                                    December 31,    December 31,
                                                        2002            2001
                                                   --------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                           $  (1,158,732)  $     (730,688)
Adjustments to reconcile net loss to net cash
used for operating activities:
Depreciation                                             132,718           11,696
Operating disbursements paid by related party             89,440          465,992
Issuance of common stock in exchange for services         59,349                -
                                                               -                -
Loss on sale of assets                                    10,977                -
Provision for bad debts                                    5,000                -
Decrease in accounts receivable                           67,308                -
Decrease in other assets                                   2,625                -
Increase in accounts payable                             100,990                -
Increase in accrued shareholders salaries                601,792          253,000
Decrease in other accrued expenses                      (189,678)               -
                                                   -------------------------------
Net cash used for operating activities                  (278,211)               -
                                                   -------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Equipment purchases                                      (11,005)               -
Proceeds from sale of equipment                          103,351                -
Payment for acquisition                                  (11,543)               -
Software development costs capitalized                   (51,705)               -
                                                   -------------------------------
Net cash provided by investing activities                 29,098                -
                                                   -------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholder loans                          669,500                -
Payments on shareholder loans                           (321,000)               -
Payment of stock subscription receivable                   2,000                -
Repayment of notes payable                               (14,465)               -
Repurchase common shares                                  (1,000)
                                                   -------------------------------
Net cash provided by financing activities                335,035                -
                                                   -------------------------------
Increase in cash                                          85,922                -
Cash, beginning of period                                      -                -
Cash, end of period                                $      85,922   $            -
                                                   ===============================

                      Sequiam Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

                 For the years ended December 31, 2002 and 2001

1.  SUMMARY  OF  BUSINESS  AND  SIGNIFICANT  ACCOUNTING  POLICIES

ORGANIZATION  AND  NATURE  OF  BUSINESS

Sequiam Corporation ("Sequiam" or the "Company") through its wholly owned subsidiaries, develops, markets, and supports a portfolio of Internet and print enterprise-wide software products that enable users to acquire, manage, personalize, and present information. In addition, the Company provides application service provider ("ASP") hosting of Internet-enabled solutions, Internet service provider ("ISP") including Internet access and hosting, consulting, application integration, and custom web development and software development services. ASP and ISP hosting is performed using the Company's software and facilities to provide processing, print, mail, archival, and Internet delivery of documents for customers who outsource this activity.

The Company's operations are divided into two distinct operating segments; Information Management and Safety and Security. The Information Management segment includes the Company's Internet Remote Print ("IRP") suite of software products and interactive web-based technologies obtained by the acquisition of WMW Communications, Inc. (see below) and more recently, Telepartners, Inc (see
Note 8), as well as our ASP, ISP and other custom web development and software development services as described above. The Company's Safety and Security segment was formed upon the acquisition of the assets of a leading biometrics corporation, Smart Biometrics, Inc. (see Note 8). The Company acquired from Smart Biometrics fingerprint biometric access control systems technology and a secure safe called BioVault(TM). This biometric technology will be a key feature in the Company's future product offerings.

Effective April 1, 2002, Sequiam Corporation (f/k/a Wedge Net Experts, Inc.), through its wholly owned subsidiary, Sequiam Acquisitions, Inc., merged with Sequiam, Inc. and Sequiam Acquisitions, Inc. survived the merger. Sequiam
Acquisitions, Inc. changed its name to Sequiam Software, Inc. on May 1, 2002. Pursuant to the merger agreement, Sequiam Corporation issued 20,000,000 shares of common stock in exchange for all of the outstanding shares of common stock of the Company, consisting of 20,000,000 shares. Additionally, pursuant to the merger agreement, 500,000 shares of Sequiam Corporation's common stock were returned to treasury and cancelled. As a result, the former shareholders of the Company obtained 82.53% of the voting rights of Sequiam Corporation. The transaction was accounted for as a recapitalization of Sequiam Corporation and the results of operations and cash flows presented herein prior to the merger are those of Sequiam, Inc. Sequiam, Inc. was incorporated in Delaware on January 23, 2001 (date of inception) to research, develop, produce and market a document management software product.

Since inception, the Company's primary activities have consisted of research and development, and software production activities. Accordingly, the Company had not generated any significant revenues, and the Company was considered a development stage company at December 31, 2001. During 2002, the Company acquired the Brekel Group, Inc., WMW Communication, Inc. and began offering web development, Internet and web hosting and custom software development, while continuing its software development activities. Subsequent to December 31, 2002, the Company acquired the assets of Smart Biometrics Inc. and Telepartners, Inc. as more fully described in Note 8.

GOING  CONCERN  AND  MANAGEMENTS'  PLAN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Sequiam has accumulated significant operating losses, a working capital deficit and produced minimal revenues since inception. Subsequent to December 31, 2002 and as further described in Note 8, the Company obtained financing from La Jolla Cove Investors, Inc. (the "Investor") and $400,000 under a promissory note as well as additional capital from the sale of its common stock. The Company also issued warrants to the Investor and holder of the promissory note. In addition, the Company has begun to generate revenues on a consistent basis.

With the remaining proceeds and exercise of the underlying warrants expected to be received from the Investor, the Company will fund continuing product development and the marketing of the products developed by the Company. The Company will also actively seek new acquisitions of proven products and technologies related to the Company's business plan. Management plans to continue to seek additional financing in the form of a private placement of common and preferred stock, debt or some combination thereof to supplement its current financing arrangements.

The Company's ability to continue as a going concern remains dependent upon its ability to receive proceeds from the debenture and exercise of the warrants issued to the Investor. However, there can be no assurances that this will occur. In the event that the proceeds from the debenture and exercise of the warrants is not obtained on a timely basis, the Company will need to seek additional financing from other sources. The Company believes that revenues from current operating activities (exclusive of any sales of the BioVault) during the next 12 months will not be sufficient to support operations during that period. There can be no assurance that the Company will receive proceeds from the exercise of the warrants or be able to find alternative financing on a timely basis, if at all.

MERGER  WITH  BREKEL  GROUP,  INC.

Effective July 19, 2002 ("date of acquisition"), Sequiam Corporation acquired 94.54% of the issued and outstanding shares of Brekel Group, Inc., a Delaware corporation ("Brekel"), in exchange for 11,522,263 shares of Sequiam Corporation common stock, pursuant to a Stock Exchange Agreement and Plan of Organization, dated June 17, 2002 (the "Agreement"). The shares exchanged were at an exchange rate of 1:1. In connection with the merger, the majority shareholder of Brekel returned 9,500,000 shares leaving 12,229,594 common shares of Brekel outstanding before the exchange with Sequiam Corporation. Sequiam Corporation acquired 630,998 or 4.84% of the remaining issued and outstanding common shares of Brekel on December 16, 2002 for a total of 12,153,261 shares or 99.38% of Brekel's issued and outstanding common shares. The acquisition of Brekel was accounted for as a purchase of the assets and the results of operations of Brekel are included in the accompanying financial statements since the date of acquisition. The excess of the purchase price ($13,575,193) over the carrying value of the net liabilities acquired ($4,554) of $13,579,747 was accounted for as a constructive dividend to the Brekel shareholders. Goodwill was not recognized on the transaction because Sequiam and Brekel were under common control. The purchase was determined based on the 12,153,261 shares issued times $1.12, the average closing stock price of Sequiam Corporation common stock on and around June 17, 2002, the date the agreement was signed and agreed to by the majority shareholders. Under the terms of the agreement, Sequiam repurchased and retired one million of its common shares from Brekel at par value.

The following table summarizes the estimated carrying values of the assets acquired and liabilities assumed at the date of acquisition.

Current and other assets                                         $  520,032
Equipment held for disposal                                         268,456
Equipment under capital leases held for disposal                  1,656,009
Property and equipment                                            1,643,962
                                                                 -----------
Total assets acquired                                             4,088,459
                                                                 -----------
Current liabilities                                               2,869,583
Long-term debt                                                    1,223,430
                                                                 -----------
Total liabilities assumed                                         4,093,013
                                                                 -----------
Net liabilities acquired                                         $   (4,554)
                                                                 ===========

Sequiam acquired Brekel for its expertise in digital on-demand publishing and printing and the innovations that it brings to their document management Internet remote print and print on-demand software applications. Sequiam also acquired Brekel for its contract with the World Olympians Association ("WOA") and its Internet and ExtraNet expertise and product development gained from that project. On November 14, 2002 Sequiam changed Brekel's name to Sequiam Communications, Inc. to better represent its role within the Sequiam group.

Brekel had ceased its print on-demand manufacturing operation that it conducted under the trade name QuestPrint and publishing operations under the trade name FirstPublish prior to its acquisition by Sequiam Corporation. As a result $1,885,936 of equipment was returned to the manufacturer on August 1, 2002 and the related capital leases of $1,656,009 were written off. The loss on the return of this equipment to the lessor of $229,927 reduced equipment under capital leases held for disposal in the Brekel acquisition since the assets were impaired prior to the acquisition. In addition, Brekel entered into a lease forbearance agreement and a liability of $893,112 was recognized in accordance with EITF 95-3 upon the acquisition of Brekel's assets for lost rents to be paid to the landlord in the form of a note payable as a result of ceasing Brekel's operations (see Note 5).

ACQUISITION OF THE BUSINESS OF W.M.W. COMMUNICATIONS, INC.

Effective November 1, 2002 Sequiam Software, Inc., acquired all of the assets of W.M.W. Communications, Inc. ("WMW"), doing business as Access Orlando. The purchase price of $300,000 is to be paid $150,000 in cash and $150,000 in Sequiam common shares valued at the date of closing, on February 13, 2003. The cash was paid $55,000 on or before closing ($11,542 prior to December 31, 2002) and installments of $45,000 and $50,000 are due fifteen and ninety days after the February 13, 2003 closing date. At December 31, 2002, $288,457 was due to WMW in connection with this acquisition and was recorded as a current liability in the accompanying balance sheet. Subsequent to year end, the Company issued 318,471 in settlement of $150,000 of the purchase price. The acquisition was accounted for as a purchase of the business of WMW and the excess of the purchase price over the fair value of the net assets acquired of $288,000 was allocated to the software products Internet Remote Print (IRP) and Internet Remote Print Duplicator ("IRPlicator"). IRP is a software product that allows computer users to print remotely to any printer via the Internet. Sequiam acquired WMW because IRP is highly complementary to our DMS and we are in the process of integrating the two products. Like Sequiam, WMW was engaged in software development, website development, Internet hosting and collocation services, and is also an Internet service provider (ISP).

PRINCIPLES  OF  CONSOLIDATION

The consolidated financial statements include the accounts of Sequiam Corporation and its subsidiaries. All intercompany transactions and accounts have been eliminated.

ALLOWANCE  FOR  DOUBTFUL  ACCOUNTS

We record an allowance for doubtful accounts based on specifically identified amounts that we believe to be uncollectible. We also record additional allowance based on certain percentages of our aged receivables, which are determined based on historical experience and our assessment of the general financial conditions affecting our customer base. If our actual collections experience changes, revisions to our allowance may be required. We have a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customer's credit worthiness or other matters affecting the collectibility of amounts due from such customers, could have a material affect on our results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

PROPERTY  AND  EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Expenditures for maintenance and repairs are charged to expense as incurred.

LONG-LIVED  ASSETS  HELD  FOR  DISPOSAL

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

In connection with the acquisition of Brekel in July 2002, the Company reclassified production equipment acquired from Brekel that is no longer being used for operations to equipment held for disposal. The Company recorded an impairment loss in the first quarter of 2003 of $75,000. The Company expects to sell this remaining equipment by June 30, 2003.

SOFTWARE  DEVELOPMENT  COSTS

Costs incurred to establish technological feasibility of computer software products are research and development costs and are charged to expense as incurred. Costs of producing product masters subsequent to technological feasibility are capitalized. Capitalization of computer software costs ceases when the product is available for general release to the customers. Capitalized software costs are amortized using the straight-line method over the estimated useful life of the products or the gross revenue ratio method, whichever results in the greater amount of amortization. No amortization was recorded for the period from inception (January 23, 2001) through December 31, 2002 as no software had yet been released to customers and no revenue had been earned.

ACQUIRED  SOFTWARE

In connection with the acquisition of Access Orlando, the Company acquired Internet Remote Print software that was assigned a value of $288,000 representing the excess of the purchase price over the fair value of the tangible assets acquired. The acquired software is being amortized over its expected useful life of five years.

REVENUE  RECOGNITION

The Company derives or plans to derive revenues from four sources: (i) the sale and licensing of our software products; (ii) consulting, custom software services and web development services; (iii) maintenance agreements in connection with the sale and licensing of software products; and (iv) Internet access and web hosting services and (v) the sale of its device. As of December 31, 2002, the Company has not yet generated revenues from the sale or licensing of software products or the BioVault device. Sales of the BioVault device will be recognized when the product is shipped. Software license revenue will be recognized when all of the following criteria have been met: there is an executed license agreement, software has been delivered to the customer, the license fee is fixed and payable within twelve months, collection is deemed probable and product returns are deemed reasonably estimable. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 to 36 months. Custom software services are long-term in nature and revenues are recognized based on the percentage of completion method with progress to completion measured based upon labor hours incurred. Web development services are typically performed over a period ranging from a few days to a few weeks and revenues are recognized upon completion of the project. Consulting service revenues are recognized when services are performed. Internet access and web hosting services are recognized over the period the services are provided, typically month-to-month. Cash received from the customers in advance of amounts earned will be deferred and recorded as a liability.

INCOME  TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NET  LOSS  PER  COMMON  SHARE

Basic income (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted income (loss) per common share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options, adjusted for the assumed repurchase of the Company's common stock, at the average market price, from the exercise proceeds and also may include incremental shares issuable in connection with convertible securities. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. As of December 31, 2002, the Company had no potentially dilutive common shares.

FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2002. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, trade receivables, accounts payable, accrued expenses and loans from shareholders. The fair value of the Company's long-term debt is established based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

USE  OF  ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION

Certain reclassifications have been made to the 2001 financial statements to conform with the 2002 presentation.

RECENT  ACCOUNTING  PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 ("FAS 143"), Accounting for Asset Retirement Obligations, effective for the fiscal years beginning after June 15, 2002. This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. FAS 143 also requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. The Company does not expect SFAS 143 to have a material impact on its financial condition and results of operations.

In July 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," which is effective January 1,
2003. SFAS 146 provides than an exit cost liability should not always be recorded at the date of an entity's commitment to an exit plan, but instead should be recorded when the obligation is incurred. An entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. The Company does not expect SFAS 146 to have a material impact on its financial condition and results of operations.

2.  PROPERTY  AND  EQUIPMENT

Property and equipment consist of the following at December 31:


                                                           2002       2001
                                                        ----------  ---------
     Leasehold improvements                             $1,126,769  $      -
     Office furniture and fixtures                         395,398    40,748
     Computer equipment                                    127,294    21,112
     Purchased software                                    192,213    19,632
                                                        ----------  ---------
                                                         1,841,674    81,492
     Less accumulated depreciation                         466,276   (11,696)
                                                        ----------  ---------
                                                        $1,375,398  $ 69,796
                                                        ==========  =========

3.  LOANS  FROM  SHAREHOLDERS

On February 1, 2002, Mark Mroczkowski, the Chief Financial Officer and a shareholder of the Company, loaned Sequiam Communications, Inc. (formerly Brekel Group, Inc.) $50,000. Interest is payable at 6%. As of December 31, 2002, the balance due under this loan was $50,000 together with accrued interest of $2,750.

Nicholas VandenBrekel, the President and Chief Executive Officer of Sequiam and shareholder of the Company, has advanced money to Sequiam Corporation and Sequiam Software, Inc. under demand notes. At December 31, 2002, Sequiam owed approximately $670,450 on these notes, including accrued interest of approximately $5,324. The term notes bear interest at 2% per annum and are due on demand.

A shareholder not employed by the Company advanced $75,000 to the Brekel Group, Inc. on March 1, 2002. The terms of the demand note include interest payable at 6% and a right to convert the note at $1.00 per share. Accrued interest at December 31, 2002 was $3,750.

Included in accounts payable and accrued expenses at December 31, 2002 are un-reimbursed business expenses of $26,084 and $17,826 owed to Nicholas
VandenBrekel  and  Mark  Mroczkowski,  respectively.

From the date of inception (January 23, 2001) through April 30, 2002, The Brekel Group, Inc., made short-term advances to the Company through the payment of all of the Company's operating and investing expenses. There were no specified repayment terms and the advances were non-interest bearing. As of December 31, 2001, amounts due to Brekel amounted to $627,718. All amounts due to Brekel were eliminated upon the Company's acquisition of Brekel effective July 19, 2002 (see
Note  1).

4.  INCOME  TAXES

We have estimated net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $8,774,000 at December 31, 2002. These net operating losses can be carried forward and applied against future taxable income, if any, and expire in the years 2020 through 2022. However, as a result of certain acquisitions, the use of these NOLs may be limited under the provisions of section 382 of the Internal Revenue Code. Treasury Regulation 1.1502-21 regarding separate return limitation years may further limit these NOLs.

The following is a reconciliation of income taxes at the federal statutory rate of 34% to the provision for income taxes as reported in the accompanying consolidated statement of operations:

                                                                              Period from
                                                                               inception
                                                                             (January 23,
                                                              Year ended     2001) through
                                                             December 31,    December 31,
                                                                 2002            2001
                                                            --------------  ---------------
Income tax benefit computed at the federal statutory rate   $    (394,100)  $     (248,500)
Deferred tax asset acquired                                    (2,935,200)               -
State income tax benefit, net of federal benefit                 (355,300)         (26,500)
Increase in valuation allowance                                 3,684,600          275,000
                                                            -------------------------------
Income tax expense (benefit)                                $           -   $            -
                                                            ===============================

The components of the deferred income tax asset and liability are as follows at December 31,

Deferred tax assets:                                               2002         2001
                                                               ------------  ----------
Accrued shareholder salaries                                   $   321,700   $  95,300
Deferred lease obligation                                          336,100           -
Net operating loss carryforward                                  3,301,800     179,700
Valuation allowance                                             (3,959,600)   (275,000)
                                                               ------------  ----------
Net deferred tax assets                                        $         -   $       -
                                                               ============  ==========

Valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the realizability of the deferred tax assets on its balance sheets and has established a valuation allowance in the amount of $3,959,600 against its net deferred tax assets at December 31, 2002. The valuation allowance increased $3,684,600 and $275,000 during the year ended December 31, 2002 and period from inception through December 31, 2001, respectively.

5.  LONG-TERM  DEBT  AND  LEASE  COMMITMENT

Effective July 1, 2001, the Brekel Group, Inc., prior to its acquisition by Sequiam, entered into an operating lease agreement to rent approximately 60,000 square feet of combined office and manufacturing space through June 30, 2011. As a result of the determination to cease Brekel's print and publishing operations prior to the Company's acquisition of Brekel (see Note 1), effective July 1, 2002, Brekel entered into a lease forbearance agreement for 10,000 square feet of the same space for the remaining term of the lease. Pursuant to the forbearance agreement, the Company makes monthly base rent payments including common area maintenance charges of $9,633, with annual increases of approximately 3% per year beginning in July 2004. As part of the lease forbearance agreement, the Company executed a note payable to the landlord to reimburse them for lost rents on the 50,000 square feet relinquished to them through June 30, 2004; less rents and principal payments received from us; less 75% of any rents received from replacement tenants; plus any leasing commissions or tenant build out costs required for replacement tenants. The note also includes amounts previously owed by Brekel to the landlord for tenant improvements. The outstanding balance on the note of $1,291,092 as of December 31, 2002 represents $893,112 of deferred rent and $397,980 of tenant improvements. Payments on the note commence July 1, 2004 and are amortized through June 1, 2010 with interest at 6%. Variables that could impact the amount due under the note related to deferred rent include changes in estimated rents to be received from replacement tenants, estimated leasing commissions and estimated tenant build out costs required for replacement tenants.

Rental expense for the year ended December 31, 2002 was $376,118 and $27,069 for the period from inception through December 31, 2001. The minimum future rentals required under the operating lease and the maturities of the long-term note payable are as follows:

Year                                                     Rentals   Maturities
----                                                     -------   ----------
2003                                                     $115,600  $         0
2004                                                      117,334       96,429
2005                                                      120,854      188,341
2006                                                      124,480      199,957
2007                                                      128,214      212,384
Thereafter                                                339,169      593,981
                                                         ---------------------
                                                         $945,651  $ 1,291,092
                                                         =====================


6.  COMMITMENTS  AND  CONTINGENCIES

On October 1, 2002, the Companies Chief Executive Officer and Chief Financial Officer entered into amended and restated employment agreements with Sequiam Corporations and its Subsidiaries. The amended agreements replace separate agreements with Sequiam, Inc. and Brekel Group, Inc. The agreements have an initial term of two years with automatic one-year renewals. The agreements provide for compensation in the form of minimum annual salary of $185,000 and $175,000 respectively, and allow for bonuses in cash, stock or stock options and participation in Company benefit plans. Full time employment is a requirement of the contract. In the event that a change in control of the Company occurs without the prior approval of the then existing Board of Directors, then these contracts will be deemed terminated and compensation of $5 million is payable at termination and $1 million annually for five years subsequent to termination will be due and payable to each Employee.

The Company is involved in various claims and legal actions incidental to the normal conduct of its business. On or about October 3, 2002, General Electric Capital Corporation ("GE") filed a lawsuit against Brekel Group, Inc. ("Brekel"), in the Circuit Court of the 9th Judicial Circuit in and for Orange County, located in Orlando, Florida. GE claims that Brekel owes a deficiency balance in the amount of $93,833 for three digital copiers rented under a lease agreement. Brekel has returned possession of the copiers to GE, but Brekel disputes the claim for damages. The court has entered no decisions to date. The Company does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company based upon the value of the equipment returned to GE.

Brekel entered into a note payable with Xerox Corporation in November 2000 to finance equipment. Brekel also entered into a Document Services Agreement ("Agreement") with Xerox Corporation on November 1, 1999 commencing April 1, 2000. During the 63-month term of the Agreement ending June 30, 2005, Xerox agreed to provide equipment and services in accordance with specified performance standards. Those standards include, among other things, a performance satisfaction guaranty by Xerox. Under the terms of that guaranty, Brekel may terminate the agreement without incurring any early termination charges. Brekel did in March 2001 give proper notice of such termination. On September 3, 2002 Xerox did, contrary to the contract, assert its claim for early termination charges and for monthly minimum service charges on billings made after the termination date. The Company disputes these claims and believes them to be without merit.

A competing web-development company has posted an alternative web site for the WOA, claiming such right was granted to it by the WOA. We are seeking to resolve this conflict with the WOA without resort to litigation. This dispute will not affect our publication of the print magazine "World Olympian," but it has the potential to result in the loss of revenue from the WOA web site. We do not believe the loss of such revenue will have a material, adverse effect on our overall business.

7.  SUPPLEMENTAL  CASH  FLOW  INFORMATION

                                                                                             Period from
                                                                                              inception
                                                                                             (January 23,
                                                                              Year ended    2001) through
                                                                             December 31,    December 31,
                                                                                 2002            2001
                                                                             -------------  --------------
Supplemental cash flow information:
-----------------------------------
Cash paid for interest                                                              11,563               -

Non-cash investing and financing activities:
--------------------------------------------
Disbursements paid by related party for operating and investing activities   $      89,440  $      627,718

Subscription receivable for common shares                                                -  $        2,000

Common shares issued for acquisition of Brekel Group, Inc.                   $  13,575,193               -

Net liabilities acquired from Brekel (see Note 1)                            $       4,554               -

Return of leased equipment and capital lease obligation                      $   1,656,009               -

Amount due for assets acquired from Access Orlando (see Note 1)              $     288,457               -

8.  SUBSEQUENT  EVENTS

PROCEEDS  FROM  DEBT  AND  EQUITY  ISSUANCES
--------------------------------------------
Sequiam entered into a Securities Purchase Agreement with La Jolla Cove Investors, Inc. (the "Investor" or "La Jolla"), dated March 5, 2003, pursuant to which it delivered to Investor an 8% Convertible Debenture in the amount of $300,000, convertible into our common stock, and a Warrant to Purchase Common Stock. Upon closing on March 7, 2003, Sequiam received $150,000 less attorneys fees of $2,500, of the total $300,000 principal amount of the 8% Convertible Debenture. When the Securities and Exchange Commission declares this registration statement filed on April 25, 2003, effective, the Company will receive the balance of $150,000.

On April 16, 2003, the terms of the debenture and warrant agreement were amended, as set forth in separate letter agreement with the Investor. The conversion rate of the debenture is determined based upon the market rate of Sequiam's stock at the time the debenture is converted. If the Market Rate is greater than $0.625, then the debenture will be converted into less than 4,600,000, but equal to or greater than 200,000 shares of common stock. If the Market Rate is $0.625, then the debenture will be converted into 600,000 shares of common stock. If the Market Rate is less than $0.625 but equal to or greater than $0.082, then the debenture will be converted into more than 600,000 but less than 4,600,000 shares of common stock. If the Market Rate is less than $0.082, then the debenture will be converted into more than 4,600,000 shares of common stock. In the event that the debenture is converted at a time when the Market Rate is equal to or less than $0.625, then the company has the option of repaying the debenture in lieu of conversion at 150% of the amount being converted. The company intends to prepay the Debenture if it would convert into more than 4,600,000 shares, assuming that it had the resources or available credit to make such repayment or refinance. The Investor may convert a maximum of 10% of the principal into our common stock during any month.

Under the terms of the amended warrant, the Investor received a warrant to purchase 2,000,000 shares of common stock, at an exercise price of $1.50 per share. The warrant will expire in March 2006. The Investor had not exercised any portion of the warrant or converted any portion of the debenture, and no shares of common stock have been issued relative to these agreements.

Sequiam is obligated to register the sale of the underlying common stock to be issued upon conversion of the debenture and the exercise of the warrant. Upon the effective date of the registration statement, the Company will receive the balance of the principal amount of the debenture. Beginning the first full month following the effectiveness of such registration statement, the Company has the right to cause the Investor to convert at least 5% of the debenture each month and provided that the market price of the Company's common shares is above $0.625, to exercise a portion of the warrant equal to the product of the dollar amount of the debenture being converted multiplied by ten, divided by 1.5 (which will result in the exercise of at least 5% of the related warrant, per month). In the event the Investor breaches the provision to convert at least 5% of the original principal amount of the debenture and exercise the related warrant, the Investor shall not be entitled to collect interest on the debenture for that month. At the time the debenture has been fully converted and the warrant has been fully exercised, the Company will issue additional warrants to the Investor in an amount equal to 6,600,000 minus the number of shares issued to the Investor pursuant to the conversion of the debenture and exercise of the warrants. The additional warrants will have an exercise price of $1.50 per share and will expire three years from the date of issuance.

The 8% Convertible Debenture contains a beneficial conversion feature since the calculated conversion amount is lower than the Company's stock price at the date of the agreement. In accordance with EITF 00-27, since the fair value of the beneficial conversion feature exceeded the amount of the proceeds received from the debenture, the Company recorded in the first quarter of 2003 the beneficial conversion feature as a debt discount of $150,000, which is equal to the proceeds received. The debt discount is being amortized over the life of the debenture of 24 months.

The excess of the aggregate fair value of the common stock that La Jolla would receive upon conversion of the debenture over the total debenture amount ($300,000) depends on the Company's market price. Assuming conversion of the debenture when market prices are $.10, $.0625, $1.00 and $1.88 and assuming the Company did not elect to prepay the debenture when the market rate was at or below $.625, the aggregate excess fair value of the common stock issued over the debenture amount of $300,000 would be approximately $75,000, $75,000, $1,825,000 and $76,000, respectively. When the market price is above $.625 but below $1.88, the excess fair value of the common stock issued over the loan amount would decrease by approximately $200,000 for each $0.10 increase in the market price.

Beginning thirty (30) days after this registration statement is declared effective by the Securities and Exchange Commission, the selling security holder has agreed to convert at least 5% but no more than 10% of the 8% Convertible Debenture and exercise at least 5% but no more than 10% of the related Warrant to Purchase Common Stock, per month. However, the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Sequiam has agreed not to pay any accrued salaries or shareholder loans that are presently outstanding until after the 8% Convertible Debenture is paid in full or converted, except to the extent that any such accrued salaries or shareholder loans are used to perform obligations under a Put and Call Agreement between Nick VandenBrekel, Mark Mroczkowski and the Investor, or unless the Company can pay the accrued salaries out of the proceeds of any additional financing we might obtain.

On February 6, 2003, Sequiam sold an aggregate of 266,667 shares of its common stock to one accredited investor at a price of $0.75 per share for proceeds of $200,002, less a commission of $20,000 for net proceeds of $180,002. Sequiam also granted warrants to this accredited investor to purchase 600,000 shares of its common stock at $1.50 exercisable through February 6, 2007.


On April 22, 2003, Sequiam sold an aggregate of 200,000 shares of its common stock to one accredited investor at a price of $0.50 per share for proceeds of $100,000 less a commission of $10,000 for net proceeds of $90,000. Sequiam also granted warrants to this accredited investor to purchase 500,000 shares of its common stock at $1.00 per share, exercisable through April 22, 2007.

On May 13, 2003, Sequiam entered into a loan agreement ("Note") with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $400,000 under a promissory note bearing interest at five percent (5%) interest. As of the date of the Note, Sequiam had received $175,000 as advances under the Note. The remaining loan proceeds will be disbursed $100,000 on June 12, 2003 and $50,000 on July 12, 2003. In connection with this note, Sequiam issued two warrants to the holder to purchase 625,000 shares of its common stock at an exercise price of $0.01 per share and 350,000 shares of its common stock at $1.00 per share. These warrants expire in May 2008.

The outstanding principal balance, together with any and all accrued unpaid interest and any other amounts due and owing under this Note, shall be due and payable on the date that is the earlier of (a) the date that the exercise price is paid to Sequiam for any portion of the warrants by La Jolla, or (b) the date the La Jolla Warrant expires in March 2006. The principal payments to the holder will be made in a percentage of the obligation that is equal to the percentage of the total warrants exercised by La Jolla, such that the Note is fully repaid as the Warrants are exercised by La Jolla. Unless otherwise specifically provided for in the Note, all Note payments shall be applied first to interest and then to principal.

ISSUANCE  OF  STOCK  TO  EMPLOYEES  AND  CONSULTANTS
----------------------------------------------------
On April 28, 2003 and June 1, 2003, Sequiam agreed to issue a total of 553,500 shares of common stock under employment agreements with four officers, including officers of its newly formed subsidiaries Sequiam Biometrics, Inc. and Sequiam Education, Inc. The stock was valued at $401,900 based upon the Company's quoted market price on the date of the related agreements. The agreements have a term of two years and provide for compensation beginning September 1, 2003 in the form of minimum annual salary of $204,000.

From February 28, through June 1, 2003, Sequiam issued or agreed to issue a total of 1,341,500 shares of common stock to seven separate consultants under various consulting agreements for business advising, technology transfer, investor and public relations, private placement agent and consulting services. The stock was valued at $1,368,800 based upon the Company's quoted market price on the date of the related agreements.

RECENT  ACQUISITIONS
--------------------

On  May  9,  2003,  Sequiam  acquired  substantially  all of the assets of Smart
Biometrics,  Inc.,  in  exchange  for  1,500,000  shares  of common stock. Smart
Biometrics,  Inc.  developed  biometric  technology  and  a  secure  safe called
"BioVault," a secure safe using a fingerprint recognition technology to open instead of a traditional key. Smart Biometrics, Inc.'s activities were limited to research and development and a patent application. Smart Biometrics, Inc. had no operating history and had not generated any revenues. Accordingly, the acquisition was accounted for as a purchase of the assets. Sequiam Biometrics, Inc. reached an oral agreement with the National Rifle Association (NRA) to enter into a distributor agreement with the NRA. The NRA will act only as a sales agent and will not purchase any of the Company's products directly. The NRA will offer the BioVault(TM) in its online store and catalog. Production of the BioVault(TM) is scheduled to begin in July 2003 with small volumes that the Company expects will steadily increase through the third and fourth quarter.

Effective June 1, 2003, Sequiam acquired substantially all of the assets of Telepartners, Inc. in exchange for 165,000 shares of common stock. Telepartners, Inc. developed Extended Classroom software. Telepartners, Inc.'s activities were limited to research and development. Telepartners, Inc. had no operating history and had not generated any revenues. Accordingly, the acquisition was accounted for as a purchase of the assets.

Sequiam Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

                                              March 31, 2003
                                               (Unaudited)      December 31, 2002
                                             ----------------  -------------------
ASSETS
Current assets:
     Cash                                    $             -   $           85,922
     Accounts receivable, net                         32,068               41,141
     Prepaid expenses                                110,000                    -
     Equipment held for sale                          40,706              177,080
                                             ----------------  -------------------
Total current assets                                 182,774              304,143
                                             ----------------  -------------------
Property and equipment, net                        1,307,461            1,375,398
Software development costs, net                      136,145              131,939
Acquired software                                    273,600              288,000
Deposits and other assets                              7,800                7,800
                                             ----------------  -------------------
Total assets                                 $     1,907,780   $        2,107,280
                                             ================  ===================

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
     Bank overdraft                          $        22,770   $                -
     Amount due for acquisition                       92,866              288,457
     Accounts payable                                541,129              646,331
     Accrued expenses                                118,447               64,783
     Loan from shareholders                          795,450              795,450
     Accrued shareholder salaries                    944,792              854,792
                                             ----------------  -------------------
Total current liabilities                          2,515,454            2,649,813
                                             ----------------  -------------------

Long-term debt                                     1,293,056            1,291,092
                                             ----------------  -------------------
Total liabilities                                  3,808,510            3,940,905
                                             ----------------  -------------------
Shareholders' deficit:
     Common shares                                    36,267               35,463
     Additional Paid-in capital                      702,763               42,565
     Accumulated deficit                          (2,639,760)          (1,911,653)
                                             ----------------  -------------------
Total shareholders' deficit                       (1,900,730)          (1,833,625)
                                             ----------------  -------------------
Total liabilities and shareholders' deficit  $     1,907,780   $        2,107,280
                                             ================  ===================

See  accompanying  notes  to  condensed  consolidated  financial  statements.

Sequiam Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations


                                                                   Three Months Ended
                                                                       March  31,
                                                               --------------------------
                                                                   2003          2002
                                                               ------------  ------------

Net sales                                                      $   123,194   $         -

Costs and expenses:
  Software and web development costs                               141,863             -
  Selling, general and administrative                              489,742        80,926
  Depreciation and amortization                                     82,840         4,851
                                                               ------------  ------------
                                                                   714,445        85,777
                                                               ------------  ------------
Loss from operations                                              (591,251)      (85,777)

Loss on impairment of equipment held for sale                      (75,000)            -
Loss on sale of equipment                                          (43,870)            -
Interest expense                                                   (17,986)         (837)
                                                               ------------  ------------
Net loss                                                       $  (728,107)  $   (86,614)
                                                               ============  ============

Net loss per common share: Basic and diluted                   $     (0.02)  $     (0.00)
                                                               ============  ============

Weighted average common shares outstanding: Basic and diluted   35,640,120    20,000,000
                                                               ============  ============


See  accompanying  notes  to  condensed  consolidated  financial  statements.

Sequiam Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Stockholders' Deficit

                                      Three months Ended March 31, 2003



                                                 Common  Shares
                                              --------------------
                                                                    Additional
                                                Shares       Par      Paid-in     Accumulated
                                              Outstanding   Value     Capital       Deficit        Total
                                              --------------------------------------------------------------
Balance at December 31, 2002                   35,462,609  $35,463  $    42,565  $ (1,911,653)  $(1,833,625)
Sale of common shares                             276,667      276      189,726                     190,002
Beneficial conversion feature on convertible
  debenture                                                             150,000                     150,000
Common shares issued for services                 210,000      210      170,790                     171,000
Common shares issued for acquisition of
WMW Communications                                318,471      318      149,682                     150,000
Net Loss                                                                             (728,107)     (728,107)
                                              --------------------------------------------------------------
Balance at March 31, 2003                      36,267,747  $36,267  $   702,763  $ (2,639,760)  $(1,900,730)
                                              ==============================================================


See accompanying notes to condensed consolidated financial statements.

Sequiam  Corporation  and  Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows


                                                        Three months Ended
                                                             March  31,
                                                          2003       2002
                                                       ----------  ---------
Cash flows from operating activities:
Net loss                                               $(728,107)  $(86,614)
Adjustments to reconcile net loss to net cash
used for operating activities:
Depreciation and amortization                             82,840      4,851
Accretion of debt discount                                 6,250          -
Increase in accrued expenses in exchange for services     90,000          -
Issuance of common stock in exchange for services        171,000          -
Loss on sale of equipment                                 43,871          -
Loss on impairment of equipment held for sale             75,000          -
Decrease in accounts receivable                            9,074      2,000
Increase in prepaid expenses and other assets           (110,000)         -
Increase in bank overdraft                                22,770          -
Decrease in accounts payable                            (105,202)         -
Increase in accrued shareholders salaries                 90,000     69,000
Decrease in other accrued expenses                       (36,336)         -
                                                       ----------  ---------
Net cash used for operating activities                  (388,840)  $(10,763)
                                                       ----------  ---------

Cash flows from investing activities:
Proceeds from sales of equipment                          17,000          -
Cash paid for WMW Communications                         (45,591)         -
Software development costs capitalized                    (4,206)    (4,097)
                                                       ----------  ---------
Net cash used for investing activities                   (32,797)    (4,097)
                                                       ----------  ---------

Cash flows from financing activities:
Proceeds from Debenture                                  150,000          -
Sale of common stock                                     190,002          -
Repayment of note payable                                 (4,287)    (2,205)
Proceeds from loan from related party                          -     17,065
                                                       ----------  ---------
Net cash provided by financing activities                335,715     14,860
                                                       ----------  ---------
Net change in cash                                       (85,922)         -
Cash, beginning of period                                 85,922          -
                                                       ----------  ---------
Cash, end of period                                    $       -   $      -
                                                       ==========  =========

See accompanying notes to condensed consolidated financial statements.

Sequiam Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows


Non-cash activities:
--------------------

Common Stock issued for acquisition of WMW Communications   $150,000  -
Beneficial conversion feature on convertible debenture      $150,000  -


See  accompanying  notes  to  condensed  consolidated  financial  statements.

Sequiam Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)


Note  1  -  Summary  of  Significant  Accounting  Policies

     Basis  of  Presentation
     -----------------------
     The Company, under the rules and regulations of the Securities and Exchange Commission, has prepared the unaudited condensed consolidated financial statements. The accompanying condensed consolidated financial statements contain all normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of such financial statements. Certain information and disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted under such rules and regulations although the Company believes that the disclosures are adequate to make the information presented not misleading. The year-end balance sheet data was derived from the audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes for Sequiam Corporation included herein for the year ended December 31, 2002. Interim results of operations for the periods presented may not necessarily be indicative of the results to be expected for the full year.

     Net  Loss  per  Common  Share
     -----------------------------
     Basic and diluted net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Common stock warrants are included in the calculation of diluted earnings per common share using the treasury stock method, when the result is dilutive. Common shares underlying the convertible debenture are included in the calculation of diluted earnings per common share using the if-converted method when the result is dilutive. Potential common shares underlying outstanding warrants were 1,100,000 as of March 31, 2003. Potential common shares underlying the convertible debenture are contingent upon certain factors as described in Note 3.



Note  2  -  Long-lived  Assets  Held  for  Disposal

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

In connection with the acquisition of Brekel in July 2002, the Company reclassified production equipment acquired from Brekel that is no longer being used for operations to equipment held for disposal. During the three months ended March 31, 2003, the Company recorded an impairment loss of $75,000 to reduce the equipment to fair market value. The Company believes that $40,706 as of March 31, 2003, is a reasonable estimate of the current fair market value for the remaining equipment to be disposed. The Company expects to sell this remaining equipment by June 30, 2003.

Note  3  -  Convertible  Debenture

Sequiam entered into a Securities Purchase Agreement with La Jolla Cove Investors, Inc. (the "Investor" or "La Jolla"), dated March 5, 2003, pursuant to which it delivered to Investor an 8% Convertible Debenture in the amount of $300,000, convertible into our common stock, and a Warrant to Purchase Common Stock. Upon closing on March 7, 2003, Sequiam received $150,000 less attorneys fees of $2,500, of the total $300,000 principal amount of the 8%

Convertible Debenture. When the Securities and Exchange Commission declares this registration statement filed on April 25, 2003, effective, the Company will receive the balance of $150,000.

On April 16, 2003, the terms of the debenture and warrant agreement were amended, as set forth in separate letter agreement with the Investor. The conversion rate of the debenture is determined based upon the market rate of our stock as reported on the OTCBB at the time the debenture is converted. If the Market Rate is greater than $0.625, then the debenture will be converted into less than 4,600,000, but equal to or greater than 200,000 shares of common stock. If the Market Rate is $0.625, then the debenture will be converted into 600,000 shares of common stock. If the Market Rate is less than $0.625 but equal to or greater than $0.082, then the debenture will be converted into more than 600,000 but less than 4,600,000 shares of common stock. If the Market Rate is less than $0.082, then the debenture will be converted into more than 4,600,000 shares of common stock. In the event that the debenture is converted at a time when the Market Rate is equal to or less than $0.625, then the company has the option of repaying the debenture in lieu of conversion at 150% of the amount being converted. The company intends to prepay the Debenture if it would convert into more than 4,600,000 shares assuming that it had the resources or available credit to make such repayment or refinance. The Investor may convert a maximum of 10% of the principal into our common stock during any month.

Under the terms of the amended warrant, the Investor received a warrant to purchase 2,000,000 shares of our common stock, at an exercise price of $1.50 per share. The warrant will expire in March 2006. As of the date of filing this report, the Investor had not exercised any portion of the warrant or converted any portion of the debenture, and no shares of common stock have been issued relative to these agreements.

Sequiam is obligated to register the sale of the underlying common stock to be issued upon conversion of the debenture and the exercise of the warrant. Upon the effective date of the registration statement, the Company will receive the balance of the principal amount of the debenture. Beginning the first full month following the effectiveness of such registration statement, the Company has the right to cause the Investor to convert at least 5% of the debenture each month and provided that the market price of the Company's common shares is above $0.625, to exercise a portion of the warrant equal to the product of the dollar amount of the debenture being converted multiplied by ten, divided by 1.5 (which will result in the exercise of at least 5% of the related warrant, per month). In the event the Investor breaches the provision to convert at least 5% of the original principal amount of the debenture and exercise the related warrant, the Investor shall not be entitled to collect interest on the debenture for that month. At the time the debenture has been fully converted and the warrant has been fully exercised, the Company will issue additional warrants to the Investor in an amount equal to 6,600,000 minus the number of shares issued to the Investor pursuant to the conversion of the debenture and exercise of the warrants. The additional warrants will have an exercise price of $1.50 per share and will expire three years from the date of issuance.

The 8% Convertible Debenture contains a beneficial conversion feature since the calculated conversion amount is lower than the Company's stock price at the date of the agreement. In accordance with EITF 00-27, since the fair value of the beneficial conversion feature exceeded the amount of the proceeds received from the debenture, the Company recorded the beneficial conversion feature as a debt discount of $150,000, which is equal to the proceeds received. The debt discount is being amortized over the life of the debenture of 24 months. As of March 31, 2003, the balance of the debenture, net of the unamortized debt discount of $143,750 was $6,250 and is included in long-term debt.

The number of shares to be issued to the selling security holder upon conversion of the 8% Convertible Debenture depends upon the trading price of our common stock. If the selling security holder receives less than 6,600,000 shares of common stock after conversion of the entire amount of the 8% Convertible Debenture and exercise of the entire amount of the Warrant to Purchase Common Stock, then we have agreed, pursuant to the letter agreement dated April 16, 2003, to issue to the selling security holder the difference between 6,600,000 shares and the number of shares received upon conversion of the debenture and exercise of the warrant, at a purchase price of $1.50 per share (regardless of market rate). This right will expire three years after the conversion of the 8% Convertible Debenture.

The excess of the aggregate fair value of the common stock that La Jolla would receive upon conversion of the debenture over the total debenture amount ($300,000) depends on the Company's market price. Assuming conversion of the debenture when market prices are $.10, $.0625, $1.00 and $1.88 and assuming the Company did not elect to prepay the debenture when the market rate was at or below $.625, the aggregate excess fair value of the common stock issued over the debenture amount of $300,000 would be approximately $75,000, $75,000, $1,825,000 and $76,000, respectively. When the market price is above $.625 but below $1.88, the excess fair value of the common stock issued over the loan amount would decrease by approximately $200,000 for each $0.10 increase in the market price.

Beginning thirty (30) days after this registration statement is declared effective by the Securities and Exchange Commission, the selling security holder has agreed to convert at least 5% but no more than 10% of the 8% Convertible Debenture and exercise at least 5% but no more than 10% of the related Warrant to Purchase Common Stock, per month. However, the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Sequiam has agreed not to pay any accrued salaries or shareholder loans that are presently outstanding until after the 8% Convertible Debenture is paid in full or converted, except to the extent that any such accrued salaries or shareholder loans are used to perform obligations under a Put and Call Agreement between Nick VandenBrekel, Mark Mroczkowski and the Investor, or unless the Company can pay the accrued salaries out of the proceeds of any additional financing we might obtain.

Note  4  -  Capital  Stock

During the three months ended March 31, 2003, the Company issued 210,000 common shares for business advisory services and technology transfer services valued at $171,000 based on the Company's quoted market price on the date of the related agreements. In addition, the Company agreed to issue 90,000 shares for investor and public relations services valued at $90,000 which was included in accrued expenses. The 90,000 shares were issued in April 2003.

On January 2, 2003, Sequiam sold an aggregate of 10,000 shares of its common stock to two accredited investors at a price of $1.00 per share for proceeds of $10,000.

On February 6, 2003, Sequiam sold an aggregate of 266,667 shares of its common stock to one accredited investor at a price of $0.75 per share for proceeds of $200,002, less a commission of $20,000 for net proceeds of $180,002. Sequiam also granted warrants to this accredited investor to purchase 600,000 shares of its common stock at $1.50 exercisable through February 6, 2007.

Note  5  -  Subsequent  Events

ISSUANCE  OF  STOCK  TO  EMPLOYEES  AND  CONSULTANTS
----------------------------------------------------
On April 28, 2003 and June 1, 2003, Sequiam agreed to issue a total of 553,500 shares of common stock under employment agreements with four officers, including officers of its newly formed subsidiaries Sequiam Biometrics, Inc. and Sequiam Education, Inc. The stock was valued at $401,900 based upon the Company's quoted market price on the date of the related agreements. The agreements have a term of two years and provide for compensation beginning September 1, 2003 in the form of minimum annual salary of $204,000.

From February 28, through June 1, 2003, Sequiam issued or agreed to issue a total of 1,341,500 shares of common stock to seven separate consultants under various consulting agreements for business advising, technology transfer, investor and public relations, private placement agent and consulting services. The stock was valued at $1,368,800 based upon the Company's quoted market price on the date of the related agreements.

Proceeds from Debt and Equity Issuances
---------------------------------------
On April 22, 2003, Sequiam sold an aggregate of 200,000 shares of its common stock to one accredited investor at a price of $0.50 per share for proceeds of $100,000 less a commission of $10,000 for net proceeds of $90,000. Sequiam Corporation also granted warrants to this accredited investor to purchase 500,000 shares of its common stock at $1.00 per share, exercisable through April 22, 2007.


On May 13, 2003, Sequiam entered into a loan agreement ("Note") with Lee Harrison Corbin, Attorney-in-Fact For the Trust Under the Will of John Svenningsen, for a principal loan amount of $400,000 under a promissory note bearing interest at five percent (5%) interest. As of the date of the Note, Sequiam had received $175,000 as advances under the Note. The remaining loan proceeds will be disbursed $100,000 on June 12, 2003 and $50,000 on July 12, 2003. In connection with this note, Sequiam issued two warrants to the holder to purchase 625,000 shares of its common stock at an exercise price of $0.01 per share and 350,000 shares of its common stock at $1.00 per share. These warrants expire in May 2008.

The outstanding principal balance, together with any and all accrued unpaid interest and any other amounts due and owing under this Note, shall be due and payable on the date that is the earlier of (a) the date that the exercise price is paid to Sequiam Corporation for any portion of the warrants by La Jolla (see
Note 3), or (b) the date the La Jolla Warrant expires in March 2006. The principal payments to the holder will be made in a percentage of the obligation that is equal to the percentage of the total warrants exercised by La Jolla, such that the Note is fully repaid as the Warrants are exercised by La Jolla. Unless otherwise specifically provided for in the Note, all Note payments shall be applied first to interest and then to principal.

Recent Acquisitions
-------------------
On  May  9,  2003,  Sequiam  acquired  substantially  all of the assets of Smart
Biometrics,  Inc.,  in  exchange  for  1,500,000  shares  of common stock. Smart
Biometrics,  Inc.  developed  biometric  technology  and  a  secure  safe called
"BioVault," a secure safe using a fingerprint recognition technology to open instead of a traditional key. Smart Biometrics, Inc.'s activities were limited to research and development and a patent application. Smart Biometrics, Inc. had no operating history and had not generated any revenues. Accordingly, the acquisition was accounted for as a purchase of the assets. Sequiam Biometrics, Inc. reached an oral agreement with the National Rifle Association (NRA) to enter into a distributor agreement with the NRA. The NRA will act only as a sales agent and will not purchase any of the Company's products directly. The NRA will offer the BioVault(TM) in its online store and catalog. Production of the BioVault(TM) is scheduled to begin in July 2003 with small volumes that the Company expects will steadily increase through the third and fourth quarter.

Effective June 1, 2003, Sequiam acquired substantially all of the assets of Telepartners, Inc. in exchange for 165,000 shares of common stock. Telepartners, Inc. developed Extended Classroom software. Telepartners, Inc.'s activities were limited to research and development. Telepartners, Inc. had no operating history and had not generated any revenues. Accordingly, the acquisition was accounted for as a purchase of the assets.

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
     -------------------------------------------------------------------------
                                   DISCLOSURE
                                   ----------

a) Effective as of June 12, 2002, we terminated the services of our principal independent public accountants, Cordovano and Harvey, P.C., 201 Steele Street, Suite 300, Denver, Colorado 80206 (the "Former Accountant").

i.  We  dismissed  the  Former  Accountant.

ii. No adverse opinion or disclaimer of opinion was made during the past two years by the Former Accountant, and no opinion of the Former Accountant was qualified or modified as to uncertainty, audit scope or accounting principals.

iii.  The  change  in  auditors  was  recommended  by  our  Board  of Directors.

iv. During the two most recent fiscal years and the interim period preceding such dismissal, we are not aware of any disagreements with the Former Accountant on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the Former Accountant, would have caused it to make references to the subject matter of the disagreement(s) in connection with its report.

v. We are not aware of any reportable events that have occurred during the two most recent fiscal years and the interim period preceding the dismissal of the Former Accountant.

b) Effective as of June 12, 2002, we engaged the accounting firm of Gallogly, Fernandez & Riley, LLP, 201 S. Orange Avenue, Suite 950, Orlando, Florida 32801 (the "New Accountant") as our new independent public accountants. We have not consulted with the New Accountant during the two most recent fiscal years ended December 31, 2001 and 2000 or during the subsequent interim reporting period from the last audit date of December 31, 2001, through and including the termination date of June 12, 2002 on either the application of accounting principles or type of opinion the New Accountant might issue on our financial statements.

                             ADDITIONAL INFORMATION
                             ----------------------

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holder. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding our Company and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Information in this prospectus concerning the contents of any contract or any other document referred to is not necessarily complete. Reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. All of that information is qualified in all respects by such reference to such exhibit.

Our common stock is not registered under the Securities and Exchange Act of 1934 (the "Exchange Act"). Our common stock is currently traded on the Over-the-Counter Bulletin Board (OTCBB), and to maintain our eligibility for trading on the OTCBB, we have continued to voluntarily file periodic reports to the SEC in accordance with Section 15(d) of the Exchange Act since November 2001. Pursuant to Section 15(d), we are required to file periodic reports with the SEC during the fiscal year in which this registration statement becomes effective. We do not currently have 300 or more stockholders of record, and therefore, we may be exempt from reporting under Section 15(d) at the beginning of the fiscal year following the effectiveness of this registration statement. However, we intend to continue voluntarily reporting under Section 15(d) to comply with the listing requirements of the OTCBB.

This registration statement, complete with any exhibits, as well as reports and other information filed with the Securities and Exchange Commission, may be inspected at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. For further information on the operation of the Public Reference Room, please call the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and

Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. This registration statement, complete with its exhibits, is available on the website of the Securities and Exchange Commission. The address of that site is http://www.sec.gov. This registration statement, our other recent filings with the Securities and Exchange Commission, and other information about our company may be obtained from our website at www.sequiam.com.

Each prospective purchaser of our stock is urged to review this prospectus and all corporate and other relevant documents previously filed with the Securities and Exchange Commission. A copy of all of those documents can be retrieved free of charge from the web site operated by the Securities and Exchange Commission at HTTP://www.sec.gov, or by written request to our Secretary, Mr. Mark Mroczkowski, at 300 Sunport Lane, Orlando, Florida 32809.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS
                    -----------------------------------------

Our Bylaws include a provision which provides, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability:

     o for any breach of such officer's or director's duty of loyalty to us or our stockholders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification  Agreements.  Our  employment  agreements  with  Mr.  Nicholas
---------------------------
VandenBrekel, Mr. Mark Mroczkowski and Mr. L. Alan McGinn, each contain indemnification obligations pursuant to which we have agreed to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
                   -------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holder, except for income taxes or any broker commissions or other similar fees incurred. Our estimated expenses of issuance and distribution are set forth below.

                   ---------------------------------------------------
                   Registration Fees       Approximately       $   299
                   Printing and Engraving  Approximately       $   500
                   Legal Fees              Approximately       $60,000
                   Accounting Fees         Approximately       $25,000
                   ---------------------------------------------------

                     RECENT SALES OF UNREGISTERED SECURITIES
                     ---------------------------------------

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

Common  Stock.  We  have  issued  common  stock  as  disclosed in Item 26 of our
-------------
Amended Registration Statement on Form SB-2/A, filed with the Securities and Exchange Commission on August 6, 2001, which Item 26 of our Amended Registration Statement is hereby incorporated by reference.

Common Stock.  We have issued common stock in connection with the acquisition of
------------
Sequiam, Inc., as disclosed in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 16, 2002, which

Current Report is hereby incorporated by reference. In connection with such sales we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506. In this transaction, we issued stock to a total of three individuals and one corporation. This was a unique transaction for the sole purpose of affecting an acquisition of Sequiam, Inc., and no similar transactions were entered into that could be considered to be integrated with this offering. Prior to closing the transaction, we supplied information to each purchaser in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering, and we were introduced to the officers of Sequiam, Inc. through our previous business contacts and business contacts of Sequiam, Inc. The purchasers represented in writing that the shares were being acquired for investment purposes only and not for resale, and in addition, the stock certificates issued to the purchasers contained a restrictive legend in accordance with Rule 144. The stock issued to the purchasers has not been sold since closing. There were no underwriters, and no commissions were paid in connection with this offering. This offer was closed upon acquisition of Sequiam, Inc.

Common  Stock.  We  have  issued 12,153,261 shares of common stock in connection
-------------
with the acquisition of Brekel Group, Inc., the terms of which are more fully described in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 6, 2002, which Current Report is hereby incorporated by reference. In connection with such sales we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506. In this transaction, we issued stock to a total of 93 purchasers. This was a unique transaction for the sole purpose of affecting an acquisition of Brekel Group, Inc., and no similar transactions were entered into that could be considered to be integrated with this offering. Based upon our knowledge of the financial condition of 93 purchasers, and the information supplied to us from 93 purchasers, we determined that 52 of the purchasers were accredited investors as defined by Rule 501 because these purchasers had a net worth of $1,000,000 or more or annual incomes of $200,000 or more; 3 were trusts, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase was directed by a sophisticated person; and 15 were entities whose equity owners were all accredited investors. Less than 36 purchasers were not accredited. Prior to closing the transaction, we supplied information to each purchaser in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. Because Brekel Group, Inc. was an affiliate of our officers and directors, we had a prior business relationship with the directors of Brekel Group, Inc. who approved the acquisition and presented it to the Brekel Group stockholders. There were no underwriters, and no commissions were paid in connection with the reorganization. The stock certificates issued to the purchasers contained a restrictive legend in accordance with Rule 144. This offer was closed on December 31, 2002, after all stockholders of Brekel Group, Inc. had been given a fair opportunity to participate in the exchange and produce the necessary documents for closing.

Common  Stock.  On  January 6, 2003, we sold 7,000 shares of common stock to Lee
-------------
Harrison Corbin, an accredited investor, and 3,000 shares of common stock to Yvette Latner, an accredited investor, at a purchase price of $1.00 per share, for total proceeds of $10,000. In connection with such sales we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506. This offer was made exclusively to Mr. Corbin and Ms. Latner. Based upon information provided to us by Mr. Corbin, we determined that Mr. Corbin was an attorney-in-fact for a trustee of a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, and Mr. Corbin was a sophisticated person, represented by legal counsel, who directed the purchase on behalf of the trust. Based upon information provided to us by Ms. Latner, we determined that she was an accredited investor because she has a net worth of $1,000,000 or more or an annual income of $200,000 or more. Prior to closing the transaction with each purchaser, we supplied information to such purchaser in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. Mr. Corbin and Ms. Latner represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and this offer was closed upon the sale to Mr. Corbin and Ms. Latner.

Common  Stock  &  Warrant.  On February 6, 2003, we sold an aggregate of 266,667
-------------------------
shares of our common stock to one accredited investor, Mr. Walter H. Sullivan, III, at a price of $0.75 per share, for proceeds of $200,002, less a commission of $20,000 paid to Cane Consulting, for net proceeds of $180,002. In connection with this transaction, we issued a warrant to purchase an additional 600,000 shares of common stock at a purchase price of $1.50 per share for a period of four years. In connection with such sales we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506. This offer was made exclusively to Mr. Sullivan. Based upon information provided to us by Mr. Sullivan, we determined that he was an accredited investor because he has a net worth of $1,000,00 or more and an annual income of $200,000 or more. Mr. Sullivan represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the shares bear a restrictive legend in accordance with Rule 144. Prior to closing the transaction, we supplied information to Mr. Sullivan in compliance with Rule 502(b). We had a prior business relationship with Mr. Sullivan. We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. Mr. Sullivan represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the securities bear a restrictive legend in accordance with Rule 144. There were no underwriters, and the offer was closed upon sale of the stock to Mr. Sullivan. The offer to Mr. Sullivan was substantially different from the offer made to Mr. Corbin and Ms. Latner because of the difference in price and because we offered as part of the sale a warrant for an additional 600,000 shares of common stock.

Common Stock.  On February 28, 2003, we issued 318,471 shares of common stock to
------------
W.M.W. Communications, Inc. ("WMW"), as consideration for the acquisition of its assets pursuant to the Asset Purchase Agreement more fully described in Item 1 of our Form 10-KSB filed with the Securities and Exchange Commission on March 28, 2003, which description is hereby incorporated into this registration statement. In connection with such sale, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule
506. This was a unique offer made exclusively to WMW for the sole purpose of acquiring the assets of WMW. Based upon information provided to us by WMW, we determined that there were three equity owners of WMW, and none of those owners were accredited investors because. Prior to closing the transaction, we supplied information to WMW in compliance with Rule 502(b). We had a prior business relationship with WMW. We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. WMW represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and the offer was closed upon closing the acquisition of the assets from WMW on February 28, 2003.

Common  Stock.  On February 28, 2003, we issued 50,000 shares of common stock to
-------------
Mr. John Leder for services rendered pursuant to a Consulting Agreement dated November 25, 2002. If available, we are obligated to register the sale of the 50,000 shares of common stock using Form S-8, and we intend to do so within 14 days of the effective date of this registration statement. In connection with such sale, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506. This was a unique offer made only to Mr. Leder for the sole purpose of obtaining the unique personal services of Mr. Leder. Because this was an isolated offer made to only one person, we did not determine if Mr. Leder was an accredited investor. Prior to executing the consulting services agreement, we supplied information to Mr. Leder in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. Mr. Leder represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon signing the agreement with Mr. Leder.

Common Stock.  On March 18, 2003, we issued 160,000 shares of common stock to an
------------
accredited investor, UTEK Corporation, a Delaware corporation ("UTEK"), in exchange for services to be rendered to Sequiam Corporation pursuant to a Strategic Alliance Agreement, dated March 18, 2003. Pursuant to the terms of the Strategic Alliance Agreement, the 160,000 shares of common stock become fully-paid and nonassessable ("vest") at a rate of 1/12 each month during the term of the Strategic Alliance Agreement. In the event UTEK defaults under the Strategic Alliance Agreement or the Strategic Alliance Agreement is otherwise terminated, the remaining, unvested portion of the common stock is cancelled. In connection with such sale, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506. This was a unique offer made only to UTEK for the sole purpose of obtaining the unique services of UTEK. Based upon information provided to us by UTEK, and its most-resent annual report filed with the Securities Exchange Commission, we determined that it was an accredited investor because it had a net worth of $5,000,000 or more. Prior to executing the Strategic Alliance Agreement, we supplied information to UTEK in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. UTEK represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and the offer was closed upon signing the agreement with UTEK.

Common  Stock.  On  April  11,  2003, we issued 90,000 shares of common stock to
-------------
CEOcast, Inc. ("CEOcast"), pursuant to a consulting agreement between Sequiam Corporation and CEOcast, dated March 6, 2003. In connection with such sale, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506. This was a unique offer made only to CEOcast for the sole purpose of obtaining the unique services of CEOcast. We are not certain if CEOcast is an accredited investor. Prior to executing the consulting services agreement, we supplied information to CEOcast in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. CEOcast represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon signing the agreement with CEOcast.

Common Stock.  On April 22, 2003, we sold an additional 200,000 shares of common
------------
stock to Mr. Walter H. Sullivan, III, at a purchase price of $0.50 per share, for proceeds of $100,000, less a commission of $10,000 paid to Cane Consulting, for net proceeds of $90,000. In connection with this transaction, we issued a warrant to purchase an additional 500,000 shares of common stock at a purchase price of $1.00 per share for a period of four years. In connection with such sale, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506. We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We made this offer upon request from Mr. Sullivan. Prior to completing the sale, we supplied information to Mr. Sullivan in compliance with Rule 502(b). Mr. Sullivan represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the securities bear a restrictive legend in accordance with Rule 144. There were no underwriters, and the offer was closed upon closing the sale to Mr. Sullivan.

Convertible  Debenture  and Warrant.  On March 5, 2003, we issued to the selling
-----------------------------------
security holder an 8% Convertible Debenture in the principal amount of $300,000, and a Warrant to Purchase Common Stock for the purchase of 2 million shares of common stock. The terms of this private placement, as amended, are set forth in greater detail in the prospectus under the section entitled "Terms of the Debenture and Warrant" on pages 15 through 19, which section is hereby incorporated by this reference. To date, we have received only $150,000 of the total principal amount of $300,000 to be disbursed to us by the selling security holder. The selling security holder is obligated to disburse the remaining principal amount of $150,000 upon effectiveness of this registration statement. In connection with such sale, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506. We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. Based upon information provided to us by the selling security holder, we determined that it was an accredited investor because it had net assets in excess of $5,000,000. Prior to completing the sale, we supplied information to the selling security holder in compliance with Rule 502(b). The selling security holder represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the securities bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon closing the transaction with the selling security holder.

Common  Stock.  On  or  about  April  28,  2003, we issued 250,000 shares of our
-------------
common stock to Mr. Charles Vollmer as consideration under his employment contract, more fully described on page 50 of the prospectus, which description is hereby incorporated herein. This was a unique offer made exclusively to Mr. Vollmer in exchange for his personal services. Because this offer was made exclusively to him, we did not determine if he was an accredited investor. We supplied information to Mr. Vollmer in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We had a prior business relationship with Mr. Vollmer. The certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon signing the employment agreement with Mr. Vollmer on or about April 28, 2003.

Common  Stock.  On May 9, 2003, we closed the acquisition of the assets of Smart
-------------
Biometrics, Inc. As consideration for the assets, we issued 1,500,000 shares of common stock to Smart Biometrics, Inc. This was a unique offer made exclusively to Smart Biometrics for the sole purpose of acquiring the assets of Smart Biometrics. Based upon information provided to us by Smart Biometrics, not all of its equity owners were accredited investors. There were 12 total equity owners, and we determined that two of the 12 equity owners were accredited investors because one individual had a net worth in excess of $1,000,000 and one corporation had net worth of over $5,000,000. Prior to closing the transaction, we supplied information to Smart Biometrics in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We had a prior business relationship with the principals of Smart Biometrics. Smart Biometrics represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon closing the acquisition of the assets from Smart Biometrics on May 12, 2003.

Warrants.  In  consideration  for a $400,000 loan made by Lee Harrison Corbin on
--------
May 13, 2003, we issued two warrants to Mr. Corbin. The terms of the warrants are as follows: the first is to purchase 625,000 shares of our common stock at a purchase price of $0.01 per share, at any time during the "Exercise Period" (defined below); and the second is to purchase 350,000 shares of our common stock at a purchase price of $1.00 per share, at any time during the Exercise Period. The "Exercise Period" began on May 13, 2003 and expires on May 12, 2008. We are obligated to include the sale of the common stock to be issued upon exercise of the warrants in any registration statement we subsequently file, not including this registration statement. We made this offer upon request from Mr. Corbin. Prior to completing the sale, we supplied information to Mr. Corbin in compliance with Rule 502(b). Mr. Corbin represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the securities bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon closing the loan with Mr. Corbin.

Common  Stock.  On May 23, 2003, we agreed to issue 750,000 shares of our common
-------------
stock to Quasar Group, Inc. as consideration under a consulting agreement. This was a unique offer made exclusively to Quasar Group in exchange for its personal services. Based upon information provided to us by Quasar Group, we determined that it was an accredited investor because it had net assets in excess of $5,000,000. We supplied information to Quasar Group in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We had a prior business relationship with Quasar Group. The certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon signing the employment agreement with Quasar Group on or about May 23, 2003.

Common  Stock.  On  June  1,  2003,  we agreed to issue 165,000 shares of common
-------------
stock to Telepartners, Inc., a Florida corporation ("Telepartners"), as consideration for the acquisition of its assets pursuant to an Asset Purchase Agreement. In connection with such sale, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule
506. This was a unique offer made exclusively to Telepartners for the sole purpose of acquiring the assets of Telepartners. Based upon information provided to us by Telepartners, we determined that there were 21 equity owners of Telepartners, and 21 of those owners were accredited investors because each of them has a net worth of $1,000,000 or more or an annual income of $200,000 or more. Prior to closing the transaction, we supplied information to Telepartners in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We had a prior business relationship with Telepartners. Telepartners represented in writing that the shares were being acquired for investment purposes only and not for resale, and, in addition, the certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon closing the acquisition of the assets from Telepartners on June 1, 2003.

Common  Stock.  On  June  1,  2003, we agreed issue 250,000 shares of our common
-------------
stock to Mr. James Stanley as consideration under his oral employment agreement, more fully described on page 50 of the prospectus, which description is hereby incorporated herein. This was a unique offer made exclusively to Mr. Stanley in exchange for his personal services. Because this offer was made exclusively to him, we did not determine if he was an accredited investor. We supplied information to Mr. Stanley in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We had a prior business relationship with Mr. Stanley. The certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon signing the employment agreement with Mr. Stanley on or about June 1, 2003.

Common  Stock.  On  June 1, 2003, we agreed to issue 43,500 shares of our common
-------------
stock to Mr. James Ring as consideration under his employment contract, more fully described on page 50 of the prospectus, which description is hereby incorporated herein. This was a unique offer made exclusively to Mr. Ring in exchange for his personal services. Because this offer was made exclusively to him, we did not determine if he was an accredited investor. We supplied information to Mr. Ring in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We had a prior business relationship with Mr. Ring. The certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon signing the employment agreement with Mr. Ring on or about June 1, 2003.

Common  Stock.  On  June 1, 2003, we agreed to issue 10,000 shares of our common
-------------
stock to Mr. Charles Dunn as consideration under his employment contract, more fully described on page 50 of the prospectus, which description is hereby incorporated herein. This was a unique offer made exclusively to Mr. Dunn in exchange for his personal services. Because this offer was made exclusively to him, we did not determine if he was an accredited investor. We supplied information to Mr. Dunn in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We had a prior business relationship with Mr. Dunn. The certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon signing the employment agreement with Mr. Dunn on or about June 1, 2003.

Common  Stock.  On  June 1, 2003, we agreed to issue 28,750 shares of our common
-------------
stock to Mr. Bill Metzger as consideration under a consulting agreement. This was a unique offer made exclusively to Mr. Metzger in exchange for his personal services. Because this offer was made exclusively to him, we did not determine if he was an accredited investor. We supplied information to Mr. Metzger in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We had a prior business relationship with Mr. Metzger. The certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon signing the employment agreement with Mr. Metzger on or about June 1, 2003.

Common  Stock.  On  June 1, 2003, we agreed to issue 12,750 shares of our common
-------------
stock to Mr. Michael Angotti as consideration under a consulting agreement. This was a unique offer made exclusively to Mr. Angotti in exchange for his personal services. Because this offer was made exclusively to him, we did not determine if he was an accredited investor. We supplied information to Mr. Angotti in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We had a prior business relationship with Mr. Angotti. The certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon signing the employment agreement with Mr. Angotti on or about June 1, 2003.

Common  Stock.  On June 1, 2003, we agreed to issue 250,000 shares of our common
-------------
stock to Mr. Kevin Welch as consideration under a consulting agreement. This was a unique offer made exclusively to Mr. Welch in exchange for his personal services. Because this offer was made exclusively to him, we did not determine if he was an accredited investor. We supplied information to Mr. Welch in compliance with Rule 502(b). We did not publish any advertisement, article, notice or other communication intended for public distribution regarding our intent to make this offering. We had a prior business relationship with Mr. Welch. The certificates representing the shares bear a restrictive legend in accordance with Rule 144. There were no underwriters, and no commissions were paid in connection with this offering. The offer was closed upon signing the employment agreement with Mr. Welch on or about June 1, 2003.


                                    EXHIBITS
                                    --------

     Copies of the following documents are filed with this registration statement, Form SB-2, as exhibits:


Exhibit  No.

2.1     Agreement  and  Plan  of  Merger.(1)

2.2     Stock  Exchange  Agreement  and  Plan  of  Reorganization.(2)

2.3     Asset  Purchase  Agreement.(3)

3.1     Articles  of  Incorporation  (Charter  Document).(4)

3.2 Certificate of Amendment to Articles of Incorporation of Wedge Net Experts, Inc., dated April 29, 2002.(5)

3.3     Bylaws.(4)

3.4     Amendment  to  our  Bylaws,  dated  July  18,  2002.(6)

4.1     8%  Convertible  Debenture.(7)

4.2     Warrant  to  Purchase  Common  Stock.(7)

4.3 Side Letter Agreement between Sequiam Corporation and La Jolla Cove Investors, Inc. regarding Warrant to Purchase Common Stock, dated March 5, 2003.(7)

4.4     Registration  Rights  Agreement.(7)

4.5 Letter Agreement between Sequiam Corporation and La Jolla Cove Investors, Inc., dated April 16, 2003.(10)

4.6 Letter Agreement between Sequiam Corporation and La Jolla Cove Investors, Inc., dated June 6, 2003.

5.1     Opinion  Re:  Legality.

10.1    Lease.(9)

10.2    Lease  forbearance  agreement.(9)

10.3 Demand Promissory Note made by Sequiam, Inc. (a/k/a Sequiam Software, Inc.) payable to Nicholas H. VandenBrekel, dated June 30, 2002, in the principal amount of $301,000.(8)

10.4 Demand Promissory Note made by Sequiam Software, Inc. payable to Brekel Group, Inc. (a/k/a Sequiam Communications, Inc.), dated June 30, 2002, in the principal amount of $396,158.(8)

10.5    Amended and Restated Employment Agreement ~ Nicolaas Van den Brekel.(9)

10.6    Amended  and  Restated  Employment  Agreement  ~  Mark  Mroczkowski.(9)

10.7    Employment  Agreement  ~  Nicholas  VandenBrekel.(5)

10.8    Employment  Agreement  ~  Mark  Mroczkowski.(5)

10.9    Employment  Agreement  ~  Alan  McGinn.(9)

10.10   Put  and  Call  Agreement,  dated  April  16,  2003.  (11)

10.11   Agreement  with  World  Olympian  Association(12)

10.12   Employment  Agreement  with  Charles  Vollmer.

10.13   Letter  Agreement  amending  Employment Agreement with Charles Vollmer

10.14   Employment  Agreement  with  James  Ring

10.15   Employment  Agreement  with  Charles  Dunn

16.1    Letter  on  change  in  certifying  accountant.(9)

21.1    Subsidiaries.

23.1    Consent  of  Auditors.

23.2    Consent  of  Counsel  included  in  Exhibit  5.1  to  this Registration
        Statement.

99.1    Letter  from  American  Stock  Exchange,  dated  May  7,  2003.

(1) Included as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 16, 2002.

(2) Included as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 6, 2002.

(3) Included as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 23, 2003.

(4) Included as an exhibit to our Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on September 13, 2000.

(5) Included as an exhibit to our Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on May 20, 2002.

(6) Included as an exhibit to our Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on August 14, 2002.

(7) Included as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 13, 2003.

(8) Included as an exhibit to our Quarterly Report on 10-QSB/A filed with the Securities and Exchange Commission on February 20, 2003.

(9) Included as an exhibit to our Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 28, 2003.

(10) Included as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 17, 2003.

(11) Included as an exhibit to our Amended Annual Report on Form 10-KSB/A, filed with the Securities and Exchange Commission on April 18, 2003.

(12) Included as an exhibit to our Amended Annual Report on Form 10-KSB/A, filed with the Securities and Exchange Commission on June 13, 2003.

                                  UNDERTAKINGS
                                  ------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.     We  hereby  undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES
                                   ----------

In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Orlando, Florida, on April 2, 2003.

Sequiam  Corporation,
a  California  corporation

By:/s/Nicholas  H.  VandenBrekel
--------------------------------
Nicholas  H.  VandenBrekel
Its:  Chief  Executive  Officer

------
By:/s/  Mark  Mroczkowski
-------------------------
Mark  Mroczkowski
Its:  Chief  Financial  Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed on this 23rd of April, 2003, by the following persons in the capacities and on the dates stated:


/s/  Nicholas  H.  VandenBrekel
-------------------------------
Nicholas  H.  VandenBrekel,
President,  Chief  Executive  Officer,  Director


/s/  Mark  Mroczkowski
----------------------
Mark  Mroczkowski
Senior Vice President, Secretary, Chief Financial Officer, Principal Accounting Officer, Director